Exhibit 4.2

Execution Version

CORE SCIENTIFIC, INC.

AS ISSUER,

THE GUARANTORS NAMED HEREIN

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS TRUSTEE AND COLLATERAL AGENT

INDENTURE

Dated as of January 23, 2024

12.50% SECURED NOTES DUE 2028

CROSS-REFERENCE TABLE

Reconciliation and tie showing the location in this Indenture of the provisions inserted pursuant to Sections 310 to 318(a), inclusive, of the Trust Indenture Act of 1939, as amended. This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

Trust Indenture Act of 1939 Section	Indenture Section
310(a)(1)	6.08
(a)(2)	6.08
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	6.08
(b)	6.08
(c)	Not Applicable
311(a)	6.12
(b)	6.12
(c)	Not Applicable
312(a)	2.05
(b)	11.03
(c)	11.03
313(a)	6.05
(b)	6.05
(c)	6.05
(d)	6.05
314(a)	4.24; 11.05
(b)	10.06
(c)(1)	11.04
(c)(2)	11.05
(c)(3)	Not Applicable
(d)	10.06
(e)	11.05
(f)	Not Applicable
315(a)	6.01
(b)	5.01; 6.05
(c)	6.01
(d)	6.01
(e)	5.11
316(a)(1)	5.04; 5.05
(a)(2)	Not Applicable
(a) (last sentence)	Not Applicable
(b)	5.07
(c)	5.15
317(a)(1)	5.08
(a)(2)	5.09
(b)	2.04
318(a)	1.05; 11.01; 11.09
318(b)	Not Applicable
318(c)	Not Applicable

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-ii-

-iii-

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LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Form of Global Note
Exhibit A-2	Form of Certificated Note
Exhibit B	Form of Supplemental Indenture
Exhibit C	Form of Global Intercompany Note
Exhibit D	Form of Intercompany Subordination Agreement
Exhibit E	Form of Landlord Collateral Access Agreement

Schedules

Schedule 1	Excluded Accounts
Schedule 2	List of Immaterial Subsidiaries
Schedule 3	Conditions Subsequent

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INDENTURE, dated as of January 23, 2024, among Core Scientific, Inc., a Delaware corporation (together with its successors and assigns under this Indenture, the “Issuer”), the Guarantors party hereto from time to time, and Wilmington Trust, National Association (together with its successors and assigns under this Indenture, the “Trustee”), as trustee, and Wilmington Trust, National Association (together with its successors and assigns under this Indenture, the “Collateral Agent”), as collateral agent.

RECITALS

WHEREAS, on December 21, 2022 (the “Petition Date”), the Issuer and certain direct and indirect Subsidiaries of the Issuer commenced voluntary cases, captioned In re Core Scientific, Inc., et al., Case No. 22 90341 (CML) (the “Chapter 11 Cases”), under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas;

WHEREAS, pursuant to the terms and conditions of the Fourth Amended Joint Chapter 11 Plan of Core Scientific, Inc. and its Affiliated Debtors (With Technical Modifications) (Docket No. 1749), dated January 15, 2024, as the same may be amended, modified or restated from time to time (the “Plan of Reorganization”) relating to the reorganization under Chapter 11 of Title 11 of the United States Code of the Issuer and certain of its direct and indirect Subsidiaries, which Plan of Reorganization was confirmed by order, dated January 16, 2024, of the Bankruptcy Court (the “Bankruptcy Order”), the holders of April Convertible Notes Secured Claims (as defined in the Plan of Reorganization) are to be issued the Notes (as hereinafter defined) in an initial aggregate principal amount of $150,000,000 (the “Initial Notes”);

WHEREAS, (a) all acts and things necessary to make (i) the Notes, when executed by the Issuer and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Issuer; (ii) the Guarantees of the Guarantors hereunder the valid, binding and legal obligations of the Guarantors; and (iii) this Indenture a valid agreement of the Issuer and the Guarantors, according to its terms, have been done and performed, and (b) the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises set forth herein, the Issuer and the Guarantors covenant and agree with the Trustee and Collateral Agent for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“Acceptable Custodian” means any entity organized under the laws of the United States that has been approved as an Acceptable Custodian from time to time under the Senior Credit Facility (and if the Senior Credit Facility is no longer outstanding, as approved by the Board of Directors of the Issuer and at least two (2) Class 3 Directors) and that has entered into an Acceptable Custodial Agreement. For the avoidance of doubt, as of the Issue Date, only Coinbase Global, Inc. constitutes an Acceptable Custodian.

“Acceptable Custodial Agreement” means (a) that certain Coinbase Prime Broker Agreement dated as of February 17, 2022 between Coinbase, Inc. and the Issuer (as in effect on the Issue Date, and as may be subsequently amended, modified, restated or replaced, in each case, subject to Section 4.09), (b) any written agreement that has been approved by the Required Lenders (as defined under the Senior Credit Facility) or (c) any other written agreement that is substantially similar to any of the agreements described in the foregoing clauses (a) and (b) of this definition entered into among an Acceptable Custodian and the Issuer or any Guarantor pursuant to which the Acceptable Custodian agrees (i) to be treated as a “securities intermediary” under (and as defined in) the NY UCC §8-102, (ii) that its operational jurisdiction shall be the State of New York, and (iii) that all Cryptocurrency held at or by (or at any time credited, transferred or delivered to) such entity for the account of the Issuer or any Guarantor (or with respect to which the Issuer or such Guarantor is the customer or client of such entity, as the case may be) shall at all times (x) be held in one or more Securities Accounts (as defined in Article 8 of the NY UCC) in the name of the Issuer or the relevant Guarantor, and (y) be treated as “securities entitlements” under (and as defined in) the NY UCC §8-102.

“Acceptable Intercreditor Agreement” means (a) the Intercreditor Agreement, (b) the New Miner Equipment Intercreditor Agreement, and (c) any other intercreditor agreement, subordination agreement, or other similar document or instrument purporting to govern intercreditor liens, rights and/or obligations, as the case may be, in each case, entered into by and among the Collateral Agent and one or more other secured parties or representatives thereof, and signed or acknowledged by the Issuer and each of the Guarantors, and, with respect to this clause (c), in form and substance substantially similar to the Intercreditor Agreement or the New Miner Equipment Intercreditor Agreement, as applicable, as in effect on the Issue Date, with a copy of which shall be delivered to the Trustee for distribution to the Holders, after execution and delivery thereof.

“Acceptable Rating Agency” means S&P, Moody’s, Fitch, Kroll, and any other independent internationally recognized credit rating agency.

“Acquisition” means any transaction or series of transactions consummated by any Person pursuant to which such Person purchases or otherwise acquires (a) all or substantially all of the assets of (or any division, unit, product line, or line of business of) another Person, (b) record ownership or beneficial ownership of Equity Interests (including any interests in any partnership or joint venture, and including the creation or capitalization of any Person) in another Person (such other Person, the “Target”) representing more than 50% of all Equity Interests in such Person, or (c) Real Property (excluding any purchase or acquisition by the Issuer or any Guarantor of any Real Property owned by the Issuer or another Guarantor).

“Acquisition Consideration” means, with respect to any Acquisition, including any Permitted Acquisition, the aggregate purchase consideration for such Acquisition or Permitted Acquisition and all other payments by the Issuer or any of its Subsidiaries in exchange for, or as part of, or in connection with, such Acquisition or Permitted Acquisition, whether paid in Cash, by issuance of a note, or by exchange of Equity Interests or of other assets or otherwise, and, in each case, whether payable at or prior to the consummation of such Acquisition or Permitted Acquisition or deferred for payment at any future time, and whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Debt, Contingent Acquisition Consideration, Seller Financing Indebtedness, and agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow, profits or other performance (or the like) of any Person or business. For purposes of this Indenture, any such consideration not consisting of Cash paid or payable upon the closing of any such Acquisition or Permitted Acquisition shall be valued at the principal amount thereof in the case of notes or other debt securities, the stated amount thereof in the case of fixed post-closing installments or similar Seller Financing Indebtedness obligations, the maximum payout amount in the case of any capped Contingent Acquisition Consideration or similar deferred contingent payment obligations, and reasonably estimable Fair Market Value in the case of any other non-Cash consideration.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article Two and otherwise in compliance with the provisions of this Indenture (including, without limitation, Section 4.01). The Initial Notes and any Additional Notes subsequently issued under this Indenture shall be treated as a single class of securities for all purposes under this Indenture, including, without limitation, directions, waivers, amendments, consents, redemptions and offers to purchase.

“Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, each of the Permitted Holders shall be an Affiliate of the Issuer and its Subsidiaries.

“Agents” means each of the Paying Agent, Transfer Agent and the Collateral Agent.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Anti-Corruption Law” means the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar Applicable Law.

“Anti-Terrorism Law” means any law primarily relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” means with respect to any Person, conduct, transaction, agreement or matter, as the case may be, all laws, rules, regulations and governmental guidelines applicable to such Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities (including, with reference to the Issuer and certain of its direct and indirect subsidiaries, any order of the United States Bankruptcy Court, pursuant to the Bankruptcy Code or otherwise in connection with the Chapter 11 Cases).

“Applicable Premium ” or “Prepayment Premium” means a premium equal to: (a) 1.00% of the aggregate principal amount of the Notes then outstanding, if the Notes are prepaid on or after the first anniversary of the Issue Date and prior to the second anniversary of the Issue Date, (b) 2.00% of the aggregate principal amount of the Notes then outstanding, if the Notes are prepaid on or after the second anniversary of the Issue Date and prior to the third anniversary of the Issue Date and (c) 3.00% of the aggregate principal amount of the Notes then outstanding, if the Notes are prepaid on or after the third anniversary of the Issue Date or if the Notes are not paid when due at the Stated Maturity, in each case whether such payment is made before or after an Event of Default or an acceleration (including any acceleration as a result of an insolvency proceeding) of all or part of the Notes. For the avoidance of doubt, no prepayment premium shall be applicable in connection with any prepayment, repayment or refinancing that occurs prior to the first anniversary of the Issue Date.

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of the Depositary, if any, that are applicable to such matter at such time.

“Asset Disposition” means any sale, lease (as lessor), license (as licensor), consignment, transfer or other Disposition of assets or property (real or personal) (including any Equity Interests) of the Issuer or any Guarantor or Subsidiary thereof, including any unwinding or termination of any Swap Agreements, any discounting or selling of (with or without recourse) any notes receivable or accounts receivable, a Disposition of property in connection with a sale-leaseback transaction or synthetic lease, and including any Disposition of property pursuant to a Division at Fair Market Value; provided, that Asset Dispositions shall not include any Exempted Dispositions.

“Available Amount” means, with respect to any payment or distribution (including any proposed Investment, Restricted Investment, or Distribution) in whatever form (including Cash, personal property and any other assets) (each, a “Reference Payment”), as of any date of determination (a “Reference Date”), an amount (determined on a cumulative basis) equal to:

(a) 50% of the Consolidated Net Income for the period beginning on the first day of the Fiscal Quarter of the Issuer in which the Plan Effective Date occurs, and ending on the last day of the Issuer’s Fiscal Quarter ending immediately prior to the Reference Date on which the applicable Reference Payment is to be made; minus

(b) the aggregate amount of all Investments, Restricted Investments, Distributions or other payments or distributions (other than such Reference Payment) made using or in reliance on the Available Amount pursuant to the terms of this Indenture (including pursuant to clause (k) of the definition of Restricted Investment, and Section 4.03(e)) during the period from and including the first day of the Fiscal Quarter of the Issuer in which the Plan Effective Date occurs, through to and including such Reference Date (taking into account any intended usage of the Available Amount on such Reference Date for any Reference Payment other than such Reference Payment).

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Bankruptcy Law” means (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment or reorganization law (including any moratorium or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or all or substantially all of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Bitcoin” means the digital currency referred to as such by market practice and transacted via a payment system using peer-to-peer transactions verified by network nodes and recording in a public distributed ledger called the “Blockchain”.

“Bitcoin Disposition” means any Disposition of Bitcoin by the Issuer or any Subsidiary thereof in the Ordinary Course of Business (but not in connection with any Swap Obligation).

“Board of Directors” means, with respect to any Person, (1) in the case of any corporation, the board of directors of such Person and (2) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowed Money” means with respect to any Person, without duplication, (a) debt, indebtedness or other obligations of or owing by such Person that (i) arises from, is incurred as a result of, or otherwise relates to, the lending of any money to such Person by any other Person, (ii) is incurred pursuant to, or evidenced by, any notes, drafts, bonds, debentures, loan agreements or other credit documents, or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was incurred, issued or assumed, or arises, in respect of, or in consideration of, full or partial payment for any property; (b) obligations under Capital Leases; (c) reimbursement obligations with respect to drawn amounts under letters of credit; and (d) Guarantee Obligations with respect to any indebtedness or other obligations of the foregoing types owing by any other Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the State of Delaware.

“Capital Lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Lease Obligations” means as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation or company), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Debt convertible into or exchangeable for any of the foregoing.

“Cash” or “cash” means money, currency or a credit balance in dollars in any demand or Deposit Account. For the avoidance of doubt, Cryptocurrency shall not constitute “Cash.”

“Cash Equivalents” means (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case, which are issued by a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P -1 (or better) by Moody’s at the time of acquisition, and not subject to offset rights; (c) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by any bank or other financial institution organized under the laws of the United

States or any state or district thereof and rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P; and (f) any money market fund of which the assets are comprised of not less than 90% of the items specified in clauses (a) through (e) above. For the avoidance of doubt, Cryptocurrency shall not constitute “Cash Equivalents”.

“Cash Management Accounts” means the Deposit Accounts and the Securities Accounts of the Issuer and each Guarantor maintained at one or more Cash Management Banks (as defined under the Senior Credit Facility); provided, that such Deposit Accounts and Securities Accounts shall be subject to a Control Agreement.

“Change of Control” means the occurrence of any of the following events:

(a) at any time, and for any reason whatsoever, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, (i) shall obtain the power (whether or not exercised) to elect a majority of the members of the Board of Directors of the Issuer, or (ii) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Issuer representing more than thirty-five percent (35%) of the voting or economic power or interests in the Issuer;

(b) the sale, transfer or other Disposition (directly or indirectly, and whether pursuant to a single transaction or series of related transactions) of all or substantially all of the assets of the Issuer on a consolidated basis; or

(c) any event or circumstance that constitutes, or results in, any “fundamental change” (other than as a result of the Issuer’s common stock (or any other security into which the common stock is exchanged or converted) ceasing to be listed or quoted on an exchange), “change of control” or any comparable term under, and as defined in, any agreement governing Debt for Borrowed Money in an aggregate principal amount exceeding $10,000,000.

“Class 3 Director” means any Class 3 director, as described in the Issuer’s Third Amended and Restated Certificate of Incorporation.

“Clearstream” means Clearstream Banking, société anonyme.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, (a) all property (including Real Property Collateral, personal property, mixed, owned, leased or operated by the Issuer or any Guarantor and Real Property Collateral owned by the Issuer or any Guarantor) that is described in any Collateral Document as security for any Obligations, and (b) all other property (including all other Real Property, personal property, mixed, owned, leased or operated by the Issuer or any Guarantor) of the Issuer or any Guarantor that now or hereafter secures (or is intended to secure) any Obligations; but, in all cases, excluding Excluded Assets.

“Collateral Agent” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Collateral Documents” means, collectively, each Acceptable Intercreditor Agreement, the Guaranties, the Control Agreements, the Intercompany Subordination Agreement, the Intellectual Property Security Agreements (as defined in the Security Agreement), the Landlord Collateral Access Agreements, the Mortgages, the Pledge Agreement, the Security Agreement, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations, including any mortgages and deeds of trust, to the extent applicable.

“Commodity Account” means a “Commodity Account” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Consolidated Adjusted EBITDA” means, for any period, an amount equal to (a) Consolidated Net Income for such period, plus (b) in each case, if and to the extent deducted pursuant to the calculation of Consolidated Net Income, the sum, without duplication, of the amounts for such period of the following in respect of the Issuer and its consolidated Subsidiaries (i) Consolidated Interest Expense, plus (ii) provisions for taxes based on income, plus (iii) total depreciation expense, plus (iv) total amortization expense, plus (v) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charges in any future period or amortization of a prepaid Cash charge that was paid in a prior period), plus (vi) customary and reasonable fees, costs and expenses incurred in connection with (1) the negotiation, execution, delivery and performance of any third party Debt permitted hereunder and any amendments, modifications, supplements or waivers of any of the foregoing or of this Indenture, (2) any investments, dispositions or acquisitions (whether consummated or not consummated) and (3) the incurrence, issuance, administration, prepayment, amendment or refinancing of Debt or issuances of equity made (or attempted to be made) if permitted hereunder; plus (vii) with respect to any Permitted Acquisitions (or other Acquisition made in accordance with the terms of this Indenture) (exclusive of all reasonable fees and expenses of such transaction), losses attributable to purchase accounting (i.e., the effect of any non-Cash items resulting from any amortization, write-down or write-off assets (including intangible assets, goodwill and deferred financing costs) in connection with any such Acquisition), in the event that such an adjustment is made, in each case, in accordance with GAAP, plus (viii) extraordinary, unusual or non-recurring items (including non-recurring recruitment, relocation and/or severance expenses) during such period (to the extent permitted to be included in any similar calculation made pursuant to the Senior Credit Facility, or, if the Senior Credit Facility is no longer outstanding, to the extent approved by the Board of Directors of the Issuer or otherwise allowed to be included in pro forma financials prepared in accordance with Regulation S-X under the Securities Act); provided, that such amounts shall not account for more than 10% of Consolidated Adjusted EBITDA for the applicable period, plus (ix) with respect to any Permitted Acquisitions, earn-outs to the extent accrued or paid in Cash, plus (x) compensation and reimbursement of expenses of members of the Board of Directors of the Issuer, plus (xi) all losses on sales of assets outside the ordinary course of business, plus (xii) proceeds of business interruption insurance and other charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party, in each case, to the extent actually received in Cash, plus (xiii) any adjustments and add backs (other than pro-forma synergies, revenue enhancements or similar items) specifically identified (and only for specific amounts and time periods set forth therein) in any quality of earnings reports prepared in connection with any Permitted Acquisition or other acquisition constituting a permitted investment by an accounting firm of nationally recognized standing; provided, that such amounts shall not account for more than 10% of Consolidated Adjusted EBITDA for the applicable period, minus (c) in each case, to the extent increasing Consolidated Net Income, the sum, without duplication, of the amounts for such period of (i) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), plus (ii) interest income, plus (iii) other non-ordinary course income.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding (i) any paid-in-kind interest and any other amount not payable in Cash, (ii) amortization of deferred financing costs and (iii) any realized or unrealized gains or losses attributable to Swap Agreements.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Issuer and its Subsidiaries on a consolidated basis that are properly classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents, deferred bank fees and derivative financial instruments related to Debt, the current portion of current and deferred taxes and assets held for sale or pension assets.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Issuer and its Subsidiaries on a consolidated basis that are properly classified as current liabilities in conformity with GAAP, excluding the current portion of long-term debt.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Issuer and its Subsidiaries on a consolidated basis equal to (a) Consolidated Cash Interest Expense and (b) scheduled payments of principal (or equivalent amounts) on Consolidated Total Debt, and any scheduled payments principal and/or rent related to any Capital Leases (including the New Miner Equipment Lender Debt).

“Consolidated Interest Expense” means, for any period, total interest expense of the Issuer and its Subsidiaries on a consolidated basis with respect to all outstanding Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements, but excluding, however, (i) any amount not payable in Cash, (ii) any amounts referred to in Section 3.2.2 of the Senior Credit Facility as in effect on the Issue Date payable on or before the Issue Date, including any underwriting fees or original issue discount paid in connection with the consummation of the Transactions and any agency fees payable to the Trustee or the Collateral Agent in connection with the Notes Documents, the Convertible Notes Documents or the Senior Credit Facility, (iii) any expenses paid in connection with the consummation of the Transactions, and (iv) any fees and/or expenses paid in connection with any Permitted Acquisition or other Investments or in connection with any amendment or waiver with respect to any outstanding Debt or any expenses and upfront fees (including any original issue discount) incurred in connection with any Debt the proceeds of which are applied to fund any Permitted Acquisition or other Investment.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of the Issuer and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) in each case, to the extent otherwise included in such net income (or loss) and without duplication, (i) the income (or loss) of any Person that is not a Wholly-Owned Subsidiary, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Wholly-Owned Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Wholly-Owned Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Wholly-Owned Subsidiaries, (iii) the income of any Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Dispositions or returned surplus assets of any Pension Plan, (v) any after tax gain or loss attributable to returned surplus assets of any Pension Plan for such period, (vi) the income or loss of any Person for such period attributable to the early extinguishment of any Debt or obligations under any derivative instruments, in each case, to the extent permitted hereunder, (vii) all foreign currency translation gains or losses to the extent such gains or losses are non-Cash items, (viii) the cumulative effect of any change in accounting principles and (ix) to the extent not included in clauses (i) through (viii) above, any net extraordinary gains or net extraordinary losses (in each case, as determined by reference to GAAP immediately prior to giving effect to FASB’s Accounting Standards Update No. 2015-01).

“Consolidated Total Debt” means, as at any date of determination, in respect of any Person, the aggregate amount of all Debt of the type described in clauses (a), (c), (e) (to the extent drawn and not reimbursed), (f), (g), (h) (except to the extent not then due and payable, and not recognized as indebtedness on such Person’s balance sheet in accordance with GAAP), and (i) of the term “Debt” of the Issuer and its Subsidiaries then-outstanding (which shall be determined on a consolidated basis in accordance with GAAP).

“Consolidated Working Capital” means, as at any date of determination, the difference of Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) equal to the difference of (i) Consolidated Working Capital as of the beginning of such period, minus (ii) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded (a) the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period, (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Agreement and (d) the application of purchase or recapitalization accounting.

“Contingent Acquisition Consideration” means any earnout obligation or similar deferred or contingent obligation of the Issuer or any of its Subsidiaries incurred or created in connection with any Acquisition.

“Contingent Obligation” means any obligation of a Person arising from any guarantee (including all Guarantee Obligations), indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guarantee, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto as determined by such Person in good faith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means with respect to any Deposit Account, Securities Account, or Commodity Account, any agreement entered into by and among (a) the Issuer or any Guarantor that owns such Deposit Account, Securities Account, or Commodity Account (or in whose name, or for whose account or benefit, such Deposit Account, Securities Account, or Commodity Account is maintained, as the case may be), (b) the institution(s) at which such Deposit Account, Securities Account, or Commodity Account is maintained (which shall be (x) a Cash Management Bank, in respect of any Cash and Cash Equivalents, or (y) an Acceptable Custodian, in the case of any Cryptocurrency), and (c) the Collateral Agent, as provided for in this Indenture or the Collateral Documents; provided, that any such agreement shall be in form and substance substantially similar to the Control Agreement as in effect on or about the Issue Date and effective to establish “control” (within the meaning set forth in Sections 8-106, 9-104 and 9-106 of the UCC) of such Deposit Account, Securities Account, or Commodity Account in favor of the Collateral Agent to the extent required to perfect the Collateral Agent’s Lien on such Deposit Account, Securities Account, or Commodity Account.

“Convertible Notes” means the 10.00% Cash / 12.00% Cash / PIK Convertible Secured Notes due 2029 issued pursuant to the Convertible Notes Indenture and any additional Convertible Notes issued pursuant to the Convertible Notes Indenture from time to time.

“Convertible Notes Documents” means collectively, the following (as the same now exist or may hereunder be amended, modified, supplemented, extended, renewed, restated or replaced in accordance with the Intercreditor Agreement): (a) the Convertible Notes Indenture; (b) the Convertible Notes, and (c) all other Notes Documents (as defined in the Convertible Notes Indenture).

“Convertible Notes Indenture” means that certain indenture dated as of the date hereof among the Issuer as issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent, pursuant to which the Convertible Notes are issued, as amended or modified from time to time.

“Copyrights” means all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) renewals, supplements and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Corporate Trust Office” means the address of the Trustee specified in Section 11.02 or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Cryptocurrency” means any digital or electronic asset or currency (including Bitcoin and Ethereum) transacted, exchanged or otherwise subsisting on the blockchain or other decentralized or distributed ledger or similar digital platform.

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debt” means, as applied to any Person, without duplication, (a) all indebtedness and obligations of such Person for Borrowed Money; (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities on the balance sheet of such Person; (c) all obligations of such Person arising with respect to non-contingent earnout or similar non-contingent obligations incurred in connection with an Acquisition; (d) all Disqualified Equity Interests; (e) all reimbursement obligations in respect of letters of credit issued for the account of such Person; (f) all Debt of a second Person secured by any Lien on any property owned by such first Person, whether or not such Debt has been assumed; (g) all Capital Lease Obligations of such Person; (h) all Swap Obligations or obligations of such Person under any Swap Agreements (the amount of which shall be deemed to be the maximum aggregate amount that such Person would be required to pay if such Swap Agreement or Swap Obligation were terminated at the time of determination, after giving effect to any netting agreements then in effect (consistent with accepted practice)), and (i) without duplication, all Contingent Obligations of such Person with respect to Debt described in (a) through (h) above; provided, that Debt shall not include (i) trade payables and accrued expenses, in each case, arising in the Ordinary Course of Business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) any obligations or liabilities under any agreement relating to any Permitted Asset Disposition, power purchase agreements or hosting agreements, or (v) the New CVRs or the GUC Contingent Payment Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. The amount of Debt of any Person for purposes of clause (iii) shall be deemed to be equal to the lesser of (1) the aggregate unpaid amount of such Debt and (2) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Default” means an event or condition that, with the lapse of time or giving of notice or both, would constitute an Event of Default.

“Deposit Account” means a “Deposit Account” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Depositary” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company (“DTC”) and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disposition” means with respect to any Person, any conveyance, sale, lease (as lessor), license (as licensor), exchange, assignment, or other transfer or disposition by such Person of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of Cash, Cash Equivalents, securities or any other property or assets. For purposes of clarification, “Dispose” shall include (a) any issuance, sale or other transfer of any Equity Interests of a Subsidiary (other than to the Issuer or another Subsidiary) and shall not include any issuance, sale or other transfer of any Equity Interests of the Issuer, (b) the sale for value of any Bitcoin or other Cryptocurrency, or any contracts in respect thereof, (c) the early termination or modification of any contract by any Person resulting in the receipt by such Person of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for previously accrued and unpaid amounts due through the date of termination or modification), and (d) any sale of merchant accounts (or any rights thereto (including any rights to any residual payment stream with respect thereto)) by the Issuer or any of its Subsidiaries. “Dispose” shall have a corresponding meaning.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable (other than (i) solely for Equity Interests that are not Disqualified Equity Interests and Cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering, asset sale or similar event shall be subject to the payment in full of the Notes), or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity Interests solely because the holders of the Equity Interests have the right to require the Issuer or any Subsidiary to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale will not constitute Disqualified Equity Interests if the terms of such Equity Interests provide that the Issuer or such Subsidiary, as applicable, may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 4.03.

“Distribution” means, without duplication, (a) any dividend or other distribution, liquidation preference, direct or indirect, on account of any shares of any class of Equity Interests of the Issuer or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of Equity Interests (other than any Disqualified Equity Interests); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of the Issuer (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding; (c) any payment or distribution on account of, or to holders of, any New CVRs, (d) any payment or distribution made to retire, or to obtain the surrender of, any outstanding warrants (including any Warrants), options or other rights to acquire shares of any class of Equity Interests of the Issuer (or any direct or indirect parent thereof) or any of its Subsidiaries now or hereafter outstanding; (e) any management or similar fees payable to any holder of Equity Interests in the Issuer; and (f) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to any Subordinated Debt.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“dollars” or “$” means the lawful currency of the United States of America.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, directly or indirectly relating to (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Notice” means a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equipment” means “Equipment” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) Person having any other form of equity security or ownership interest in another Person, including common stock and preferred stock, and including all of the warrants, options or other rights for the purchase or acquisition from such Person of such Equity Interests in such Person. For the avoidance of doubt, the term “Equity Interest” shall (x) include any GUC Contingent Payment Obligation, and any interest therein, but (y) exclude the Convertible Notes.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Issuer or a Guarantor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Issuer, any Guarantor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Issuer, any Guarantor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the Code, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Issuer or any Guarantor or ERISA Affiliate; or (h) with respect to any Pension Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or a failure to make a required contribution to a Multiemployer Plan.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear System.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Excluded Account” means any Deposit Account in the name of the Issuer or any Guarantor (a) that is used exclusively for payroll, payroll taxes and other employee wage and benefit payments in the Ordinary Course of Business; (b) that is a trust, fiduciary, or withholding tax payment account or (c) accounts set forth on Schedule 1 hereto which are listed as Excluded Accounts; provided, that no other Deposit Accounts shall constitute an Excluded Account.

“Excluded Assets” means each of the following:

(a) any lease, license (including sublicense), contract, or agreement (including, with respect to any Permitted Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto) to which the Issuer or any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest or Lien under this Indenture (i) is prohibited by Applicable Law, or would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the Issuer or such Guarantor therein pursuant to Applicable Law, (ii) would require the consent of third parties, and such consent shall have not been obtained notwithstanding the Issuer’s or such Guarantor’s commercially reasonable efforts to obtain the same (other than with respect to Real Property existing as of the Issue Date for which no such efforts shall be required), or (iii) would constitute or result in a breach, termination or default under any such lease, license (including sublicense), contract or agreement (in each case, other than to the extent that any such prohibition, limitation, consent requirement or other term thereof is rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction, the Bankruptcy Code or any other Applicable Law or any principles of equity); provided, that such lease, license (including sublicense), contract or agreement (including, with respect to any Permitted Purchase Money Debt or similar arrangement, in each case, permitted hereunder, the assets subject thereto)will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset, and will become Collateral, immediately and automatically, at such time as such consequences will no longer result;

(b) Excluded Accounts;

(c) Motor Vehicles; provided, that the aggregate Fair Market Value or book value (whichever is higher) shall not exceed $1,000,000;

(d) any United States intent-to-use trademark applications to the extent, and solely during the period in which, (i) an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C.

§ 1051(d), respectively, or (ii) if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office;

(e) Margin Stock; and

(f) any assets with respect to which the Required Lenders as defined under the Senior Credit Facility (or if the Senior Credit Facility is no longer outstanding, the Board of Directors of the Issuer and at least two (2) Class 3 Directors) determine, in their reasonable judgment, that the burden or costs of creating and/or perfecting such a security interest therein is excessive in relation to the benefit to the Lenders under the Senior Credit Facility or Holders of the security to be afforded thereby;

provided, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets), and in no event shall any property constitute Excluded Assets hereunder if such property is subject to a Lien to secure any other Debt of the Issuer or any Subsidiary thereof (including under the Senior Credit Facility or the Convertible Notes); provided, further, that (A) upon the occurrence of an event that renders property to no longer constitute Excluded Assets, a security interest in such property shall be automatically and simultaneously be granted under the Collateral Documents and such property shall be automatically and immediately included as Collateral hereunder, (B) the foregoing exclusion of Excluded Assets shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit the Collateral Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (C) the foregoing exclusion of Excluded Assets shall in no way be construed to limit, impair, or otherwise affect any of the Collateral Agent’s or any Secured Party’s continuing security interests in and liens upon any rights or interests of the Issuer or any Guarantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts (as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered) or Equity Interests) or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests.

“Excluded Subsidiary” means any Subsidiary that (i) is determined to be, and that as of such time constitutes, an “Excluded Subsidiary” under the Senior Credit Facility (as in effect on the date hereof), or (ii), if the Senior Credit Facility is no longer outstanding, any Subsidiary that (x) the Board of Directors of the Issuer and at least two (2) Class 3 Directors reasonably determine the cost and/or burden of obtaining a Guarantee outweighs the benefit to the Secured Parties or (y) the Issuer reasonably expects that the provision of a Guarantee by such Subsidiary could give rise to material adverse tax consequences to the Issuer or any of its Subsidiaries. As of the Issue Date, there are no Excluded Subsidiaries; provided, that, notwithstanding the foregoing, in no event shall any Person constitute an Excluded Subsidiary if such Person guarantees any other Debt of the Issuer or any Subsidiary thereof (including under the Senior Credit Facility or the Convertible Notes).

“Exempted Dispositions” means:

(a) any Disposition (other than any Disposition of Equity Interests in any Subsidiary) of property or assets with an aggregate Fair Market Value or book value (whichever is more) not in excess $2,000,000; provided, that the aggregate Fair Market Value or book value (whichever is more) of all such Dispositions shall not exceed $2,000,000 in any Fiscal Year;

(b) any Disposition of property that is obsolete, surplus, unmerchantable or otherwise unsalable, including the abandonment or other Disposition of immaterial Intellectual Property, in the Ordinary Course of Business

(c) the sale or discount (or forgiveness), in each case, without recourse and in the Ordinary Course of Business, of accounts receivable or notes receivable overdue by more than ninety (90) days, but only in connection with the compromise or collection thereof or in connection with the bankruptcy or reorganization of the applicable account debtors and Dispositions of any securities received in any such bankruptcy or reorganization;

(d) any Disposition resulting from any casualty or other insured damage to, or any taking under any power of eminent domain or by condemnation or similar proceeding of, any real or personal property of the Issuer or any Guarantor;

(e) any transaction permitted by Section 4.02, 4.03, 4.04 or 4.07;

(f) any non-exclusive License for any Intellectual Property, leases or subleases, in each case, in the Ordinary Course of Business;

(g) any Disposition of property (including Equipment, but excluding any Equity Interests in any Subsidiary), to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (and such purchase is consummated within 270 days after the date of such exchange), or (ii) the proceeds of such Disposition are applied to the purchase price of replacement property (which replacement property is actually purchased within 270 days after the initial receipt of such monies, which period may be extended by ninety-five (95) days if a written commitment to reinvest has been entered into prior to the lapse of such 270 day period); provided, that, any property acquired hereunder shall constitute Collateral to the extent the Disposed property constituted Collateral, and the Collateral Agent shall be granted a fully perfected Lien thereon in accordance with the requirements hereof and having the same priority as the Liens granted on such Disposed property to secure the Notes;

(h) any lease, sublease, license or sublicense of any real or personal property which is entered into in good faith and does not materially interfere with the business of the Issuer or the Guarantors, taken as a whole, or which is entered into in the Ordinary Course of Business;

(i) the unwinding of any Swap Agreements for Permitted Power Hedge Obligations in the Ordinary Course of Business;

(j) any Disposition approved in writing by the Required Holders;

(k) any Disposition of any asset by the Issuer or a Guarantor to the Issuer or another Guarantor in the Ordinary Course of Business, so long as any property subject to the same shall remain subject to a fully perfected, second-priority Lien in favor of the Collateral Agent to the extent provided hereunder;

(l) any Bitcoin Disposition; and

(m) the liquidation or other Disposition of Cash or Cash Equivalents in the Ordinary Course of Business.

“Fair Market Value” means with respect to any asset or item of property, the sale value that would be obtained therefor in an arm’s-length, free market transaction between an informed and willing seller under no compulsion to sell, and an informed and willing buyer under no compulsion to buy, as determined in good faith. Fair Market Value shall be conclusively determined in good faith by a Senior Officer of the Issuer as set forth in an Officer’s Certificate.

“Fiscal Quarter” means each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Issuer and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fitch” means Fitch Ratings Inc. (or any successor thereto).

“Fixed Charge Coverage Ratio” means the ratio, as of the last day of each Fiscal Quarter, of (i) Consolidated Adjusted EBITDA for the Test Period then most recently ended, to (ii) Consolidated Fixed Charges for the Test Period then most recently ended.

“FLSA” means the Fair Labor Standards Act of 1938.

“Foreign Plan” means any employee benefit plan or arrangement (a) maintained or contributed to by the Issuer, any Guarantor or any Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of the Issuer, any Guarantor or any Subsidiary.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Global Intercompany Note” means (a) a Global Intercompany Note substantially in the form of Exhibit C hereto and (b) any other agreement, in form and substance substantially similar to the Global Intercompany Note as in effect on the Issue Date, that shall cause any intercompany Debt owing by the Issuer or any Subsidiary thereof to be pledged to secure the Obligations and shall effectuate a subordination of such intercompany Debt to the Obligations consistent with the terms of this Indenture.

“Global Note Legend” means the legend identified as such in Exhibit A-1

“Global Notes” means the Notes that are substantially in the form of Exhibit A-1 issued in global form and registered in the name of the Depositary or its nominee issued in accordance with Section 2.06.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Grantor” has the meaning given to such term (or any equivalent term, such as pledgor or mortgagor) in the applicable Collateral Documents.

“Group” shall have the meaning used in Section 13(d) and 14(d) of the Exchange Act.

“Guarantee” means any guarantee in accordance with the provisions of this Indenture of the Issuer’s Debt or other obligations under, or with respect to, the Notes, this Indenture and the other Notes Documents, whether provided by any direct or indirect Subsidiary of the Issuer (including the Guarantees by the Guarantors dated as of the date of this Indenture) or by any other Person. When used as a verb, to “Guarantee” shall have a corresponding meaning.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”) any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof, as determined by the Issuer in good faith.

“guarantees” means, as applied to any Debt or other obligation,

(a) a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the mortgage, charge or pledge of assets and the payment of amounts drawn down under letters of credit;

provided, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Issue Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Indenture (other than such obligations with respect to Debt). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means each Subsidiary of the Issuer on the Issue Date, other than an Immaterial Subsidiary or an Excluded Subsidiary, that is a party to this Indenture for purposes of providing a Guarantee, and each other Person that is required to, or at the election of the Issuer, does become a Guarantor by the terms of this Indenture after the Issue Date, in each case, until such Person is released from its Guarantee in accordance with the terms of this Indenture.

“GUC Contingent Payment Obligations” has the meaning ascribed to it in the Plan of Reorganization.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Holder” means any registered holder, from time to time, of the Notes.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Issuer (a) whose assets as of the end of the most recent Fiscal Quarter have an aggregate Fair Market Value of less than $2,500,000, and (b) whose Consolidated Adjusted EBITDA for the most recently ended Fiscal Quarter are less than $2,500,000; provided, that, (i) in no event shall the total assets or Consolidated Adjusted EBITDA of all Immaterial Subsidiaries exceed $5,000,000 at any time; (ii) a Subsidiary shall not constitute an Immaterial Subsidiary until such time as compliance with the requirements of this definition shall have been certified by a Senior Officer in an Officer’s Certificate that is delivered to the Trustee, and (iii) in no event shall a Person constitute an Immaterial Subsidiary if such Person shall, directly or indirectly, guarantee or provide any credit support for, or be subject to any Contingent Obligation in respect of, any Debt of the Issuer or any Subsidiary thereof. As of the Issue Date, the only Immaterial Subsidiaries are the Persons set forth on Schedule 2 hereto.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law, rule or regulation for, or any agreement of such Person to any or a combination of the following (each, a “Bankruptcy Law”): (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment or reorganization law (including any moratorium or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally); (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or all or substantially all of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” means all intellectual property of a Person, including: Patents, Trademarks, Copyrights and Technology; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; and all intellectual property rights in all books and records relating to the foregoing.

“Intellectual Property Collateral” means all Intellectual Property constituting Collateral pursuant to the Security Agreement and/or any other security or collateral agreement from time to time securing the Obligations under this Indenture, in each case, in form and substance substantially similar to the Security Agreement as in effect on the Issue Date.

“Intercompany Subordination Agreement” means (a) an Intercompany Subordination Agreement substantially in the form of Exhibit D hereto, and (b) any other agreement in form and substance acceptable to the Required Lenders as defined in the Senior Credit Facility or substantially similar to the Intercompany Subordination Agreement in effect on the Issue Date that shall cause any intercompany Debt owing by the Issuer or a Guarantor to the Issuer or another Guarantor or Subsidiary thereof to be subordinated to the Notes consistent with the terms of this Indenture.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Collateral Agent, Wilmington Trust, National Association, as collateral agent for the Convertible Notes, and Wilmington Trust, National Association, as the collateral agent for the Senior Credit Facility, as may be amended or modified from time to time in accordance herewith and therewith.

“Interest Payment Date” means each March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2024.

“Inventory” is as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Person’s business (but excluding Equipment).

“Investment” or “investment” means, without duplication, (a) any Acquisition, (b) any loan advance, extension of credit or other financial accommodation by a Person to, or for the benefit or account of, another Person,

(c) any guarantee by a Person of another Person’s Debt or other obligations, (d) any capital contribution by any Person to, and any investment by any Person in any Equity Interests of, any other Person, and (e) any purchase or other acquisition by any Person of (or of a beneficial interest in) any Equity Interests in, or any Debt of, any other Person (including any securities of such other Person). The terms “Invest” or “invest” shall have corollary meanings. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Issue Date” means, in respect of (i) the Initial Notes, January 23, 2024, and (ii) any Additional Notes, the date on which such Additional Notes are initially issued.

“Issuer” means the party named as such in this Indenture until a successor replaces them and, thereafter, means such successor.

“Issuer Order” means a written order from the Issuer to the Trustee signed in the name of the Issuer by a Senior Officer and delivered to the Trustee.

“Kroll” means Kroll Bond Rating Agency, LLC (or any successor thereto).

“Landlord Collateral Access Agreement” means (a) a Landlord Collateral Access Agreement substantially in the form of Exhibit E hereto, and (b) any agreement in favor of and in form and substance reasonably satisfactory to the Required Lenders as defined in the Senior Credit Facility (as notified by the Issuer to the Trustee and Collateral Agent) and for the benefit of the Secured Parties, in each case, entered into by any Person that is a lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon, or having rights or interests in, any Collateral, pursuant to which agreement such Person agrees to waive or subordinate any Liens and/or certain other rights or interests such Person may have or hold on, or in regard to, any Collateral, and agrees to provide Collateral Agent with access to such Collateral.

“License” means all licenses or sublicenses with, and covenants not to sue, any other party with respect to any Intellectual Property or Intellectual Property Collateral, whether such the Issuer or a Guarantor is a licensor or licensee under any such license agreement, together with any and all (i) renewals, extensions, supplements, amendments and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or violations thereof, (iii) rights to sue for past, present and future infringements, breaches or violations thereof and (iv) other rights to use, exploit or practice any or all of the Intellectual Property or Intellectual Property Collateral.

“Lien” means any Person’s interest in real or personal property securing an obligation owed to, or a claim by, such Person, including any mortgage, deed of trust, lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, encumbrance or other title exception.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances (a) has had or could be reasonably expected to have a material adverse effect (i) on the business, operations, properties, or financial condition of the Issuer and its Subsidiaries, taken as a whole, (ii) on the value of Collateral, taken as a whole, (iii) on the enforceability of any Notes Documents, or (iv) on the validity or priority of Collateral Agent’s Liens on a material portion of the Collateral; (b) materially impairs or has a material adverse effect on the ability of the Issuer and the Guarantors, taken as a whole, to perform their obligations under the Notes Documents, including repayment of any Notes; or (c) otherwise impairs or has a material adverse effect on the ability of Collateral Agent to enforce or collect any Notes or to realize upon a material portion of the Collateral.

“Material Contract” means any written contract, agreement or arrangement to which the Issuer or a Subsidiary is a party (other than the Notes Documents, the Convertible Notes Documents, the Senior Credit Facility, the Warrants, the New CVRs, New Miner Equipment Lender Debt Documents, or any other agreements with respect to equipment Debt for borrowed money) for which breach, termination, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Mortgage” means, with respect to any Real Property, a mortgage, deed of trust, deed to secure debt, or similar agreement purporting to grant a Lien on such Real Property to secure the Notes and Obligations thereunder, in each case, made by the Issuer or a Guarantor in favor of the Collateral Agent for the benefit of the Trustee, the Agents and the Holders, and in form and substance consistent with the form thereof delivered pursuant to the Senior Credit Facility in respect of such Real Property (or if the Senior Credit Facility is no longer outstanding, in form and substance substantially consistent with any Mortgage previously delivered hereunder).

“Mortgage Takeback Debt” has the meaning ascribed to it in the Plan of Reorganization.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, whether or not the title thereto is governed by a certificate of title or ownership.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Issuer or any Guarantor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“M&M Lien Settlement Debt” means all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Issuer or the Guarantors to each holder of an M&M Lien Secured Claim (as defined in the Plan of Reorganization) or to each holder of an M&M Lien (as defined in the Plan of Reorganization) and securing indebtedness allowed under, and issued or permitted to remain outstanding pursuant to, the applicable M&M Lien Settlement (as defined in the Plan of Reorganization).

“Net Cash Proceeds” means, subject to the terms of the New Miner Equipment Intercreditor Agreement, in the case of any Net Cash Proceeds of any Disposition of Common Collateral (as defined in the New Miner Equipment Lender Debt Documents), and the Intercreditor Agreement, as applicable, with respect to any Asset Disposition by any Person, Cash and Cash Equivalents received by, or for such Person’s account with respect to, or in connection with, such Asset Disposition, net of (i) reasonable direct costs and expenses relating to, and payable as a condition to consummating, such Asset Disposition (including investment banking fees, consultant fees, survey costs, title insurance premiums, and related search and recording charges, legal fees and reasonable broker’s fees or sales commissions and similar costs and expenses paid or payable in connection with such Asset Disposition), (ii) Taxes paid, or reasonably expected to be payable, by such Person, the Issuer or any of its Subsidiaries as a result of, or in connection with, such Asset Disposition, and (iii) (x) the repayment of any Debt secured solely by the asset or property subject to such Asset Disposition, if such repayment is required as a condition to consummating such Asset Disposition, and (y) in the case of real property, the repayment of any mortgages secured by or obligations secured by mechanics’, construction or similar liens on such property, if such repayment is required as a condition to consummating such Asset Disposition.

“New Common Interests” means the new common equity of the Issuer to be issued (a) on the Plan Effective Date or thereafter under the Plan of Reorganization or (b) as otherwise permitted pursuant to the Plan of Reorganization and the New Corporate Governance Documents (as defined in the Plan of Reorganization).

“New Contingent Value Rights Agreement” means that certain Contingent Value Rights Agreement, dated as of January 23, 2024, by and among the Issuer, Computershare Inc., and Computershare Trust Company, N.A.

“New CVRs” means contingent value rights contemplated by the New Contingent Value Rights Agreement (including CVRs, Book-Entry CVRs and Global CVRs, as each such term is defined in the New Contingent Value Rights Agreement).

“New Miner Equipment Lender Debt” means the Miner Equipment Lender Takeback Debt (Default) and Miner Equipment Lender Takeback Debt (Election 2), each as defined in the Plan of Reorganization.

“New Miner Equipment Lender Debt Documents” means those certain loan and security agreements, as in effect on the Plan Effective Date (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof), in each case, by and between the Issuer and the applicable New Miner Equipment Lender.

“New Miner Equipment Lenders” means any of (a) Stonebriar Commercial Finance LLC and (b) BlockFi Lending LLC.

“New Miner Equipment Intercreditor Agreement” means those certain first lien/second lien miner equipment intercreditor agreements entered into by and among any New Miner Equipment Lender (or any representative thereof), the Collateral Agent, and Wilmington Trust, National Association, as collateral agent under the Convertible Notes Documents and Senior Credit Facility, on the Issue Date or thereafter in substantially the same form as the New Miner Equipment Intercreditor Agreement entered into on the Issue Date.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the Initial Notes and any Additional Notes.

“Notes Documents” means this Indenture, any Note, each Guarantee, the Collateral Documents, and any other document or instrument designated by the Issuer as a “Notes Document”. Any reference in this Indenture or any other Notes Document shall include all appendices, exhibits or schedules thereto.

“Obligation” means all (a) principal of, and premium, if any, on the Notes, (b) interest (including any interest which but for the filing of an Insolvency Proceeding would have accrued on any Obligation, whether or not a claim is allowed or allowable for such interest), expenses, fees, indemnification obligations and other amounts payable by the Issuer or the Guarantors under the Notes Documents (including the fees, expenses and indemnities of the Trustee, the Collateral Agent and the other Agents), and (c) other Debts, obligations and liabilities of any kind owing by obligors pursuant to the Notes Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guarantee, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Officer’s Certificate” means a certificate signed by a director or a Senior Officer of the Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee; each such Officer’s Certificate shall comply with Section 314 of the Trust Indenture Act to the extent required by the provisions thereof.

“Opinion of Counsel” means a written opinion from external legal counsel reasonably acceptable to the Trustee or other applicable recipient(s) of such opinion; each such Opinion of Counsel shall comply with Section 314 of the Trust Indenture Act to the extent required by the provisions thereof.

“Ordinary Course of Business” means when used in connection with, or in respect of, any obligation of, or any transaction involving, entered into, or consummated by, or any action taken by, or any agreement or arrangement entered into by, any Person (including any Disposition) (each, an “Applicable Transaction”), means, and shall be deemed to require, that such Applicable Transaction shall be consummated, conducted, effectuated, or otherwise take place on an arm’s length basis, in the ordinary course of such Person’s business and consistent with such Person’s past practice, and, in each case, in good faith and not for purposes of evading any covenant or restriction in, or any requirement of, any Notes Document, any Restructuring Transaction Document or Applicable Law; provided, that any Applicable Transaction involving Cryptocurrency (including any Asset Disposition or any other sale, transfer or other Disposition of any Cryptocurrency) shall, in each case, only be considered to be in the Ordinary Course of Business if consummated at Fair Market Value.

“Organizational Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Parent Company” means any other Person, or group of Persons that are Affiliates of the Issuer of which the Issuer is an indirect Subsidiary.

“Patents” means all patents and all patent applications (whether issued, applied for or allowed in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) inventions, discoveries, designs and improvements described or claimed therein, (iii) reissues, divisions, continuations, reexaminations, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Issuer or any Guarantor or ERISA Affiliate or to which the Issuer, Guarantor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Acquired Debt” means Debt of a Person that constitutes the Target of a Permitted Acquisition of Equity Interests, or Debt assumed by the Issuer or any Subsidiary pursuant to a Permitted Acquisition by the Issuer or any such Subsidiary of any assets from another Person; provided, that (a) such Debt was incurred and in existence prior to the date of, and was not incurred in connection with, or in contemplation of, such Permitted Acquisition, (b) the aggregate principal amount of such Debt outstanding as of the time immediately after giving effect to such Permitted Acquisition does not exceed the aggregate principal amount thereof outstanding prior thereto, (c) such Debt is unsecured, or is secured solely by a Lien on assets of such Target in existence prior to such Permitted Acquisition, so long as such Lien was not granted or incurred in connection with, or in contemplation of, such Permitted Acquisition, (d) such Debt is not guaranteed by, and does not benefit from any credit support from, the Issuer or any Subsidiary thereof (except the Target), and (e) as of the time of, and after giving pro forma effect to, the incurrence of any such Debt, (i) no Event of Default shall have occurred or shall be continuing or would result therefrom, and (ii) the Fixed Charge Coverage Ratio shall be at least 1.75 to 1.00.

“Permitted Acquisition” means any Acquisition by the Issuer or any Guarantor that shall comply with, and shall be consummated in accordance with the requirements of, the following conditions precedent thereto:

(a) as of the time of, and after giving pro forma effect to, such Acquisition, no Event of Default shall have occurred or shall be continuing or would result therefrom; and

(b) all transactions consummated pursuant to or in connection with such Acquisition shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals; and

(c) (i) in the case of any Acquisition of Equity Interests in any Person, all such Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) shall be owned by the Issuer or a Guarantor, and shall be pledged to secure the Notes on a second-priority basis and the Collateral Agent shall have been granted a second-priority Lien thereon (or, if any Permitted Acquisition Debt incurred to finance such Acquisition is then-outstanding and requires the same, on a pari passu or junior basis to such Permitted Acquisition Debt, until discharge thereof), and the Issuer or such Guarantor shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Issuer or such Guarantor, each of the actions set forth in Section 4.34 (and, in respect of any real property owned by such Person, Section 4.36), including to the extent required to cause such Person to become an obligor and to grant a Lien in favor of the Collateral Agent on any assets of such Person that are of the type that constitute Collateral, and (ii) in the case of any Acquisition by the Issuer or a Guarantor of any property or assets (whether real, personal, or mixed, and including any business line or division of any Person) of any other Person, such property and assets shall be pledged to secure the Notes on a second-priority basis and Collateral Agent shall have been granted a second-priority Lien thereon (or, if any Permitted Acquisition Debt incurred to finance such Acquisition is then-outstanding and requires the same, on a pari passu or junior basis to such Permitted Acquisition Debt, until discharge thereof), and the Issuer or such Guarantor, as applicable, shall have taken, or caused to be taken, each of the actions set forth in Section 4.33 (and, in respect of any real property, Section 4.36), in the case of each of the foregoing, on the terms set forth in such Section 4.33 or Section 4.36, as applicable; and

(d) if such Acquisition is of (i) any Equity Interests in any Person, (x) such Person shall be in the same business or lines of business in which the Issuer or the Guarantors are engaged as of the Issue Date or as otherwise permitted under Section 4.06, and (y) such Acquisition shall be non-hostile and shall have been approved by the board of directors (or equivalent governing body) of such Person, (ii) any assets (or any division, unit, product line, or line of business of any Person), such assets (or division, unit, product line, or line of business) shall be used or useful in the same business or lines of business in which the Issuer or the Guarantors are engaged as of the Issue Date or as otherwise permitted under this Indenture, and (iii) any Real Property, such Real Property shall be located in the U.S. and shall be used as a site for the operation of Equipment in the same business or lines of business in which the Issuer or the Guarantors are engaged as of the Issue Date or as otherwise permitted under Section 4.06; and

(e) the aggregate amount of all Acquisition Consideration paid or payable in Cash or Cash Equivalents for such Acquisition individually, or when aggregated with all Acquisition Consideration paid or payable in respect of all other Acquisitions consummated or to be consummated in the same Fiscal Year as such Acquisition shall not exceed the greater of (x) $30,000,000 and (y) 15.0% of Consolidated Adjusted EBITDA for the Test Period most recently ended; and

(f) the Issuer shall have delivered to the Trustee, not later than the time such Acquisition is consummated, an Officer’s Certificate certifying compliance with the requirements of this definition.

“Permitted Asset Disposition” means any of the following Dispositions:

(a) any sale of property or any Disposition of property not otherwise described pursuant to any other clause of this definition (except any issuance of any Equity Interests by any Subsidiary of the Issuer); provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property Disposed of in reliance on this clause (a) shall not exceed the greater of (A) $2,000,000 and (B) 1.0% of Consolidated Adjusted EBITDA as of the last day of the Test Period most recently ended and (ii) the Net Cash Proceeds thereof shall be applied as required by Section 4.05.

(b) any sale-leaseback transaction consummated in the Ordinary Course of Business; provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property subject to, or disposed of, in all sale-leaseback transactions consummated in reliance on this clause shall not exceed $5,000,000 in the aggregate, (ii) such sale-leaseback transaction shall be at arm’s-length and with a Person who is not an Affiliate, (iii) as of the time of, and pro forma for, such sale-leaseback transaction, no Event of Default shall have occurred or shall be continuing, or would be expected to result therefrom and (iv) as of the time of, and pro forma for, such sale-leaseback transaction, the Fixed Charge Coverage Ratio shall be at least 1.75 to 1.00 and (v) the Net Cash Proceeds of such sale-leaseback transaction shall be applied as required by Section 4.05 (sale-leaseback transactions consummated in compliance with the foregoing, “Permitted Sale-Leaseback Transactions”);

(c) other Asset Dispositions (except any issuance of any Equity Interests by any Subsidiary of the Issuer); provided, that (i) the aggregate Fair Market Value or book value (whichever is more) of property disposed of in reliance on this clause (c) shall not exceed $5,000,000 in any single Disposition or $10,000,000 in the aggregate in any Fiscal Year and the Net Cash Proceeds thereof shall be applied as required by Section 4.05; and

(d) any other Asset Disposition; provided, that (i) as of the time of, and pro forma for (after giving effect to) such Disposition, no Event of Default shall have occurred or shall be continuing or would result therefrom, (ii) if the aggregate Fair Market Value or book value (whichever is more) of property disposed of in reliance on this clause shall exceed $5,000,000 in any single Disposition, or $10,000,000 in the aggregate in any Fiscal Year, at least 75% of the consideration for such Disposition shall be required to be paid in Cash or Cash Equivalents, and (iii) the Net Cash Proceeds thereof shall be applied as required by Section 4.05; and

(e) other Dispositions (except any issuance of any Equity Interests by any Subsidiary of the Issuer); provided, that the aggregate Fair Market Value of all property Disposed of in reliance on this clause shall not exceed 5.0% of the Consolidated Total Assets of the Issuer and its Subsidiaries (determined based on the Consolidated Total Assets as of the most recently ended Fiscal Quarter).

Notwithstanding anything to the contrary contained in this Indenture or in any other Notes Document, neither the Issuer nor any of its Subsidiaries shall be permitted to Dispose of any Patents, Copyrights, Trademarks and other Intellectual Property rights of the Issuer or any of its Subsidiaries material to the business of the Issuer or any of its Subsidiaries (except to the extent constituting an Exempted Disposition).

“Permitted Contingent Obligations” means Contingent Obligations permitted pursuant to Section 4.01.

“Permitted Debt” has the meaning set forth in Section 4.01.

“Permitted Holders” means any Person that, as of the Plan Effective Date, owns 10% or more of the Common Stock of the Issuer.

“Permitted Liens” has the meaning set forth in Section 4.02.

“Permitted Refinancing” means any modification, refinancing, refunding, renewal or extension of any Debt (“Original Debt”) of any Person (and any Debt incurred pursuant to such modification, refinancing, refunding, renewal or extension, “Permitted Refinancing Debt”); provided, that (a) the aggregate principal amount (or accreted value, if applicable) of Permitted Refinancing Debt incurred pursuant to such Permitted Refinancing shall not exceed the aggregate principal amount (or accreted value, if applicable) of the Original Debt, except by an amount equal to unpaid accrued interest and premium thereon, plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such Permitted Refinancing Debt shall have a final maturity date equal to, or later than, the maturity date of, and shall have a Weighted Average Life to Maturity equal to, or greater than, the Weighted Average Life to Maturity of, the Original Debt (except by virtue of amortization of or prepayment of Debt prior to such date of determination); (c) as of the time of, and after giving pro forma effect to such Permitted Refinancing and the incurrence of such Permitted Refinancing Debt, no Event of Default shall have occurred or shall be continuing or would result therefrom; (d) if the incurrence of the Original Debt required pro forma compliance with any Fixed Charge Coverage Ratio, the Issuer and the Guarantors shall be in compliance therewith pro forma for incurrence of such Permitted Refinancing Debt; (e) to the extent that the Original Debt is subordinated in right of payment to the Notes, such Permitted Refinancing Debt shall be subordinated in right of payment to the Notes to at least the same extent as the Original Debt and on terms, taken as a whole, at least as favorable to the Holders as those contained in the documentation governing the Original Debt; (f) to the extent that the Original Debt (i) is secured, any Liens securing such Permitted Refinancing Debt shall only attach to the same (or lesser) assets, (ii) is secured on a junior basis to the Notes, any Liens securing such Permitted Refinancing Debt shall be junior to any Liens securing the Notes, in each case, to at least the same extent as the Liens securing the Original Debt and on terms, taken as a whole, at least as favorable to the Holders as those contained in the documentation governing the Original Debt, (iii) is the Notes or the Convertible Notes, (x) any Permitted Refinancing Debt incurred in respect of a Permitted Refinancing thereof shall be subject to, and shall comply with the terms of, and shall be permitted by, the Intercreditor Agreement, and (y) any Liens securing such Permitted Refinancing Debt, and any holder of such Liens, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement, and (iv) is New Miner Equipment Lender Debt, (x) any Permitted Refinancing Debt incurred in respect of a Permitted Refinancing thereof shall be subject to, and shall comply with the terms of, and shall be permitted by, the New Miner Equipment Intercreditor Agreement and (y) any Liens securing such Permitted Refinancing Debt, and any holder of such Liens, shall be subject to the New Miner Equipment Intercreditor Agreement or other Acceptable Intercreditor Agreement; (g) such Permitted Refinancing Debt shall not have any obligors that are not obligors under the Original Debt; (h) any Permitted Refinancing Debt incurred as a Permitted Refinancing of any unsecured Original Debt shall also be unsecured; and (i) the terms and conditions of any such Permitted Refinancing Debt, taken as a whole, shall not be materially less favorable to the Holders than the terms and conditions of the Original Debt, unless otherwise permitted pursuant to the terms of this Indenture.

“Permitted Restrictions” means prohibitions, restrictions, or conditions under, or with respect to, any of the following: (a) the Notes Documents, (b) the Convertible Notes Documents and the Senior Credit Facility, (c) any Permitted Prior Debt, (d) any Debt incurred prior to, or on, the Plan Effective Date and permitted under, the Plan of Reorganization and Section 4.01 and, if secured, Section 4.02 (including New Miner Equipment Lender Debt, Mortgage Takeback Debt, M&M Lien Settlement Debt, and Permitted Prior Debt), (e) any Permitted Purchase Money Debt and Debt incurred to finance the purchase of Equipment, in each case, permitted by Section 4.01 and, if secured, Section 4.02, but, in each case, solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on or otherwise governs the property subject thereto, (f) any customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses, contracts and similar agreements entered into in the Ordinary Course of Business (provided, that such restrictions are limited to the property or assets subject to such leases, licenses, contracts or similar agreements, as the case may be), (g) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale of any real or personal property permitted under this Indenture, (h) under any Debt or Lien permitted to be outstanding on the date any Person first becomes a Subsidiary pursuant to a Permitted Acquisition, so long as such Debt constitutes Permitted Acquired Debt, and only so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or such Permitted Acquisition, (i) Liens that are negative pledges and restrictions on the grant of any Lien in favor of any holder of Permitted Acquisition Debt permitted under Section 4.01, but solely to the extent any negative pledge relates to the property financed by, and thereafter securing, such Permitted Acquisition Debt, and the proceeds, accessions and products thereof, but, in each case, only so long as the agreements governing such Debt permit Liens to be granted on Collateral to secure the Notes as required by this Indenture; (j) Liens that are restrictions on Cash or other deposits imposed by customers under contracts entered into in the Ordinary Course of Business; (k) Liens that arise with respect to Cash or other deposits permitted under Section 4.01 or Section 4.02 and limited to such Cash or deposit or customary bank set-off rights; (l) Liens that are Licenses or restrictions regarding licensing or sublicensing by the Issuer and its Subsidiaries of Intellectual Property in the Ordinary Course of Business and permitted by this Indenture; and (m) Liens that are restrictions on Cash earnest money deposits in favor of sellers in connection with acquisitions permitted hereunder.

“Permitted Sale-Leaseback Transaction” has the meaning set forth in clause (b) of the definition of Permitted Asset Disposition.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Plan Effective Date” means January 23, 2024.

“Pledge Agreement” means each pledge agreement executed by the Issuer or a Guarantor in favor of Collateral Agent (any such agreement entered into after the Issue Date shall be in form and substance substantially similar to the Pledge Agreement as in effect on the Issue Date).

“Properly Contested” means, with respect to any obligation of the Issuer or a Guarantor, (a) the obligation is subject to a bona fide dispute regarding amount or the Issuer’s or Guarantor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly (or to be promptly) instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; and (d) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“pro forma basis” or “pro forma effect” means that each relevant transaction shall be deemed to have occurred as of the first day of the Test Period (or with respect to any determination pertaining to the balance sheet, including the acquisition of Cash and Cash Equivalents in connection with an acquisition of a Person, business line, unit, division or product line, as of the last day of the Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a) (i) in the case of any Disposition of all or substantially all of the Capital Stock of any Subsidiary or any division and/or product line of the Issuer or any Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such relevant transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made, and

(ii) in the case of any acquisition permitted by this Indenture or Restricted Investment in a Subsidiary, income statement items (whether positive or negative) attributable to the property or Person subject to such transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that any pro forma adjustment may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA”;

(b) any retirement or repayment of Debt (other than normal fluctuations in revolving Debt incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; and

(c) any Debt incurred by the Issuer or any of its Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided, that, (x) if such Debt has a floating or formula rate, such Debt shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Debt at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Debt), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate determined by a responsible officer of the Issuer in good faith to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Issuer.

“Qualified Equity Interests” means any Equity Interests issued by the Issuer (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any real property, including all leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas and other improvements thereon (including all fixtures), whether owned or leased by the Issuer or any Guarantor, together with all easements, rights of way, and similar rights relating thereto and all leases, licenses, tenancies and occupancies thereof.

“Real Property Collateral” means all Real Property of each of the Issuer and the Guarantors.

“Real Property Deliverables” means (a) for so long as the Senior Credit Facility remains outstanding, the agreements, instruments and other documents that constitute Real Property Deliverables for purposes of (and as defined in) the Senior Credit Facility, and (b) if the Senior Credit Facility is not outstanding as of the time of determination, the following:

(a) (x) in respect of any Real Property Collateral owned in fee by the Issuer or any Guarantor and having a Fair Market Value in excess of $1,000,000, (i) a Mortgage, duly executed by the Issuer or the relevant Guarantor,

(ii) evidence of the recording of such Mortgage in such office or offices, including as may be necessary or desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Secured Parties thereunder, and (iii) an Opinion of Counsel in the state where such Real Property Collateral is located with respect to the enforceability of such Mortgage, in each case, addressed to the Trustee, the Collateral Agent and the Holders, and (y) in respect of any Real Property Collateral owned in fee by the Issuer or a Guarantor and having a Fair Market Value in excess of $5,000,000, one or more fully paid policies of title insurance in an amount not to exceed the Fair Market Value of the Real Property covered thereby issued by Chicago Title Insurance Company, Kensington Vanguard National Land Services or another nationally recognized title insurance company in the applicable jurisdiction, insuring the relevant Mortgage as having created a valid subsisting Lien on the Real Property described therein with the ranking or the priority which it is expressed to have in such Mortgage, together with standard endorsements, coinsurance and reinsurance (to the extent the same are available in the applicable jurisdiction) and which policies of title insurance in respect of any Real Property Collateral having a Fair Market Value in excess of $10,000,000 do not contain a general survey exception; and

(b) in respect of any Real Property Collateral owned in fee by the Issuer or any Guarantor and having a Fair Market Value in excess of $10,000,000, surveys, appraisals (if and to the extent required under the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended) and “Life-of-Loan” flood certifications and any required borrower notices under Regulation H of the Board of Governors of the Federal Reserve System (as from time to time in effect and all official rulings and interpretations thereunder or thereof) (together with evidence of federal flood insurance for any such Flood Hazard Property located in a flood hazard area); provided, that the Collateral Agent may accept any such existing (i) survey so long as the same (together with any affidavit delivered to the applicable title insurance company) is sufficient for the applicable title insurance company to issue the title policy without a general survey exception and (ii) certificate or appraisal so long as such existing certificate or appraisal satisfies any applicable local law requirements.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Regular Record Date” with respect to any Interest Payment Date shall mean the March 1, June 1, September 1 or December 1 (whether or not such day is a Business Day), as the case may be, immediately preceding the next applicable Interest Payment Date.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinstated Other Secured Debt” means all Debt, obligations, liabilities and indebtedness of every kind, nature and description owing by the Issuer or the Guarantors to each holder of an Other Secured Claim (as defined in the Plan of Reorganization) pursuant to the applicable Other Secured Claims Agreement (as defined in the Plan of Reorganization) and permitted to remain outstanding as of the Plan Effective Date pursuant to the Plan of Reorganization.

“Related Parties” means with respect to any Person, (a) such Person’s Affiliates and (b) the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Holders” means at any time, one or more Holders holding at such time (on an aggregate basis) not less than a majority in aggregate principal amount of the Notes then outstanding.

“Restricted Investment” means any Investment by the Issuer, a Guarantor or any Subsidiary, other than any

Investment made pursuant to clauses (a) through (m) below:

(a) Investments existing on the Issue Date;

(b) Investments in Cash and Cash Equivalents (and assets that were Cash Equivalents when such Investment was made); provided, that the Cash and Cash Equivalents subject to such Investment shall be held in a Deposit Account that constitutes Collateral and is either subject to a Control Agreement in favor of the Collateral Agent, or in an Excluded Account;

(c) advances to a director, officer, or employee for salary, travel expenses, relocation, commissions and other business-related expenses in the Ordinary Course of Business in an aggregate amount not to exceed $1,000,000 at any time;

(d) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(e) deposits with financial institutions permitted hereunder;

(f) (i) Investments by the Issuer or any Guarantor in the Issuer or any other Guarantor, (ii) Investments by the Issuer or a Guarantor in any Subsidiary that is not the Issuer or a Guarantor, so long as the aggregate amount of all such Investments in such Subsidiary shall not exceed $5,000,000 at any time, (iii) Investments by any Subsidiary that is not the Issuer or a Guarantor in the Issuer or any Guarantor or in any Subsidiary of the Issuer that is not a Guarantor; provided, that, all Investments under this clause (f) shall be governed by and subject to (x) the Global Intercompany Note, and (y) in the case of any obligations owing by the Issuer or any Guarantor thereunder, the Intercompany Subordination Agreement;

(g) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the Ordinary Course of Business;

(h) promissory notes, securities and other non-Cash consideration received in connection with Permitted Asset Dispositions, so long as the same shall constitute Collateral and be subject to the Collateral Agent’s Lien hereunder in accordance with the requirements hereof;

(i) Investments in Swap Agreements permitted under Section 4.12;

(j) Contingent Obligations in respect of leases (other than Capital Leases) or other obligations that do not constitute Debt, in each case entered into in the Ordinary Course of Business and constituting Permitted Contingent Obligations;

(k) any other Investment; provided, that (i) the amount thereof, when aggregated with the amount of all other Investments made in reliance on this clause and Distributions pursuant to Section 4.03(c) at any time through to (and including on) the date of such Investment, shall not exceed the then-remaining Available Amount, (ii) as of the time of, and pro forma for, such Investment, no Event of Default shall have occurred or shall be continuing or would result therefrom, and (iii) pro forma for such Investment, the Fixed Charge Coverage Ratio (calculated on a pro forma basis) as of the last day of the Test Period most recently ended prior to such Investment shall be at least shall be at least 2.00 to 1.00;

(l) Permitted Acquisitions; and

(m) other Investments, so long as (i) the aggregate amount of such Investments shall not exceed the greater of (x) $2,000,000 and (y) 1.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period, in any Fiscal Year, and (ii) as of the time of and after giving pro forma effect to such Investment, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom.

“Restrictive Agreement” means an agreement that conditions or restricts the right of the Issuer or any Guarantor to grant Liens on any assets to secure the Notes, to declare or make Distributions, or to repay any intercompany Debt.

“Restructuring Support Agreement” is as defined in the recitals to the Senior Credit Facility.

“Restructuring Transaction Documents” means the Restructuring Support Agreement, and such other agreements, documents and instruments (if any) designated as such by the administrative agent under the Senior Credit Facility.

“Royalties” means all royalties, fees, expense reimbursement and other amounts payable by the Issuer under a License.

“S&P” means S&P Global Ratings (or any successor thereto).

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means, collectively, the Trustee, the Collateral Agent and the Holders.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Security Account” means a “Security Account” as such term is defined in accordance with the UCC in effect in the State of New York from time to time.

“Security Agreement” means each security agreement executed by the Issuer or a Guarantor in favor of Collateral Agent (any such agreement entered into after the Issue Date shall be in form and substance substantially similar to the Security Agreement as in effect on the Issue Date).

“Seller Financing Indebtedness” means any obligation or liability consisting of fixed deferred purchase price, installment payments, or promissory notes that, in each case, is issued or otherwise incurred as consideration for any Permitted Acquisition.

“Senior Credit Facility” that certain Credit and Guaranty Agreement dated as of the date hereof among (a) Core Scientific, Inc., a Delaware corporation, as the borrower thereunder, (b) each person party thereto from time to time as a guarantor, (c) each person party thereto from time to time as a lender, and (d) Wilmington Trust, National Association, as administrative agent and collateral agent, as amended, supplemented, modified, extended, renewed, refunded, restated, replaced or refinanced as permitted thereunder from time to time.

“Senior Officer” means any of the following of the Issuer or any Guarantor (as the context may require): the chairman of the board of directors, the chief executive officer, the chief financial officer, the chief legal officer, the president, any executive vice president, the treasurer or the secretary.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Debt” means any Debt incurred by the Issuer or any of its Subsidiaries that is expressly contractually subordinate and junior in right of payment to the payment in full of the Notes. For purposes of this Indenture, none of the following shall be “Subordinated Debt”: (a) the Notes Documents, (b) the Senior Credit Facility, the Convertible Notes Documents, the New Miner Equipment Lender Debt, Mortgage Takeback Debt, M&M Lien Settlement Debt, or Permitted Prior Debt, and (c) Permitted Acquisition Debt or Debt incurred in accordance with Section 4.01 to finance the purchase of any Equipment.

“Subsidiary” means with respect to any Person, any entity more than 50% of whose voting securities or Equity Interests is owned by such Person (including indirect ownership by such Person through other entities in which such Person directly or indirectly owns more than 50% of the voting securities or Equity Interests). Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Issuer.

“Swap Agreement” means any “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code, or any other agreement entered into by any Person with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligation” means with respect to any Person, any obligation to pay or perform under any Swap Agreement or any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Technology” means all trade secrets, know how, technology (whether patented or not), rights in software (including source code and object code), rights in data and databases, rights in internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, together with any and all (i) rights and privileges arising under applicable law with respect to the foregoing, (ii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future misappropriations or violations thereof, (iii) rights corresponding thereto throughout the world and (iv) rights to sue for past, present and future misappropriations or violations thereof.

“Test Period” means the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 4.26 have been delivered (or are required to have been delivered).

“Trademarks” means all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, and trade names and other identifiers of source, and all goodwill of the business connected with the use of and symbolized by any of the foregoing, whether registered or unregistered, and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered or applied for in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to any of the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

“Transactions” means (a) the execution and delivery by the Issuer and the Guarantors of this Indenture and the other Notes Documents to which they are a party on the Issue Date, and the performance of the obligations and transactions hereunder and thereunder, (b) the other transactions related to or entered into in connection with any of the foregoing or otherwise in connection with the Restructuring (as defined in the Restructuring Support Agreement), and (c) the payment of fees, premiums, charges, costs and expenses in connection with any of the foregoing.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the SEC thereunder.

“Trust Officer” means, when used with respect to the Trustee, any officer in the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“UCC” means, as applicable to the jurisdiction in determination, (i) the Uniform Commercial Code, as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests, or (ii) any statute, code or law of any other state, country or jurisdiction (including, without limitation, any other jurisdiction applicable to the Issuer or any of its respective direct or indirect Subsidiaries, or any of the respective assets of any of the foregoing), to the extent such statute, code or law governs or set forth any rules, regulations or procedures relating to the creation or perfection of security interests in such jurisdiction.

“Upstream Payment” means with respect to any Person that is a direct or indirect Subsidiary of the Issuer, a Distribution by such Person to the Issuer or to any other direct or indirect Subsidiary of the Issuer that owns Equity Interests in such Person, in each case, in the form of cash and/or intercompany receivables (as applicable) in an amount equal to at least the Issuer’s or such Subsidiary’s pro rata share of such Distribution, calculated based on its ownership of Equity Interests in such Person; provided, that, the Issuer and the Guarantors that (directly or indirectly) holds any Equity Interests in such Person received at least its pro rata share of such Distribution, calculated based on its relative ownership of such Person.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged.

“United States” or “U.S.” means the United States of America.

“Warrants” means the Tranche 1 Warrants (the “Tranche 1 Warrants”) and the Tranche 2 Warrants issued pursuant to the warrant agreement, dated the Plan Effective Date, among the Issuer, Computershare Inc., a Delaware corporation and its affiliate, and Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent.

“Weighted Average Life to Maturity” means when applied to any Debt any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by, (b) the then outstanding principal amount of such Debt.

“Wholly-Owned” means any Subsidiary of a specified Person, that 100% of the Equity Interests of such Subsidiary (other than (x) directors’ qualifying shares, and (y) shares issued to foreign nationals to the extent required by applicable law) is owned, directly or indirectly, by such Person and/or one or more of such specified Person’s other Subsidiaries that also qualify as Wholly-Owned Subsidiaries under this definition.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.14
“Certificated Notes”	2.01(b)
“Change of Control Offer”	4.23(a)
“Change of Control Purchase Date”	4.23(a)
“Change of Control Purchase Price”	4.23(a)
“Chapter 11 Cases”	Recitals
“Covenant Defeasance”	7.03
“Defaulted Interest”	2.12
“EDGAR”	4.26
“Event of Default”	5.01
“Excess Proceeds”	4.05(b)
“Excess Proceeds Offer”	4.05(b)
“Executed Documentation”	11.17
“Indemnified Parties”	6.09
“Initial Default”	5.02(f)
“Legal Defeasance”	7.02
“Mandatory Redemption”	3.1
“Mandatory Redemption Price”	3.1
“Mandatory Redemption Threshold Amount”	3.1
“New Real Property”	4.36(n)
“Parent Guarantor”	4.26
“Participants”	2.01(b)
“Paying Agent”	2.03
“Permitted Acquisition Debt”	4.01(g)
“Permitted Debt”	4.01
“Permitted Liens”	4.02

Term	Defined in Section
“Permitted Purchase Money Debt”	4.01(c)
“Permitted Purchase Money Liens”	4.02(v)
“Petition Date”	Recitals
“Registrar”	2.03
“Security Register”	2.03
“Subject Debt”	8.02(b)(vi)
“Successor Guarantor”	4.07(c)(ii)
“Successor Issuer”	4.07(b)(i)
“Tranche 1 Warrant Proceeds”	3.1
“Transfer Agent”	2.03

SECTION 1.03. Certain Calculations; Terms Generally.

(a) For purposes of determining compliance at any time with any of Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 4.14, in the event that any Debt, Lien, Distribution, Restricted Investment, Disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 4.14, it is understood and agreed that any Debt, Lien, Distribution, Restricted Investment, Disposition or Affiliate Transaction, as applicable, need not be permitted or not prohibited solely by reference to one of the clauses of Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 4.14, but may instead be permitted or not prohibited in part under any combination thereof.

(b) Unless the context of this Indenture or any other Notes Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day.

(c) Unless otherwise expressly stated, if this Indenture or any other Notes Document does not permit any Person to take any action or consummate any transaction directly, then such Person shall also not be permitted to take such action or consummate such transaction indirectly, or to assist or support any other Person in taking such action or consummating such transaction.

SECTION 1.04. Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with the United States generally accepted accounting principles in effect as of the date thereof (“GAAP”).

(iii) “or” is not exclusive;

(iv) “including” or “include” means including or include without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt;

(vii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision;

(viii) references to a Person shall include its successors and assigns; and

(ix) the terms “given”, “mailed”, “notify” or “sent” with respect to any notice to be given to a Holder pursuant to this Indenture, shall mean notice (x) given to the Depositary (or its designee) pursuant to the Applicable Procedures (in the case of a Global Note) or (y) mailed to such Holder by first class mail, postage prepaid, at its address as it appears on the Security Register (in the case of a certificated Note), in each case, in accordance with Section 10.02. Notice so “given” shall be deemed to include any notice to be “mailed” or “delivered”, as applicable, under this Indenture.

SECTION 1.05. Incorporation by Reference of Trust Indenture Act. This Indenture, the Notes and each supplemental indenture are or will be, as applicable, subject to the mandatory provisions of the Trust Indenture Act which are incorporated by reference in and made a part of this Indenture, the Notes and each supplemental indenture. The following Trust Indenture Act terms have the following meanings:

(a) “indenture securities” means the Notes;

(b) “indenture security holder” means a Holder;

(c) “indenture to be qualified” means this Indenture;

(d) “indenture trustee” or “institutional trustee” means the Trustee; and

(e) “obligor” or “Obligor” on the Notes and the Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor with respect to the Notes and the Guarantees, respectively.

All other terms used in this Indenture, the Notes or in any supplemental indenture which are defined in the Trust Indenture Act, either directly or by reference therein, or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in the Trust Indenture Act and in the Securities Act, as applicable.

ARTICLE TWO

THE NOTES

SECTION 2.01. The Notes.

(a) Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by-law, the rules of any securities exchange agreements to which the Issuer is subject, if any, or usage; provided, that any such notation, legend or endorsement is in form reasonably acceptable to the Issuer. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture; however, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. The Notes shall be issued only in fully registered form, without coupons, and only in minimum denominations of $1.00 in principal amount and any integral multiples of $1.00 in excess thereof.

(b) Notes. The Initial Notes are offered and sold in reliance on the provisions of Section 1145 the Bankruptcy Code and shall be issued initially (x) in the form of one or more global Notes substantially in the form of Exhibit A-1 hereto, with such applicable legends as are provided in Exhibit A-1 hereto (the “Global Note”), which shall be deposited on behalf of the Holders of the Notes represented thereby with the Depositary, registered in the name of the Depositary or its nominee, as the case may be, for credit to an account of DTC or members of, or participants and account holders in DTC (“Participants”), duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided or (y) in the form of one or more certificated Notes substantially in the form of Exhibit A-2 hereto (“Certificated Note”), which shall be delivered to Holders of Certificated Notes in accordance with direction provided by the Issuer, registered in the name of the Holder of such Certificated Note, duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Registrar.

Each Holder (a) consents to the subordination of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, and (c) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreement, when applicable, on behalf of such Holder. The foregoing provisions are intended as an inducement to the applicable “Secured Parties” (as defined in the Intercreditor Agreement) to extend credit to the Issuer, and such Secured Parties are intended third party beneficiaries of such provisions and the Intercreditor Agreement.

(c) Book-Entry Provisions. This Section 2.01(c) shall apply to the Global Note deposited with or on behalf of the Depositary.

Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or any custodian of the Depositary or under such Global Note, and the Depositary or its nominee may be treated by the Issuer, a Guarantor, the Trustee and any agent of the Issuer, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the Trustee or any agent of the Issuer, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and the Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note. The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Global Note and recorded in the Security Register, as hereinafter provided.

Subject to the provisions of Section 2.10(b) and Section 11.12, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes shall not be entitled to receive physical delivery of Certificated Notes.

SECTION 2.02. Execution and Authentication. A Senior Officer of the Issuer shall sign the Notes on behalf of the Issuer by manual or facsimile signature (including in PDF or similar format).

If a Senior Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Upon receipt of the Issuer Order directing the Trustee to authenticate the Notes specified in such Issuer Order, the Issuer shall execute and the Trustee shall authenticate (a) Original Notes, on the date hereof, for original issue up to an aggregate principal amount of $150,000,000 and (b) Additional Notes, from time to time for an aggregate principal amount specified in such Issuer Order for such Additional Notes issued hereunder. Any issuance of Additional Notes shall be subject to compliance at the time of issuance of such Additional Notes with the provisions of Sections 4.06 and 4.07. Any issue of Additional Notes that is to utilize the same ISIN or CUSIP number as a Note already issued hereunder shall be effected in a manner and under circumstances whereby the Additional Notes are fungible with the Original Notes for U.S. federal income tax purposes. Otherwise the Additional Notes will have a separate CUSIP or ISIN number.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar Transfer Agent or Paying Agent to deal with the Holders, the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, (i) being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability, (ii) in good faith by its board of directors, executive committee or a trust committee of directors and/or Trust Officers of the Trustee in good faith determines that such action would expose the Trustee to personal liability to Holders of any outstanding series of Notes, or (iii) if the issue of such Notes pursuant to this Indenture will affect the Trustee’s own rights, duties or immunities under the Notes and this Indenture or otherwise in a manner which is not reasonably acceptable to the Trustee.

SECTION 2.03. Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.

The Issuer shall maintain a Transfer Agent and Paying Agent. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents. The Issuer or any of its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, that neither the Issuer nor any of its Affiliates shall act as Paying Agent for the purposes of Articles Three and Eight and Sections 4.09, 4.11 and 4.21.

The Issuer hereby appoints the Trustee at the address set forth in Section 11.02 as Paying Agent and the Trustee accepts such appointment. The term “Paying Agent” includes any additional paying agents. The rights, powers, duties, obligations and actions of each Agent under this Indenture are several and not joint or joint and several, and the Agents shall only be obliged to perform those duties expressly set out in this Indenture and shall have no implied duties.

The Issuer initially appoints the Trustee as the Registrar in connection with the Notes and the Trustee accepts such appointment. The Issuer initially appoints the Trustee as the Transfer Agent and the Trustee accepts such appointment. The term “Registrar” includes any additional co-registrars. The term “Transfer Agent” includes any additional transfer agents.

Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Security Register”) in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof. In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

The Issuer shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 6.09.

SECTION 2.04. Paying Agent To Hold Money in Trust. Not later than 10:00 a.m. Eastern time on each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

During the continuance of a Default under this Indenture, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Upon any Insolvency Proceedings relating to the Issuer, the Trustee may serve as Paying Agent. Upon complying with this Section 2.04, the Paying Agent shall have no further liability for the money delivered. For the avoidance of doubt, each Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments and disbursements to be made by it (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04 and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment. No money held by an Agent needs to be segregated except as is required by law.

SECTION 2.05. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at stated intervals of not more than six months and no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders as of a date not more than fifteen (15) calendar days prior to the time such list is furnished, including the aggregate principal amount of Notes held by each Holder.

SECTION 2.06. Transfer and Exchange.

(a) Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall, upon receipt of the Issuer Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuer may require payment of a sum sufficient to cover any transfer tax, agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Section 2.06, Section 2.10, Section 4.07 or Section 9.05) or in accordance with an Excess Proceeds Offer pursuant to Section 4.05 or a Change of Control Offer pursuant to Section 4.11, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note, other than any exchange or transfer of interests of beneficial owners in a Global Note transferred in accordance with the rules and Applicable Procedures, shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note, other than any exchange or transfer of interests of beneficial owners in a Global Note transferred in accordance with the rules and Applicable Procedures, shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar. Prior to due presentment for the registration of a transfer of any Note, the Trustee, Transfer Agent, Registrar and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, Transfer Agent, Registrar or the Issuer shall be affected by notice to the contrary.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer and such other information and documents required by the Registrar or Issuer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Issuer nor the Trustee, Registrar or any Paying Agent shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of fifteen (15) Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.02 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b) Except as otherwise set forth in Section 2.10, a Global Note may be transferred, in whole and not in part, only to the Depositary or a nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures.

(c) A Holder of a Certificated Note may transfer or exchange its Certificated Note for a beneficial interest in a Global Note at any time. Upon receipt of a request for such transfer or exchange, the Registrar will (x) cancel such Certificated Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Note in certificated form, deliver to the Holder thereof one or more new Certificated Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Certificated Note, registered in the name of the Holder thereof.

Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 2.06(c), the Registrar shall register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In the event that the requesting Holder does not transfer the entire principal amount of Notes represented by any such Certificated Note, the Registrar shall cancel or cause to be canceled such Certificated Note and the Issuer (who will have been informed of such cancelation) shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and deliver to the requesting Holder and any transferee Certificated Notes in the appropriate principal amounts to reflect such transfer.

(d) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends, the Notes so issued shall bear the restricted Notes legends and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Issuer such satisfactory evidence, which may include an opinion of counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Section 1145 the Bankruptcy Code, as amended. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall authenticate and deliver Notes that do not bear the legend.

(e) None of the Trustee, Registrar or Transfer Agent shall have any responsibility for any actions taken or not taken by the Depositary, Euroclear or Clearstream, as the case may be.

SECTION 2.07. Replacement Notes. If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of such Note, the Issuer shall issue and the Trustee shall, upon receipt of the Issuer Order, authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Issuer and any requirement of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Issuer.

SECTION 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note that has been replaced is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09. Notes Held by the Issuer. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver, consent, amendment, modification, or other change to this Indenture, Notes owned by the Issuer or by any Affiliate of the Issuer shall be disregarded and considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver, consent, amendment, modification or other change to this Indenture, only Notes of which a Trust Officer of the Trustee has written notice as being so owned shall be so disregarded. Notes held by a Holder which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee that the pledgee has the right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10. Certificated Notes.

(a) A Global Note deposited with the Depositary pursuant to Section 2.01 shall be transferred in whole to the beneficial owners thereof in the form of Certificated Notes only if such transfer complies with Section 2.06 and (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as the Depositary for such Global Note, or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed by the Issuer within ninety (90) days of such notice, or (ii) an Event of Default, or an event which after notice or lapse of time or both would be an Event of Default, has occurred and is continuing with respect to the Notes or (iii) such transfer is to the Issuer or an Affiliate of the Issuer. Notice of any such transfer shall be given by the Issuer in accordance with the provisions of Section 11.02.

(b) Any Global Note that is transferable to the beneficial owners thereof in the form of Certificated Notes pursuant to this Section 2.10 shall be surrendered by the Depositary to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at Maturity of Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in fully registered form in denominations of $1.00 and $1.00 in integral multiples thereof and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Depositary or its nominee or the Depositary or its nominee. In the event that a Global Note becomes exchangeable for Certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03. Such Certificated Notes shall bear the applicable legends set forth in Exhibit A-2 hereto.

(c) In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

SECTION 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. Any Notes held by the Issuer or any of its Affiliates shall be disregarded for voting purposes in connection with any notice, waiver, consent, direction, amendment, modification or other change to this Indenture requiring the vote or concurrence of Holders. Any Notes purchased or redeemed by the Issuer or any of its Affiliates shall be delivered to the Trustee for cancellation in accordance with the terms hereof. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Issuer upon its written request therefor.

SECTION 2.12. Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than fifteen (15) days and not less than ten (10) days prior to the proposed payment date and not less than fifteen (15) days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than fifteen (15) days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be delivered, as applicable in accordance with the Applicable Procedures or through mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than ten (10) days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below. Such Notice may also be delivered in accordance with the Applicable Procedures.

(b) The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.14. ISIN and CUSIP Numbers. The Issuer in issuing the Notes may use ISIN or CUSIP numbers (if then generally in use), and, if so, the Trustee shall use ISIN or CUSIP numbers, as appropriate, in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the ISIN or CUSIP numbers.

SECTION 2.15. Issuance of Additional Notes. The Issuer may, subject to Sections 4.01 and 4.02 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. Any issuance shall be subject to compliance at the time of issuance of such Additional Notes with the provisions of Sections 4.01 and 4.02. The Original Notes issued on the date of this Indenture and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b) the issue price, the issue date, the CUSIP number of such Additional Notes, the first Interest Payment Date and the amount of interest payable on such first Interest Payment Date applicable thereto and the date from which interest shall accrue; and

(c) that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the Officer’s Certificate, authenticate the Additional Notes in accordance with the provisions of Section 2.02 of this Indenture.

ARTICLE THREE

REDEMPTION; OFFERS TO PURCHASE

SECTION 3.01. Right of Redemption. The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Prices or Mandatory Redemption Price, as applicable, as set forth in the Notes and this Article Three. Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

SECTION 3.02. Notices to Trustee. If the Issuer elect to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed, the Redemption Price and the paragraph of the Notes pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee provided for in this Section 3.02 in writing at least ten (10) days before the date notice is mailed or delivered to the Holders in accordance with the Applicable Procedures, pursuant to Section 3.04 unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption will comply with the conditions herein and setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date,

(iii) the principal amount of Notes to be redeemed and (iv) the redemption price, if then ascertainable. The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not less than fifteen (15) days after the date of notice to the Trustee.

SECTION 3.03. Selection of Notes To Be Redeemed. If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on any securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed (so long as resulting in such redemption being on a pro rata basis), (b) if the Notes are not listed on any securities exchange, on a pro rata basis, to the extent practicable, or, if the pro rata basis is not practicable for any legitimate reason (as determined by the Trustee in good faith), by lot or such other similar method as the Trustee shall deem fair and appropriate to give effect to the pro rata requirements otherwise applicable, in each case in accordance with the Applicable Procedures (except that any Notes represented by a Global Note will be redeemed in accordance with the Applicable Procedures).

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. The Trustee may select for redemption portions equal to $1.00 in principal amount or any integral multiple thereof. No partial redemption shall reduce the principal amount of a Note not so redeemed to less than $1.00. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

SECTION 3.04. Notice of Redemption.

(a) At least fifteen (15) days but not more than sixty (60) days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail, postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder whose Notes are to be redeemed at such Holder’s registered address and shall comply with the provisions of Section 11.02 or otherwise in accordance with the Applicable Procedures, except that redemption notices may be mailed more than sixty (60) days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. Any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any equity offering, a refinancing transaction or any other corporate transactions.

(b) The notice shall identify the Notes to be redeemed (including ISIN or CUSIP numbers) and shall state:

(i) the Redemption Date;

(ii) the appropriate calculation of the Redemption Price and the amount of accrued interest, if any, to be paid;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(v) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1.00 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi) that, if any Note contains an ISIN or CUSIP number, no representation is being made as to the correctness of such ISIN or CUSIP number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii) that, unless the Issuer and the Guarantors default in making such redemption payment, and subject to satisfaction of any conditions specified in such notice, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and

(viii) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed.

At the Issuer’s written request, the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.04.

SECTION 3.05. Deposit of Redemption Price. No later than 10:00 a.m. Eastern time on the Redemption Date, or prior to any Redemption Date, the Issuer shall deposit or cause to be deposited with the Paying Agent (or, if or an Affiliate of the Issuer is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued and unpaid interest, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation. Notwithstanding anything to the contrary herein, the payment of accrued interest in connection with any redemption of Notes as described under this Article Three shall be made solely in Cash. The Paying Agent shall return to the Issuer any money so deposited that is not required for that purpose.

SECTION 3.06. Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided below, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date, subject to satisfaction of any conditions precedent specified in the notice of redemption, at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes) such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when mailed, or delivered in accordance with the Applicable Procedures, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

SECTION 3.07. Notes Redeemed in Part.

(a) Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided, that each such Global Note shall be in a principal amount at final Stated Maturity of $1.00 or an integral multiple of $1.00 in excess thereof.

(b) Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided, that each such certificated Note shall be in a principal amount at final Stated Maturity of $1.00 or an integral multiple of $1.00 in excess thereof.

SECTION 3.08. Reserved.

SECTION 3.09. Optional Redemption.

(a) The Issuer may, at its option, on any one or more occasions redeem all or a part of the Notes, upon notice as described in Section 3.04 of the Indenture at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest, if any, but excluding the Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date.

(b) Any redemption pursuant to this Section 3.09 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.09 of the Indenture.

SECTION 3.10. Mandatory Redemption or Repurchase.

In the event that the net cash proceeds from the exercise of the Tranche 1 Warrants (“Tranche 1 Warrant Proceeds”) exceeds $50,000,000 (a “Mandatory Redemption Threshold Amount”), then the Issuer shall redeem, repurchase, purchase or acquire, on a pro rata basis or other method in accordance with the Applicable Procedures and this Article Three, an amount of Notes equal to 50.0% of such Tranche 1 Warrant Proceeds (or such lesser amount if the Mandatory Redemption Price for all then outstanding Notes is less than 50% of such Tranche 1 Warrant Proceeds) at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) accrued and unpaid interest, if any, but excluding the applicable redemption date (the “Mandatory Redemption Price”), subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (each such redemption, repurchase, purchase or acquisition, a “Mandatory Redemption”). The Issuer shall not be required to conduct more than two (2) Mandatory Redemptions in any one (1) calendar year and any Tranche 1 Warrant Proceeds not applied to a Mandatory Redemption in a calendar year shall be carried over to subsequent calendar years until applied to a Mandatory Redemption. The aggregate amount of any Mandatory Redemption shall not be less than $5,000,000 (or such lesser amount if the Mandatory Redemption Price for all then outstanding Notes is less than $5,000,000). Subject to the other provisions of this Section 3.10, the Issuer shall initiate a Mandatory Redemption in accordance with the other provisions of this Article Three within ten (10) business days of the date the aggregate amount of Tranche 1 Warrant Proceeds exceeds the Mandatory Redemption Threshold Amount.

ARTICLE FOUR

COVENANTS

SECTION 4.01. Permitted Debt. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, create, incur, guarantee or suffer to exist any Debt, except Debt incurred or arising in compliance with Section 4.01(a) through Section 4.01(aa) below (collectively, “Permitted Debt”):

(a) the Debt and other obligations under the Senior Credit Facility and any Permitted Refinancing thereof;

(b) (i) the Notes in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding, (ii) the Convertible Notes in an aggregate principal amount not to exceed $260,000,000 at any one time outstanding and (iii) any Permitted Refinancing of any Debt incurred pursuant to clauses (i) or (ii) hereof;

(c) (i) any New Miner Equipment Lender Debt incurred on the Issue Date; provided, that (x) the aggregate principal amount of such New Miner Equipment Lender Debt shall not at any time exceed $52,946,996.93, and (y) such New Miner Equipment Lender Debt (and any Liens securing the same) shall be subject to the New Miner Equipment Lender Intercreditor Agreement, and (ii) any Debt under any Capital Lease Obligations, any purchase money Debt, and any other Debt, in each case, incurred after the Issue Date by the Issuer or any Guarantor to finance (and incurred within 270 days of) the acquisition, construction, repair, or improvement of any fixed or capital assets, any Permitted Refinancing Debt incurred pursuant to a Permitted Refinancing of the foregoing; provided, further, that, (A) as of the time of, and after giving pro forma effect to the incurrence of any such Debt, (I) no Event of Default shall have occurred or shall be continuing, or would result therefrom, and (II) the Fixed Charge Coverage Ratio shall be at least 1.75 to 1.00, (B) such Debt shall be incurred pursuant to an arm’s length transaction consummated in the Ordinary Course of Business, and (C) such Debt shall either be unsecured, or shall be secured solely by Permitted Purchase Money Liens attaching only the assets acquired, constructed, repaired or improved with the proceeds such Debt; provided, that the aggregate principal amount of all Debt that shall be permitted to be incurred or outstanding pursuant to this clause (c) shall not at any time exceed the greater of (x) $250,000,000, and (y) 10% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (any and all Debt incurred in accordance with this clause (c), “Permitted Purchase Money Debt”);

(d) Permitted Acquired Debt, and any Permitted Refinancing Debt incurred pursuant to a Permitted Refinancing thereof;

(e) [Reserved];

(f) Debt in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, corporate purchasing cards and other credit cards, cash management, and similar arrangements, in each case, incurred in the Ordinary Course of Business;

(g) Debt incurred by the Issuer or a Guarantor to (x) finance any Permitted Acquisition by the Issuer or such Guarantor (but not for working capital purposes), so long as the proceeds thereof are actually used for such purposes and such Debt is incurred on or about the date that such Permitted Acquisition is actually consummated, and any Permitted Refinancing Debt incurred pursuant to a Permitted Refinancing of such Debt or (y) finance the purchase of any Equipment by the Issuer or a Guarantor; provided, that, (i) in the case of each of the foregoing, as of the time of, and after giving pro forma effect to, the incurrence of any Debt under this clause (g), (A) no Event of Default shall have occurred or shall be continuing or would result therefrom, and (B) the Fixed Charge Coverage Ratio shall be at least 1.75 to 1.00, (ii) Debt under this clause (g) shall either be unsecured, or shall be secured solely by Liens attaching only the assets acquired pursuant to any Permitted Acquisition that was financed with the proceeds such Debt, and (iii) the aggregate amount of all Debt that shall be permitted to be incurred or outstanding pursuant to this clause (g) shall not at any time exceed the greater of (A) $90,000,000 and (B) 45.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period (Debt incurred and outstanding in accordance with the foregoing clauses, “Permitted Acquisition Debt”);

(h) Debt owing by the Issuer or any Guarantor to the Issuer or any other Guarantor; provided, that any such Debt shall be evidenced by, and subject to, a Global Intercompany Note and the Intercompany Subordination Agreement;

(i) Debt incurred in connection with the financing of insurance premiums in the Ordinary

Course of Business;

(j) Debt owed to any Person providing workers’ compensation, unemployment insurance, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the Ordinary Course of Business;

(k) Debt in respect of performance bonds, completion guarantees, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the Ordinary Course of Business;

(l) (i) Debt owed by any Subsidiary of the Issuer that is not a Guarantor to the Issuer or any Guarantor, so long as the aggregate outstanding amount of all such Debt shall not exceed $5,000,000 at any time, and

(ii) Debt owed by any Subsidiary of the Issuer that is not a Guarantor to any other Subsidiary of the Issuer that is not a Guarantor; provided, that all Debt under this clause (l) shall be evidenced by a Global Intercompany Note and be permitted under clause (f) of the definition of “Restricted Investment”;

(m) Permitted Contingent Obligations comprising Guarantee Obligations of the Issuer or any Guarantor with respect to Debt of the Issuer or any other Guarantor expressly permitted by this Section 4.01 (other than any New Miner Equipment Lender Debt); provided, that such Guarantee Obligations shall not rank senior to the Guarantees of the Notes, and, if the Debt being guaranteed is subordinated or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Debt being guaranteed;

(n) Debt owing by the Issuer or any Guarantor to any Subsidiary that is not the Issuer or a Guarantor, so long as such Debt is (i) unsecured, (ii) evidenced by a Global Intercompany Note, (iii) subordinated pursuant to the Intercompany Subordination Agreement and (iv) permitted under clause (f) of the definition of “Restricted Investment”;

(o) unsecured Debt under Swap Obligations incurred or arising pursuant to any Swap Agreement entered into by the Issuer or any Guarantor in the Ordinary Course of Business for purposes of hedging the cost of up to 100% of the power required for customary operational needs of the Issuer or any Guarantor (as projected in good faith by the Issuer based upon historical usage) and not for speculative purposes; provided, that, the entry into such Swap Agreement and incurrence of such Swap Obligations shall have been approved by (and such Swap Agreements shall be on terms and conditions, and with counterparties that are acceptable to) (i) the Board of Directors of the Issuer, and (ii) at least two (2) Class 3 Directors, in the case of (A) any single Swap Obligation or series of related Swap Obligations in excess of $5,000,000 in the aggregate, or (B) any Swap Obligation the incurrence of which would cause the aggregate amount of all Swap Obligations to exceed $15,000,000; provided, further, that,

(i) such Debt and Swap Obligations shall not be guaranteed by any Person that is not the Issuer or a Guarantor, and

(ii) as of the time of, and after giving pro forma effect to, the incurrence of any such Debt or Swap Obligation, (x) no Event of Default shall have occurred or shall be continuing or would result therefrom, and (y) the Fixed Charge Coverage Ratio shall be at least 1.75 to 1.00 (any Debt and Swap Obligations incurred in compliance with the foregoing, “Permitted Power Hedge Obligations”);

(p) M&M Lien Settlement Debt in an original principal amount of $54,451,925;

(q) Debt consisting of take or pay obligations contained in supply arrangements entered into in the Ordinary Course of Business; provided, that the aggregate amount thereof incurred or arising or outstanding at any one time shall not exceed $500,000;

(r) guarantees required by Governmental Authorities in the Ordinary Course of Business;

(s) [Reserved.];

(t) [Reserved.];

(u) Mortgage Takeback Debt in an original principal amount of $1,000,000;

(v) endorsements for collection, deposit, or negotiation and warranties of products or services, in each case, incurred or arising in the Ordinary Course of Business;

(w) Reinstated Other Secured Debt and any Permitted Refinancing thereof; provided, that, the aggregate amount of Debt under this Section 4.01(w) at any time outstanding shall not exceed $21,000,000 (all such Debt, “Permitted Prior Debt”);

(x) Debt (other than Debt of the types listed in the foregoing clauses) of the Issuer or any Guarantor, so long as the aggregate amount thereof outstanding at any one time shall not exceed $10,000,000; provided, that such Debt shall be unsecured or shall be secured in accordance with Section 4.02(aa) on a junior basis to the Notes and subject to an Acceptable Intercreditor Agreement;

(y) Debt of the Issuer or any Guarantor (other than Debt of the types listed in the foregoing clauses), so long as the aggregate amount thereof outstanding at any one time shall not exceed an amount equal to the greater of (i) $10,000,000 and (ii) 5.0% of Consolidated Adjusted EBITDA for the Test Period most recently ended; provided, that such Debt (i) shall not be in the form of Borrowed Money and (ii) shall not be secured or guaranteed;

(z) to the extent constituting Debt, any obligations in respect of or under the GUC Contingent Payment Obligations, the Warrants and the New CVRs; and

(aa) Debt in respect of all interest accruing on (including capitalized interest and interest paid in kind), and all reasonable and documented fees and expenses payable in connection with, any other Debt incurred in accordance with any other clauses in this Section 4.01.

For purposes of determining compliance with this Section 4.01, if an item of Debt meets the criteria of more than one of the categories of Debt described above, the Issuer shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Debt (or any portion thereof) and will only be required to include the amount and type of such Debt in one or more of the above clauses; provided, that (x) all Debt incurred under the Senior Credit Facility will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 4.01 and (y) all Debt outstanding under the Notes Documents will be deemed to have been incurred in reliance only on the exception in clause (b) of this Section 4.01; provided, further, that all New Miner Equipment Lender Debt and any related Permitted Refinancing Debt shall be deemed incurred and shall be required to be outstanding at all times pursuant to Section 4.01(c).

SECTION 4.02. Permitted Liens. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, create or suffer to exist any Lien upon any of its property or assets, except the following Liens (collectively, “Permitted Liens”):

(a) Liens securing Debt and other obligations under the Senior Credit Facility and any Permitted Refinancing thereof, which Liens may rank senior to, pari passu with, or junior to, the Notes; provided, that such Liens, and the holders thereof and secured parties thereunder, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement;

(b) Liens on Collateral to secure any (i) Notes, (ii) Convertible Notes or (iii) any Debt incurred in accordance with Section 4.01 pursuant to the Permitted Refinancing of the foregoing; provided, that, in the case of foregoing clauses (ii) and (iii) with respect to the Convertible Notes, such Liens shall rank junior to the Liens securing the Notes and, in the case of (i) and (iii) with respect to Notes, such Liens may rank pari passu with, or junior to, the Notes and, in each case, (x) such Liens shall rank junior to the Liens securing the Senior Credit Facility, and (y) such Liens, and the holders thereof and secured parties thereunder, shall be subject to the Intercreditor Agreement or other Acceptable Intercreditor Agreement;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the real or personal property or materially impair operation of the business of any the Issuer or any Subsidiary;

(e) customary Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations, surety, stay, customs, and appeal bonds, performance bonds, and other similar obligations, or arising as a result of progress payments under government contracts;

(f) pledges, deposits, or Liens in the Ordinary Course of Business in connection with (i) workers’ compensation, payroll taxes, unemployment insurance, and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer, any Guarantor or any of the Subsidiaries;

(g) Liens arising by virtue of a judgment or judicial order against the Issuer or any Guarantor, or any real or personal property of the Issuer or any Guarantor, as long as such judgment does not otherwise result in an Event of Default under Section 5.01(vii);

(h) easements, rights-of-way, restrictions, encroachments, other survey defects or matters that would be shown by a current, accurate survey of physical inspection, and covenants, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions, or other agreements of record, and other similar charges, encumbrances or irregularities in title on Real Property imposed by law or arising in the Ordinary Course of Business that do not or could not reasonably be expected to materially detract from the value of the affected property nor secure any monetary obligation and do not interfere with the business of the Issuer or the Guarantors in any material respect;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens securing Permitted Prior Debt (the “Permitted Prior Liens”);

(k) leases, licenses, subleases or sublicenses granted to others that do not (i) interfere in any material respect with the business of the Issuer or its Subsidiaries or (ii) secure any Debt;

(l) Liens arising from UCC financing statements filed regarding (i) operating leases entered into by the Issuer or a Guarantor and (ii) goods consigned or entrusted to or bailed to a Person in the Ordinary Course of Business;

(m) Liens in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods;

(n) Liens solely on any Cash earnest money deposits made by the Issuer or a Guarantor or any Subsidiary in connection with any letter of intent or purchase agreement not prohibited by this Indenture;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or a Guarantor in the Ordinary Course of Business permitted by this Indenture;

(p) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes;

(q) Liens (i) on Cash advances in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in an Asset Disposition permitted hereunder, to the extent that such Asset Disposition would have been permitted on the date of the creation of such Lien;

(r) ground leases in respect of real property on which facilities owned or leased by the Issuer or any Guarantor are located;

(s) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto not to exceed the amount of such premiums in the Ordinary Course of Business;

(t) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the Ordinary Course of Business;

(u) deposits of Cash with the owner or lessor of premises leased and operated by the Issuer or any Guarantor to secure the performance of the Issuer’s or such Guarantor’s obligations under the terms of the lease for such premises in the Ordinary Course of Business;

(v) Liens securing Permitted Purchase Money Debt or Debt incurred to purchase Equipment under Section 4.01(g); provided, that, (x) in each case, such Liens shall only attach to the assets financed with such Debt and (y) any Liens securing any New Miner Equipment Lender Debt and Permitted Refinancing thereof incurred in accordance with Section 4.01(c) shall be subject to a New Miner Equipment Intercreditor Agreement or an Acceptable Intercreditor Agreement, as applicable (any Liens incurred and outstanding in accordance with this clause (v), the “Permitted Purchase Money Liens”);

(w) [Reserved.];

(x) any Lien on any assets acquired pursuant to any Permitted Acquisition (except any Equity Interests of any Person that becomes a Subsidiary pursuant to such Permitted Acquisition), if such Liens are required by the terms thereof to survive consummation of such Permitted Acquisition; provided, that, (i) such Lien was granted, incurred or otherwise came into existence (and was properly attached to such assets) prior to the time that such Permitted Acquisition was consummated, and (ii) such Lien was not granted, incurred or otherwise came into existence in connection with, or in contemplation of, such Permitted Acquisition;

(y) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(z) any Lien securing any Permitted Acquired Debt and attaching only on the assets acquired pursuant to the related Permitted Acquisition (except any Equity Interests of any Person that becomes a Subsidiary pursuant to such Permitted Acquisition); provided, that, (i) such Lien was granted, incurred or otherwise came into existence (and was properly attached to such assets) prior to the time that such Permitted Acquisition was consummated, and (ii) such Lien was not granted, incurred or otherwise came into existence in connection with, or in contemplation of, such Permitted Acquisition;

(aa) other Liens incurred in the Ordinary Course of Business to secure Debt or other obligations of the Issuer or any Guarantor in an aggregate principal amount at any time outstanding not to exceed the greater of $10,000,0000 and 5.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period incurred in accordance with Section 4.01(x); provided, that (i) such Liens shall rank junior to the Liens securing the Notes and (ii) such Liens, and the Debt secured thereby (and the holders thereof) shall be subject to an Acceptable Intercreditor Agreement;

(bb) Liens (which shall rank junior to the Liens securing the Notes) upon real or personal property leased in the Ordinary Course of Business under operating leases entered into in accordance with this Indenture by the Issuer or any of its Subsidiaries in favor of the lessor; provided, that, (i) such Liens shall have been created at the inception of such lease transaction, (ii) such Liens shall only secure obligations of the Issuer or any of its Subsidiaries under or in respect of such lease, and (iii) such Liens shall attach to or cover only the property subject to such lease and improvements thereon;

(cc) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Debt, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in accordance with this Indenture in the Ordinary Course of Business of the Issuer or any of the Subsidiaries or (iii) relating to purchase orders and other agreements entered into in accordance with this Indenture with customers of any Subsidiary in the Ordinary Course of Business;

(dd) Liens on Cash and Cash Equivalents securing reimbursement obligations under letters of credit permitted hereunder;

(ee) [Reserved.];

(ff) Liens securing Mortgage Takeback Debt and M&M Lien Settlement Debt permitted under Section 4.01 and attaching only to the assets acquired or financed with the proceeds of such Mortgage Takeback Debt, or M&M Lien Settlement Debt, as applicable;

(gg) Liens in connection with any zoning, building or similar requirement of law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon;

(hh) Liens on any assets of the Issuer or any Guarantor granted to secure Debt owing by it to the Issuer or another Guarantor incurred in accordance with Section 4.01(h);

(ii) Liens on any assets of any Subsidiary that is not a Guarantor granted to secure Debt owing by such Subsidiary to the Issuer or a Guarantor incurred in accordance with Section 4.01(l); and

(jj) Liens securing Debt permitted under Section 4.01(aa).

For the avoidance of doubt, notwithstanding anything else herein to the contrary, no Lien on any property or assets of the Issuer or a Guarantor (including any Permitted Lien or Permitted Prior Lien) shall rank pari passu with, or senior to, any Lien thereon granted in favor of the Collateral Agent or otherwise securing the Notes except to the extent expressly permitted pursuant to this Section 4.02 (as in effect on the Issue Date).

SECTION 4.03. Distributions; Upstream Payments. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, declare or make any Distributions, except the following:

(a) Upstream Payments;

(b) Distributions or payments in order to pay Taxes imposed on, or incurred by, the Issuer or a Guarantor;

(c) Distributions used to pay franchise, excise or similar taxes attributable to the Issuer and its Subsidiaries, and reasonable and customary operating or overhead costs, in each case, required to maintain the Issuer’s and any of its Subsidiary’s corporate or organizational existence;

(d) Distributions to finance cash payments in lieu of the issuance of fractional shares of Equity Interests in the Issuer upon exercise or conversion of securities issued in accordance with this Indenture that are exchangeable for or convertible into Equity Interests of the Issuer, or in connection with any share dividend, share split (or reverse share split), merger, consolidation, amalgamation or other business combination of the Issuer, in each case, consummated in accordance with this Indenture;

(e) Distributions used to repurchase Equity Interests deemed to occur upon the exercise of stock options or similar equity rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or similar equity rights and repurchases of Equity Interests or options to purchase Equity Interests in connection with the exercise of stock options or similar equity rights, in each case, to the extent necessary to pay applicable withholding or similar taxes;

(f) any other Distribution in an amount not exceed then-remaining Available Amount (if any) (which shall, for the avoidance of doubt, be calculated after giving effect to (x) all Distributions made pursuant to this clause (e), and all Investments made pursuant to clause (k) of the definition of “Restricted Investment”, at any time through to (and including on) the date of such Distribution, and (y) all other Distributions pursuant to this clause, and all Investments pursuant to clause (k) of the definition of “Restricted Investment”, proposed to be made on or about the same date as such Distribution); provided, that, (x) pro forma for such Distribution, the Fixed Charge Coverage Ratio shall be at least 2.00 to 1.00 and (y) no Default or Event of Default shall have occurred or shall be continuing or result therefrom; and

(g) Distributions used to make payments in Cash to holders of the New CVRs in accordance with, or as contemplated by, the New Contingent Value Rights Agreement; provided, that no Event of Default shall have occurred or shall be continuing or result therefrom.

In addition, the Issuer shall not create or permit to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for Permitted Restrictions.

For the avoidance of doubt, nothing herein shall prohibit or limit any payment of any principal, interest, premium (if any), fees or other amounts payable in respect of the Senior Credit Facility, the Notes, the Convertible Notes, any Permitted Purchase Money Debt, Permitted Prior Debt, Mortgage Takeback Debt, M&M Lien Settlement Debt, Debt incurred to finance any Permitted Acquisition or the purchase of Equipment, Permitted Acquired Debt, New Miner Equipment Lender Debt and Permitted Prior Debt, or any Permitted Refinancing of the foregoing incurred in accordance with Section 4.01, in each case, to the extent such payment is made in accordance with the terms of (a) the definitive documentation governing such Debt, and (b) (i) in the case of the Notes and the Convertible Notes, the Intercreditor Agreement, and (ii) in the case of the New Miner Equipment Lender Debt, the New Miner Equipment Intercreditor Agreement.

SECTION 4.04. Restricted Investments. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, make any Restricted Investment.

SECTION 4.05. Dispositions.

(a) The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, consummate any Asset Disposition, except a Permitted Asset Disposition; provided, that, any proceeds received at any time by the Issuer or any Subsidiary from a Permitted Asset Disposition shall be maintained by them in accordance with this Indenture (it being agreed that, in the case of any proceeds in the form of Cash or Cash Equivalents, the same shall at all times be held in a Deposit Account subject to a Control Agreement); provided, further, that, no such Cash or Cash Equivalents received in connection with a Permitted Asset Disposition shall be transferred out of any such Deposit Account except as otherwise not prohibited by the other terms of this Indenture or as otherwise permitted by an Acceptable Intercreditor Agreement. For the avoidance of doubt, the foregoing shall not be construed as permitting, and shall not operate as a consent or waiver with respect to, the consummation of any Asset Disposition, or the payment of any disbursement, in each case, that would not otherwise be permitted hereunder, or any Default or Event of Default resulting from the same, or any consequence thereof.

(b) The Issuer may apply the Net Cash Proceeds from any such Permitted Asset Disposition to comply with the mandatory prepayment or similar requirements set forth in (w) any Debt secured by Liens that are senior in right of priority to the Liens securing the Notes, including the Senior Credit Facility, (x) an Acceptable Intercreditor Agreement, (y) any Debt senior in right of payment to the Notes or (z) in any other Debt that is both pari passu in right of payment to the Notes and is secured by Liens raking pari passu to the Liens securing the Notes; provided, that, in the cause of clause (z), the Issuer shall also equally and ratably reduce the Debt under the Notes by making an offer (in accordance with the procedures set forth below for an Excess Proceeds Offer) to all Holders to purchase, on a pro rata basis, the Notes in Cash at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Any Net Cash Proceeds from any Permitted Asset Disposition that are not applied in accordance with the immediately preceding sentence will be deemed to constitute “Excess Proceeds”. Within fifteen (15) Business Days of the date that the aggregate amount of Excess Proceeds exceeds $25,000,000, the Issuer make an offer (an “Excess Proceeds Offer”) to all the Holders on a pro rata basis, in accordance with the procedures set forth in this Indenture, to purchase the maximum aggregate principal amount of the Notes (expressed as a multiple of $1.00) that may be purchased out of such Excess Proceeds in Cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The Issuer may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Disposition by making an Excess Proceeds Offer with respect to such Net Cash Proceeds with respect to Excess Proceeds of $25,000,000 or less.

(c) If the Issuer is obligated to make an Excess Proceeds Offer, the Issuer will offer to purchase the Notes from the Holders thereof in minimum amounts of $1.00 and integral multiples of $1.00 above such amount, on a date that is not earlier than thirty (30) days and not later than sixty (60) days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act.

(d) If the aggregate principal amount of Notes validly tendered and not withdrawn by Holders thereof in an Excess Proceeds Offer exceeds the aggregate amount of Excess Proceeds, the Notes to be purchased will be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes tendered by each Holder) and in accordance with the Applicable Procedures. To the extent that the aggregate amount of Notes validly tendered and accepted pursuant to an Excess Proceeds Offer is less than the amount of Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not otherwise prohibited under this Indenture. Upon completion of any such Excess Proceeds Offer, the amount of Excess Proceeds that resulted in the Excess Proceeds Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

(e) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof. Any Notes so purchased in an Excess Proceeds Offer shall be delivered to the Trustee for cancellation.

SECTION 4.06. Prepayments of Subordinated Indebtedness. Neither the Issuer nor any Guarantor shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, of any Subordinated Debt of the Issuer or any of its Subsidiaries prior to its scheduled maturity.

SECTION 4.07. Merger and Other Changes.

(a) Other than pursuant to this Section 4.07, the Issuer and any Guarantor shall not change its legal name; change its tax, charter or other organizational identification number; or change its form or state of organization.

(b) The Issuer shall not liquidate, wind up its affairs or dissolve itself, or effect a Division, merge, combine or consolidate with any Person, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions, to any Person, unless:

(i) (A) the Issuer shall be the continuing or surviving Person or (B) (1) the Person (x) formed by or surviving any such Division, merger, combination or consolidation (if other than the Issuer), (y) into which the Issuer has been liquidated, wound up or dissolved, or (z) to which such Disposition of all or substantially all of the assets of the Issuer is made (any such Person, the “Successor Issuer”) is an entity organized or existing under the laws of the State of Delaware; (2) concurrently with such transaction, the Successor Issuer expressly assumes all Obligations of the Issuer (including all obligations under this Indenture and the other Notes Documents to which the Issuer is a party), and grants Liens in favor of the Secured Parties on all of its assets to at least the same extent, and on terms at least as favorable to the Holders as, the Liens granted by the Issuer, in each case, pursuant to a supplemental indenture hereto or thereto, (3) each Guarantor, unless it is the other party to such transaction, shall have reaffirmed, pursuant to an agreement, that its Guarantee Obligations, and any other guarantee of, and grant of Liens as security for the Obligations of the Issuer, shall apply to the Successor Issuer’s obligations under this Indenture and the Notes to at least the same extent and on terms at least as favorable to the Holders, (4) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction complies with this Indenture, (5) if the Issuer has a public corporate credit and public corporate family ratings from an Acceptable Rating Agency as of the consummation of the transaction, the Successor Issuer’s public corporate credit and public corporate family ratings from an Acceptable Rating Agency shall be equal to, or better than, that of the Issuer as of consummation of the transaction, and (6) the Trustee and Collateral Agent shall have received (if requested) all documentation and information about the Successor Issuer as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA PATRIOT Act;

(ii) as of the time of, and after giving pro forma effect to, such transaction, no Default or Event of Default shall have occurred or shall be continuing or would result therefrom; and

(iii) prior to, and immediately after giving pro forma effect to, such transaction, the Fixed Charge Coverage Ratio of the Issuer or the Successor Issuer, as the case may be, would be at least 2.00 to 1.00.

The Successor Issuer will succeed to, and be substituted for, the Issuer under this Indenture and the Notes and in such event the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes.

(c) Subject to Section 9.08, each Guarantor shall not liquidate, wind up its affairs or dissolve itself, or effect a Division, merge, combine or consolidate with any Person, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions, to any Person, unless:

(i) as of the time of, and after giving pro forma effect to such transaction, no Event of Default shall have occurred or shall be continuing or result therefrom; and

(ii) the Person (x) formed by or surviving any such Division, merger, combination or consolidation (if other than the Guarantor), (y) into which the Guarantor has been liquidated, wound up or dissolved, or (z) to which such Disposition of all or substantially all of the assets of the Guarantor is made (any such Person, the “Successor Guarantor”) is an entity organized or existing under the laws of any state of the United States or the District of Columbia; (2) concurrently with transaction, the Successor Guarantor expressly assumes all Obligations of such Guarantor (including all obligations under this Indenture and the other Notes Documents to which the Guarantor is a party), and grants Liens in favor of the Secured Parties on all of its assets to at least the same extent, and on terms at least as favorable to the Holders as, the Liens granted by the Guarantor, in each case, pursuant to a supplemental indenture hereto or thereto, and (3) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction complies with this Indenture.

Notwithstanding anything else to the contrary in this Section 4.07, any Subsidiary may liquidate, wind up its affairs or dissolve itself into the Issuer or a Guarantor, or effect a Division, merge, combine or consolidate with the Issuer or any Guarantor, or Dispose of all or substantially all of its assets, whether in a single transaction or in a series of related transactions, to the Issuer or any Guarantor.

(d) For the avoidance of doubt, any action taken pursuant to this Section 4.07 shall be subject to compliance with Section 4.23, if applicable.

SECTION 4.08. Subsidiaries. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, (a) form or acquire any Subsidiary after the Issue Date unless the Issuer, such Guarantor or such Subsidiary that owns the Equity Interests therein complies with the requirements set forth in Section 4.33 and, as applicable, Section 4.36, (b) permit any Subsidiary to issue or Dispose of any of its Equity Interests other than to the Issuer or a Guarantor, or (c) permit any Subsidiary to become “unrestricted” under, or for purposes of, the Notes Documents (including by permitting any Subsidiary to not be required to comply with any covenant in this Indenture including in Article Four hereof, that is expressed to be applicable to or binding on Subsidiaries of the Issuer as of the Issue Date).

SECTION 4.09. Organizational Documents and Material Contracts. Other than as otherwise permitted by this Indenture, the Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, amend, supplement, modify or otherwise change any of its Organizational Documents or Material Contracts, other than in the Ordinary Course of Business, and solely to the extent and in a manner that is not adverse to the Holders, any other Secured Parties, or to the Liens securing the Obligations, and, in each case, subject to prompt delivery to the Trustee of prior written notice thereof (which notice shall be accompanied by a copy of the agreement, document or other instrument relating to such amendment, supplement, modification or consent unless such agreement, document or other instrument is, or will be, filed or furnished on EDGAR or otherwise made public) (it being agreed that any amendment or modification to any Acceptable Custodial Agreement that could reasonably result in the Collateral Agent not having a second-priority Lien on or control (as defined in Article 8 or 9 of the UCC, as applicable) over the Cryptocurrency deposited therein or credited thereto shall be deemed to be adverse to the Secured Parties).

SECTION 4.10. Accounting Changes. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, make any material change in accounting treatment or reporting practices, except as required by GAAP or change its Fiscal Year.

SECTION 4.11. Restrictive Agreements. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, become a party to any Restrictive Agreement other than agreements containing solely Permitted Restrictions.

SECTION 4.12. Swap Obligations. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, enter into any Swap Agreement, or incur any Swap Obligation, or amend or modify any Swap Agreement (including, directly or indirectly, with respect to any notional amount, or any Swap Obligation or other obligation or exposure thereunder), except to the extent that such Swap Agreement and Swap Obligation constitutes a Permitted Power Hedge Obligation. For avoidance of doubt, this Section 4.12 shall not restrict or otherwise limit any sale of Bitcoin pursuant to clause (l) of the definition of Exempted Dispositions and otherwise in accordance with Section 4.05.

SECTION 4.13. Conduct of Business. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, engage in any line of business materially different than the lines of business conducted by it on the Issue Date and any activities related, similar or incidental thereto or synergistic therewith.

SECTION 4.14. Affiliate Transactions. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, enter into, be party to, or consummate, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (each, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is consummated in good faith, and for a legitimate business purpose, (ii) such Affiliate Transaction is on terms that are no less favorable to the Issuer or such Guarantor than those that might be obtained at such time in a comparable arm’s length transaction consummated with a Person who is not an Affiliate (except in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value not in excess of $500,000 in the aggregate), (iii) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $1,000,000 in the aggregate, such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors (or equivalent governing body) of the Issuer and any Subsidiary consummating such Affiliate Transaction, (iv) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $2,500,000, Issuer shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver a written notice thereof to the Trustee, accompanied by an Officer’s Certificate including sufficient detail with respect to the subject matter, parties, consideration, and other aspects involved in such transaction, and certifying as to compliance with the provisions of this Indenture, and (v) in the case of any Affiliate Transaction or series of related Affiliate Transactions involving payments or property with a Fair Market Value in excess of $10,000,000, Issuer shall, not less than five (5) Business Days prior to consummation of such Affiliate Transaction, deliver to the Trustee a favorable written opinion from a nationally or regionally recognized investment banking, accounting or appraisal firm confirming that such transaction (x) is fair to Issuer and its Subsidiaries from a financial point of view, or (y) is not materially less favorable to Issuer and its Subsidiaries than could be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate; provided, that, the foregoing shall not apply to:

(a) any transaction between or among the Issuer, any Subsidiary thereof (or any entity that becomes a Subsidiary as a result of such transaction) or any Affiliate thereof or any of their respective Related Parties, or among any of them, to the extent such transaction is otherwise permitted under any other provision of this Article Four, and is consummated in the Ordinary Course of Business, or as part of any customary tax, accounting, pension, Cash management or other administrative activities, and not for the purpose of circumventing any covenant hereunder;

(b) payment of reasonable compensation to officers and employees of the Issuer and its Subsidiaries for services actually rendered;

(c) payment of reasonable and customary compensation and indemnities to directors of the Issuer and its Subsidiaries for services actually rendered;

(d) transactions with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; and

(e) any of the transactions or agreements contemplated by the Plan of Reorganization, as these agreements may be amended, modified, supplemented, extended, renewed or replaced from time to time, so long as any such amendment, modification, supplement, extension, renewal or replacement is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Issuer when taken as a whole than the terms of the transactions or agreements in effect as of the Plan Effective Date.

SECTION 4.15. Plans. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Issue Date.

SECTION 4.16. Investment Company Act of 1940. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended, by virtue of being an “investment company” not entitled to an exemption within the meaning of the U.S. Investment Company Act of 1940, as amended.

SECTION 4.17. Classification. The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, the Issuer shall not take any action (or permit any parent entity or other Person Controlling the Issuer to take any action (including, but not limited to, an election under Treasury Regulations Section 301.7701-3)) that would result in a change in the tax classification of the Issuer for U.S. federal income tax purposes.

SECTION 4.18. Immaterial Subsidiaries.

(a) The Issuer and each Guarantor shall not, and shall cause each Subsidiary not to, permit any Immaterial Subsidiary to own any property (real or personal) or assets (in each case, of whatever nature) with a Fair Market Value in excess of $2,500,000 or together with all other Immaterial Subsidiaries more than $5,000,000 in the aggregate, (ii) create, incur, assume or suffer to exist any Debt or (iii) create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatever nature (whether now owned or hereafter acquired).

(b) The Issuer and each Guarantor shall not make any Investment in, or Distribution to, or enter into any other similar transaction of any nature whatsoever with, any Immaterial Subsidiary, unless such Investment, Distribution or transaction results in such Immaterial Subsidiary becoming a Guarantor and such Investment shall be permitted to be made pursuant to Section 4.04 and clause (f)(i) of the definition of “Restricted Investment”.

SECTION 4.19. Anti-Hoarding. The Issuer and each Guarantor shall (a) cause all Cryptocurrency in which the Issuer or any Guarantor has any interest to be converted into Cash in dollars within ten (10) days of receipt of such Cryptocurrency (including receipt as a result of any Bitcoin mining activities) (provided, that, if and to the extent that, notwithstanding the use of commercially reasonable efforts, the Issuer or any Guarantor shall fail to sell any such Cryptocurrency during such time period as a result of circumstances beyond the Issuer’s control, any failure to convert

Cryptocurrency into dollars resulting therefrom shall not constitute a Default or Event of Default), and (b) promptly upon and, in any event, no later than the Business Day immediately after the date of, any such conversion described in clause (a), deposit (or cause to be deposited) all Cash generated pursuant thereto into a Cash Management Account subject to a Control Agreement (it being agreed that Issuer and the Guarantors shall have thirty (30) days from the Issue Date to cause such Control Agreements to be entered into in respect of any Deposit Accounts in existence on the Issue Date). For the avoidance of doubt, pending compliance with this Section 4.19, the Issuer and each Guarantor shall cause any Cryptocurrency it has any interest in to be held in a Securities Account at an Acceptable Custodian and subject to a Control Agreement in accordance with the requirements of the Senior Credit Facility (if then in effect).

SECTION 4.20. Post-Closing Obligations. The Issuer and each of the other Guarantor shall deliver to the Collateral Agent each post-closing document as set forth in Schedule 3 (or such later date as may be agreed upon by the Required Lenders as defined under the Senior Credit Facility).

SECTION 4.21. Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, interest, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, interest, if any, shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or any of its Affiliates) holds, as of 10:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium and interest then due. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

SECTION 4.22. Corporate Existence. Except as otherwise permitted under this Indenture, at all times the Issuer and each Guarantor will, and will cause each of their Subsidiaries to, preserve and keep in full force and effect its existence (including, with respect to the Issuer, its existence as a Delaware corporation), rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary except (other than in the case of the Issuer) to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect and all rights and franchises, licenses and permits material to its business.

SECTION 4.23. Purchase of Notes upon a Change of Control.

(a) If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each Holder to purchase such Holder’s Notes, in whole or in part in integral multiples of $1.00, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of Holders of record on relevant Regular Record Dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date).

(b) Within thirty (30) days following any Change of Control, the Issuer shall:

(i) send notice of the Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Security Register, or deliver such notice in accordance with the Applicable Procedures, which notice shall state:

(A) that a Change of Control has occurred, and the date it occurred;

(B) the circumstances and relevant facts regarding such Change of Control;

(C) the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is delivered, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

(D) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid;

(E) that any Note (or part thereof) not tendered shall continue to accrue interest; and

(F) any other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

(c) Upon receipt of an Officer’s Certificate stating all conditions precedent contained herein have been complied with and other statements required in an Officer’s Certificate, the Trustee will promptly authenticate and deliver a new Note or Notes equal in principal amount to any unpurchased portion of Notes surrendered, if any, to the Holder in global form or to each holder of certificated Notes; provided, that each such new Note will be in a principal amount of $1.00 or an integral multiple of $1.00 above such amount. The Issuer shall publicly announce the results of a Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(d) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control or any financing thereof, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e) The Issuer shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. The Change of Control provisions described above will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, the provisions of this Indenture shall not give Holders the right to require the Issuer to repurchase the Notes in the event of certain highly leveraged transactions, or certain other transactions, including a reorganization, restructuring, merger or similar transaction and, in certain circumstances, an acquisition by the Issuer’s management or its Affiliates, that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. Any such transaction, however, would have to comply with the applicable provisions of this Indenture, including Section 4.06. The existence of a Holder’s right to require the Issuer to repurchase such Holder’s Notes upon a Change of Control may deter a third party from acquiring the Issuer or its Subsidiaries in a transaction which constitutes a Change of Control.

(f) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party shall have the right, upon not less than fifteen (15) nor more than sixty (60) days’ prior notice, given not more than thirty (30) days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to but excluding the date of redemption.

(g) The Issuer shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such conflict.

SECTION 4.24. Statement as to Compliance.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each Fiscal Year, starting with the Fiscal Year ended December 31, 2024, an Officer’s Certificate, stating that in the course of the performance by the signer of its duties as an officer of the Issuer such signer would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto.

(b) If the Issuer shall become aware that (i) any Default or Event of Default has occurred and is continuing or (ii) any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Issuer shall promptly deliver to the Trustee an Officer’s Certificate specifying such event, notice or other action (including any action the Issuer is taking or proposed to take in respect thereof).

SECTION 4.25. No Impairment of the Security Interests. Except as otherwise permitted under this Indenture (including, for the avoidance of doubt, pursuant to a transaction otherwise permitted by this Indenture), the Intercreditor Agreement and the other Collateral Documents, none of the Issuer nor any of the Guarantors shall be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders.

SECTION 4.26. Reports. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to the Trustee for distribution to the Holders:

(a) within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated basis for the Issuer and its Subsidiaries, which consolidated statements shall be audited and certified by, and accompanied by an opinion of, independent certified public accountants of nationally recognized standing, which report and opinion (i) shall not be subject to any “going concern” or like qualification, exception, explanatory note or similar, including as to the scope of such audit or with respect to accounting principles (other than expressly solely with respect to (x) any Debt maturing within one year of the date of such audit report, or (y) any potential inability to satisfy any financial covenant or similar maintenance covenant on a future date) and (ii) shall set forth, in comparative form, corresponding figures for the preceding Fiscal Year;

(b) within sixty (60) days after the end of each Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated basis for the Issuer and its Subsidiaries, setting forth in comparative form corresponding figures for the corresponding period in the preceding Fiscal Year and accompanied by an Officer’s Certificate stating that such financial statements have been prepared in accordance with GAAP and fairly present the financial position and results of operations for such Fiscal Quarter and period, subject only to normal year-end and audit adjustments and the absence of footnotes;

(c) concurrently with delivery of financial statements pursuant to clauses (a) and (b) above, delivery of a management discussion and analysis of, and describing the operations of the Issuer and its Subsidiaries for the applicable Fiscal Quarter or Fiscal Year, as the case may be, and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate, with comparison to, and variances from, the immediately preceding period and budget; and

(d) within five (5) Business Days after the end of each calendar month, a report setting forth in comparative form for the preceding period, all Bitcoin production for such periods.

Notwithstanding the foregoing, the Issuer shall be deemed to satisfy the requirements of this Section 4.26 (and the Issuer shall not be required to deliver any information, report or financials to the Trustee) by filing or furnishing the applicable periodic or other reports (including any amendments thereto) on the SEC’s Electronic Data Gathering and Retrieval System (or any such successor system) (“EDGAR”) within the time periods specified by the applicable SEC rules and regulations, including Rule 12b-25 under the Exchange Act, as long as such reports are publicly available and, in addition, the Issuer may satisfy the requirement of clause (d) of this Section, by providing such information in a publicly available press release or on the Issuer’s website; provided, that the Trustee shall not be required to confirm that the Issuer has taken such actions, nor shall the Trustee be required to retrieve any such reports. Furthermore, in the event that any Parent Company is or becomes a guarantor (a “Parent Guarantor”) of the Notes, the Issuer may satisfy its obligations under this Section 4.26 with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent Guarantor.

Notwithstanding anything to the contrary set forth above, if the Issuer or a Parent Guarantor has provided the reports described in the preceding paragraphs with respect to the Issuer or such Parent Guarantor, in each case, the Issuer shall be deemed to be in compliance with the provisions of this Section 4.26.

To the extent any such information, reports or other documents are filed electronically on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system), such filing shall be deemed to be delivered to the Holders and the Trustee.

Delivery of such reports, information and documents to the Trustee and the Holders is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

SECTION 4.27. Maintenance of Properties. Subject to the other provisions of this Indenture, the Issuer and the Guarantors shall maintain and preserve all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of their Subsidiaries to comply, at all times with the provisions of all leases to which they are a party as lessees or under which they occupy property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.28. Public Credit Rating. The Issuer shall use commercially reasonable efforts to obtain, and to thereafter maintain, (a) a public corporate credit and public corporate family ratings, and (b) public ratings with respect to the Notes, in each case, from any Acceptable Rating Agency; provided, that, in each case, in no event shall the Issuer be required to maintain any specific rating with any such agency.

SECTION 4.29. Compliance with Laws. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws and Anti-Corruption Laws, and maintain all Governmental Approvals necessary to the ownership of its properties or conduct of its business unless failure to comply or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any properties of the Issuer or of a Subsidiary thereof, it shall act promptly and diligently to investigate and report to the Trustee and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release to the extent required by Environmental Laws, whether or not directed to do so by any Governmental Authority.

SECTION 4.30. Taxes. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested or the failure to pay or discharge such Taxes could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.31. Insurance. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall maintain insurance with insurers with respect to the properties and business of the Issuer and its Subsidiaries of such type (including workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated or required by any Applicable Law. If the Issuer or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Issuer’s expense and without any responsibility on the Holders’, the Trustee’s or the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent has the right, in the name of the Holders, the Issuer and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

SECTION 4.32. Licenses. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall keep each License affecting any Collateral (including the manufacture, distribution or Disposition of Inventory) or any other material real or personal property of the Issuer and its Subsidiaries in full force and effect except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; promptly notify the Trustee of any proposed modification to any such License, or entry into any new material License, in each case at least fifteen (15) days prior to its effective date; pay all material Royalties when due; and notify the Trustee of any default or breach asserted by any Person to have occurred under any material License.

SECTION 4.33. Further Assurances.

(a) Subject to clause (b) of this Section 4.33 below and the provisions of any Collateral Document, each of the Issuer and the Guarantors will, and will cause each of their Subsidiaries to, grant to the Collateral Agent, for the benefit of the Secured Parties, security interests in such assets (other than Excluded Assets) of the relevant obligor and such other obligors as are not covered by the grant and perfection requirements of any other Collateral Document as of the Issue Date (other than Excluded Assets), and as may be reasonably requested from time to time by the Collateral Agent. Subject to the limitations set forth herein or any other Notes Document, promptly upon the reasonable request by the Collateral Agent, the Issuer and the Guarantors shall (i) assist in correcting any jointly identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, and other instruments as the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes the Collateral Documents.

(b) With respect to any Person that is or becomes a Subsidiary after the Issue Date, other than an Immaterial Subsidiary, each of the Issuer and the Guarantors will, and will cause each of their Subsidiaries to, promptly (and in any event, within thirty (30) days of such Person becoming a Subsidiary) in accordance with, and subject to Section 4.34, (i) deliver to the Collateral Agent or its bailee the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of any such Subsidiary that is a direct Subsidiary of the Issuer or a Guarantors, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to the Issuer or any Guarantors together with instruments of transfer executed in blank by a duly authorized officer of the Issuer or such Guarantor, (ii) cause such new Subsidiary (A) to execute a supplemental indenture, substantially in the form attached as Exhibit B, and (B), to take all actions reasonably necessary or advisable to cause the Lien on the Collateral of such Subsidiary created by the applicable Collateral Document to be duly perfected in accordance with all Applicable Law, including the filing of financing statements in such jurisdictions as may be necessary under Applicable Law, and (iii) deliver to the Collateral Agent a signed copy of an Opinion of Counsel, addressed to the Collateral Agent, as to such matters set forth in this Section 4.33(b).

SECTION 4.34. Future Guarantors. Each Person that is a Subsidiary of the Issuer at any time, other than an Immaterial Subsidiary or an Excluded Subsidiary, shall be required to become a Guarantor by executing a supplemental indenture in substantially the same form as Exhibit B hereto and shall be subject to all terms and conditions hereof applicable to Guarantors. For the avoidance of doubt, no Investment shall be made by the Issuer or any Subsidiary thereof in any Person other than a Guarantor unless permitted under Section 4.04.

SECTION 4.35. Further Instruments and Acts. Upon request of the Trustee (but without imposing any duty or obligation of any kind on the Trustee to make any such request), the Issuer and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.36. Real Property. Each of the Issuer and the Guarantors will, and will cause each of the Subsidiaries, to:

(a) If the Issuer or any Subsidiary thereof at any time acquires any Real Property (wherever located) or any interest in any Real Property (each such item of Real Property or interest therein constituting an item of “New Real Property”) with a Fair Market Value (or, if higher, purchase price) in excess of $1,000,000, (i) notify the Trustee thereof in writing and (ii) if such New Real Property is owned in fee by the Issuer or a Guarantor and the Collateral Agent shall notify the Issuer or any Guarantor that a Mortgage and any other Real Property Deliverable shall be required with respect to such New Real Property, promptly (and, in any event, within forty-five (45) days of such Acquisition) furnish such Real Property Deliverables to the Trustee. The Issuer shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, in connection with the Issuer’s and the Guarantors’ obligations under this Section 4.36.

(b) If any Collateral with a Fair Market Value (or, if higher, book value) in excess of $100,000 (when aggregated with all other Collateral at the same location) is at any time located on any Real Property that is leased by, but is not owned by, the Issuer or any Guarantor (whether such Real Property is now existing or acquired after the Issuer Date), or is stored on the premises of a bailee, warehouseman, or similar party, (i) deliver to the Trustee a certified copy of the lease agreement with respect to such Real Property, and (ii) use commercially reasonable efforts to obtain an attornment and non-disturbance agreement (or similar) between the landlord (and any fee mortgagee) and the Issuer or a Guarantor, as applicable, with respect to such leasehold interest and the Collateral Agent, and a landlord waiver, subordination agreement, collateral access agreement or similar, in each case, as reasonably requested by Required Holders.

SECTION 4.37. Maintenance of Office or Agency. The Issuer shall maintain an office or agency where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

ARTICLE FIVE

DEFAULTS AND REMEDIES

SECTION 5.01. Events of Default.

“Event of Default”, wherever used herein, means any of the following events:

(i) default for three (3) Business Days in the payment when due of any interest on any Note;

(ii) default in the payment of the principal of or premium, if any, on any Note when due, or at a date fixed for prepayment thereof or otherwise or at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise), as applicable;

(iii) breach of, failure to comply with or default under any covenant contained in Sections 4.01 to 4.20 (inclusive), 4.23, 4.29, 4.30, 4.31, and 4.34;

(iv) breach of, failure to comply with or default under any other covenant or agreement of the Issuer or of any Subsidiary that is contained in this Indenture (other than specified in Section 5.01(i) through (iii)) and such failure continues for a period of twenty (20) days or more (or ten (10) days or more in respect of Section 4.26) after a Senior Officer of the Issuer or a Subsidiary of the Issuer has knowledge thereof or receives notice thereof as specified in this Indenture, whichever is sooner; provided, however, that such opportunity to cure shall not apply if the breach, failure to perform or default is not capable of being cured within such period;

(v) [Reserved.];

(vi) (i) any “Event of Default” (in each case, as defined in the Senior Credit Facility and the Convertible Notes Documents, as applicable) occurs under any of the Senior Credit Facility or the Convertible Notes Documents; (ii) any failure to pay any amount in excess of $5,000,000 (individually or in the aggregate with any other such amount) when due under the New Contingent Value Rights Agreement or otherwise in respect of any New CVRs; or (iii) any breach or default of the Issuer or a Guarantor or any Subsidiary occurs under any Swap Agreement or in respect of any Swap Obligation, or under any instrument or agreement to which the Issuer or any Guarantor is a party, or by which the Issuer or any Guarantor or any of their properties is bound (except any Notes Document, or any instrument or agreement contemplated by clauses (i) and (ii) hereof), in each case, relating to any Debt (other than the Obligations or any Debt under any instrument or agreement contemplated by clauses (i) and (ii) hereof) in excess of $10,000,000 individually or in the aggregate with any such other Debt, if the maturity of such Debt, or any payment, repurchase, defeasance, or redemption of or with respect to such Debt, is or may be accelerated or demanded due to such breach or default;

(vii) any judgment, arbitration or order for the payment of money is entered against the Issuer or any Guarantor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against the Issuer and the Guarantors, $10,000,000 (excluding amounts of insurance coverage therefor that has not been denied by the insurer, or subject to a customary contractual indemnity arrangement, and available to the Issuer or any Guarantor for payment of such liabilities), and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty

(60) consecutive days;

(viii) the Issuer or any Guarantor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any part of its business which could reasonably be expected to have a Material Adverse Effect; there is a cessation of any part of the Issuer’s or any Guarantor’s business which could reasonably be expected to have a Material Adverse Effect; a material portion of the Collateral or real or personal property of the Issuer or any Guarantor is taken or impaired through condemnation the effect of which could reasonably be expected to have a Material Adverse Effect;

(ix) an Insolvency Proceeding is commenced by the Issuer or any Guarantor; the Issuer or any Guarantor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial real or personal property of or to operate any of the business of the Issuer or any Guarantor; or an Insolvency Proceeding is commenced against the Issuer or any Guarantor, and the Issuer or such Guarantor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Issuer or such Guarantor, the petition is not dismissed within sixty (60) days after filing, or an order for relief approving such Insolvency Proceeding is entered in the proceeding;

(x) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Issuer or a Guarantor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; the Issuer, a Guarantor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan to the extent the foregoing could reasonably be expected to have a Material Adverse Effect;

(xi) the Issuer or any Guarantor is criminally convicted for (i) a felony committed in the conduct of the Issuer’s or such Guarantor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to have a Material Adverse Effect; and

(xii) (a) any Notes Document shall, in whole or in part, cease to be effective and legally valid, binding and enforceable against the Issuer or the Guarantors or shall otherwise cease or fail be effective to create the rights and obligations purported to be created thereunder in favor of any Secured Party, or (b) the Issuer or Guarantor thereof shall repudiate or revoke (or attempt or purport to repudiate or revoke) any of its obligations or covenants under any Notes Document, or (c) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control.

SECTION 5.02. Acceleration.

(a) If an Event of Default (other than as specified in Section 5.01(ix) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, subject to Section 5.05, shall, declare the principal of, the Applicable Premium on, and any accrued and unpaid interest on, all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable.

(b) If an Event of Default described in Section 5.01(ix) occurs and is continuing with respect to the Issuer, then the principal of, the Applicable Premium on, and accrued and unpaid interest on, all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c) At any time after a declaration of acceleration has been made under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if:

(1) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(i)	all overdue interest on all Notes then outstanding;

(ii) all unpaid principal of any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and

(iv) all sums paid or advanced by the Trustee, the Collateral Agent and the other Agents under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, the other Agents and their respective agents and counsel;

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3) all Events of Default, other than the non-payment of amounts of principal of, and interest on, the Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 5.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

(d) In the event of any Event of Default specified in Section 5.01(vi), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within twenty (20) days after such Event of Default arose:

(1) the Debt or guarantee that is the basis for such Event of Default has been discharged;

(2) the requisite Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

(e) If the Notes are accelerated or otherwise become due prior to their maturity date as a result of an Event of Default, or if there is an Event of Default arising from a failure to pay any amounts due under the Notes at the Stated Maturity of the Notes, the principal of, accrued and unpaid interest and Applicable Premium on the Notes shall be automatically and immediately due and payable. In any such case, the Applicable Premium shall constitute part of the Obligations payable by the Issuer (and guaranteed by the Guarantors) in respect of the Notes, which Obligations are secured by the Collateral and constitute liquidated damages, not unmatured interest or a penalty, as the actual amount of damages to the Holders as a result of the acceleration of the Notes or the failure to pay would be impracticable and extremely difficult to ascertain. Accordingly, the Applicable Premium is provided by mutual agreement of the Issuer and the Guarantors and the Holders as a reasonable estimation and calculation of such actual lost profits and other actual damages of such Holders. Without limiting the generality of the foregoing, it is understood and agreed that upon the acceleration of the Notes as the result of an Event of Default or upon any failure to pay any amount due on the Notes at Stated Maturity, the Applicable Premium due thereon shall be automatically and immediately due and payable as though the Notes were voluntarily prepaid as of such date. The Applicable Premium shall also be automatically and immediately due and payable if the Notes are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means, in each case as a result of an Event of Default. THE ISSUER AND THE GUARANTORS HEREBY EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH EVENTS, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY BANKRUPTCY OR INSOLVENCY EVENT. The Issuer and the Guarantors expressly agree (to the fullest extent it and they may lawfully do so) that with respect to the Applicable Premium payable under the terms of the Indenture: (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Holders and the Issuer and the Guarantors giving specific consideration in this Indenture to pay the Applicable Premium; and (iv) the Issuer and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer and the Guarantors expressly acknowledge that their agreement to pay the Applicable Premium as herein described is a material inducement to the Holders to receive the Notes. Notwithstanding anything else herein, the Applicable Premium is not payable if the Issuer or the Guarantors pay all outstanding Obligations at the Stated Maturity.

(f) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action; and any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.24 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.24 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

SECTION 5.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 5.04. Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Default hereunder and its consequences. Notwithstanding anything to the contrary in this Indenture, no Holder nor the Trustee may waive any Default or Event of Default on behalf of another Holder, in respect of, as applicable:

(a) the payment of the principal of, premium, if any (including the Applicable Premium ), and interest on any Note; or

(b) a covenant or provision hereof which under Article Eight cannot be modified or amended without the consent of the Holder of each Note outstanding.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 5.05. Control by Majority. The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided, that:

(a) the Trustee may refuse to follow any direction that conflicts with law or this Indenture;

(b) the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

SECTION 5.06. Limitation on Suits. No Holder has any right to pursue any remedy with respect to this Indenture or the Notes, unless: (i) the Holder gives to the Trustee notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue a remedy; (iii) such Holder or Holders have offered to the Trustee indemnity or security reasonably satisfactory to the Trustee in its discretion against any loss, liability or expense; (iv) the Trustee does not comply with the request within thirty (30) days after receipt of the request and the offer of indemnity; and (v) during such 30-day period the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request. It being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders in the case of any Event of Default, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all Holders. Such limitations do not, however, apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, and interest on such Note on or after the respective due dates expressed in such Note.

SECTION 5.07. Unconditional Right of Holders To Receive Payment. Subject to the provisions of Section 9.01(c), but notwithstanding any other provision of this Indenture, the absolute and unconditional right of any Holder to receive payment of principal of, premium, if any, and interest, if any, on the Notes held by such Holder, on the respective due dates expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 5.08. Collection Suit by Trustee.

(a) If an Event of Default in Section 5.01(i) or 5.01(ii) occurs and is continuing, the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), and interest, and interest on any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 6.09 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(b) If the Issuer fail to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

SECTION 5.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 6.09) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and shall be entitled to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any receiver, assignee, trustee, liquidator, custodian or other similar official in any such judicial proceeding and any Note Custodian is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 6.09.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 5.10. Application of Money Collected. Subject to the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article Five (including upon realization of the Collateral, but subject to the Intercreditor Agreement), it shall pay out the money or property in the following order:

FIRST: to the Trustee, the Collateral Agent, the Agents and their respective attorneys and agents for amounts due under Section 6.09 hereof and the other Notes Documents, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Collateral Agent and the Agents and the costs and expenses of collection;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, accrued and unpaid interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, accrued and unpaid interest, if any, respectively; and

THIRD: to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 5.10. At least thirty (30) days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid or deliver such notice in accordance with the Applicable Procedures.

SECTION 5.11. Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit in the manner and to the extent provided in the Trust Indenture Act, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 5.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 5.07.

SECTION 5.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 5.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 5.14. Delay or Omission not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Five or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 5.15. Record Date. The Issuer may set a record date (which need not be within the time limits otherwise prescribed by Section 316(c) of the Trust Indenture Act) for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by this Indenture. Such record date shall be the later of five (5) days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

SECTION 5.16. Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE SIX

TRUSTEE

SECTION 6.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge:

(1) the Trustee need perform only those duties that are specifically set forth in this Indenture and the Trust Indenture Act and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this subsection does not limit the effect of paragraph (b) of this Section 6.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 5.05; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction (including, without limitation, with respect to any amounts payable by the Collateral Agent to a bank, securities intermediary or other institution under an account control agreement for fees, expenses, indemnities or other amounts).

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee shall be subject to the provisions of this Section 6.01.

SECTION 6.02. Certain Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, and at the expense of the Issuer, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall incur no liability and shall be fully protected for any action it takes or omits to take in accordance with such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the acts or omissions of any attorney or agent appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by a Senior Officer of the Issuer or such Guarantor.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents or compliance or performance of any covenant or agreement in this Indenture, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall not incur any liability or assume any additional obligation by reason of such inquiry or investigation.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated and indemnified under this Article Six, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to the Collateral Agent and to the Agents and to each other agent, custodian and Person employed to act hereunder.

(h) The Trustee may request that the Issuer and each of the Guarantors shall deliver to the Trustee an Officer’s Certificate setting forth the names of individuals and/or titles of Senior Officers of the Issuer and each Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture of the Issuer, the Notes and the Guarantees, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(i) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or the Trustee shall have received from the Issuer or from any Holder written notice thereof at its address set forth in Section 11.02 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(j) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder or the other Notes Documents.

(l) The Trustee and Collateral Agent may take direction from Required Holders as to matters described herein as being permitted with the consent of the Trustee or the Collateral Agent or requiring the Trustee or Collateral Agent to exercise any discretion, rights or duties hereunder.

(m) The permissive right of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(n) Delivery of reports, information and documents to the Trustee under Section 4.26 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(o) The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(p) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may rely upon an Officer’s Certificate.

SECTION 6.03. Individual Rights of the Trustee. The Trustee, any Agent or any Registrar in its individual or any other capacity (including in its capacity as an Agent) may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee, Collateral Agent or Agent. The Trustee is subject to Sections 310(b) and 311 of the Trust Indenture Act.

SECTION 6.04. Trustee’s Disclaimer. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture and to authenticate the Notes. The Trustee shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture nor shall it be responsible for the use or application of any money received by any Paying Agent other than the Trustee. None of the Trustee, the Collateral Agent, any Agent nor any of their respective directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Issuer, any Guarantor, or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party.

Neither the Trustee nor the Collateral Agent shall be responsible for and makes no representation as to the existence, genuineness, value or protection of or insurance with respect to any Collateral (except for the safe custody of Collateral in its possession), for the legality, effectiveness or sufficiency of this Indenture or any Collateral Document, or for the creation, perfection, priority, sufficiency or protection of any Lien, or for any act or omission of the Collateral Agent. Neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Lien or security interest in the Collateral.

SECTION 6.05. Reports by Trustee to Holders. Within sixty (60) days after each December 30, beginning with December 30, 2024, and for so long as the Notes remain outstanding, the Trustee will mail to each Holder, a brief report dated as of such December 30, if required by and in compliance with the requirements of Section 313 of the Trust Indenture Act. A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuer and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act. The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

If a Default or Event of Default occurs and is continuing and if a Trust Officer of the Trustee has notice or knowledge as provided in Section 6.02(i), the Trustee shall deliver to Holders a notice of the Default or Event of Default within sixty (60) days after the Trustee receives notification of such Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of, or interest on, any Note, the Trustee may withhold the notice if and so long as the Trust Officers of the Trustee (or a committee thereof) in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 6.06. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 6.06.

The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Issuer. Any Trustee that has resigned or has been removed shall remain subject to Section 311(a) of the Trust Indenture Act to the extent provided therein. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Trustee upon at least thirty (30) days’ prior written notice to the Trustee and the Issuer. The Issuer shall remove the Trustee if:

(a) the Trustee fails to comply with Section 6.08;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting pursuant to the provisions of this

Indenture.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one (1) year after the successor trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within thirty (30) days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six (6) months, fails to comply with Section 6.08, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to such Trustee hereunder have been paid and subject to the Lien provided for in Section 6.09.

Notwithstanding replacement of the Trustee pursuant to this Section 6.06, the Issuer’s and the Guarantors’ obligations under Section 6.09 shall continue for the benefit of the retiring Trustee.

SECTION 6.07. Successor Trustee by Merger, Etc. If the Trustee, the Collateral Agent or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another Person, the successor Person without any further act shall be the successor Trustee or any Agent, as applicable. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

SECTION 6.08. Eligibility; Disqualification. For so long as required by the Trust Indenture Act, there shall be a trustee under this Indenture. The Trustee shall at all times satisfy the requirements of and be eligible under to act as Trustee pursuant to Section 310(a) of the Trust Indenture Act (or shall be exempt therefrom or subject to an exception thereto). The Trustee shall at all times be a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities that shall have a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition. No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as trustee upon the Notes. The Trustee shall comply with Section 310(b) of the Trust Indenture Act; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the Trust Indenture Act, this Indenture, the Notes, any supplemental indenture and any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.09, it shall resign immediately in the manner and with the effect specified in this Article Six.

SECTION 6.09. Compensation and Indemnity. The Issuer, failing which the Guarantors, shall pay, from time to time, to the Trustee and the Collateral Agent such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer, failing which the Guarantors, shall reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances or expenses incurred or made by it, including but not limited to costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements, advances and expenses of the Trustee’s agents, accountants, experts and counsel.

The Issuer and the Guarantors, jointly and severally, shall defend, release and indemnify the Trustee, the Collateral Agent, Agents and their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”) for, and hold each Indemnified Party harmless from any and against all loss, liability, actions, suits, proceedings at law or in equity, and any other expenses, fees or charges of any character or nature, (including attorneys’ fees and expenses) incurred by each Indemnified Party or with which such Indemnified Party may be threatened, without willful misconduct or gross negligence (each as finally adjudicated by a court of competent jurisdiction) on such Indemnified Party’s part arising out of or in connection with the administration of this Indenture and the other Notes Documents and the performance of such Indemnified Party’s duties hereunder and thereunder (including, without limitation, (i) the costs and expenses of enforcing the Notes Documents against the Issuer and the Guarantors (including this Section 6.09) and defending itself against any claim, whether asserted by the Issuer, the Guarantors, any Holder or any other Person, or liability in connection with the execution and performance of any of its powers and duties under this Indenture and the other Notes Documents, (ii) any Environmental Liability and (iii) any amounts payable by the Collateral Agent to a bank, securities intermediary or other institution maintaining a Deposit Account, Securities Account or Commodity Account under a Control Agreement or any other control agreement for fees, expenses, indemnities or other amounts payable to such bank, securities intermediary or other institution). The Trustee or such other Indemnified Party shall notify the Issuer promptly of any claim for which an Indemnified Party may seek indemnity. Failure by the Trustee or such other Indemnified Party to so notify the Issuer shall not relieve the Issuer or any Guarantor of its obligations hereunder. The Issuer shall, at the applicable Indemnified Party’s sole discretion, defend the claim and such Indemnified Party shall reasonably cooperate and may participate at the Issuer’s expense in such defense. Alternatively, the applicable Indemnified Party may at its option have separate counsel of its own choosing and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld.

To secure the Issuer’s payment obligations in this Section 6.09, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture.

When an Indemnified Party incurs expenses after the occurrence of a Default specified in Section 5.01(ix) with respect to the Issuer, the Guarantors, or any Subsidiary, the expenses are intended to constitute expenses of administration under any applicable bankruptcy law.

The obligations of the Issuer and the Guarantors under this Section 6.09and any claim or lien arising hereunder shall survive the resignation or removal of the Trustee, the Collateral Agent or any Agent, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight and any rejection or termination under any applicable bankruptcy law, and the termination of this Indenture.

SECTION 6.10. Collateral Documents; Intercreditor Agreements.

(a) By their acceptance of the Notes, the Holders hereby (i) authorize and direct the Trustee and Collateral Agent, as the case may be, to execute and deliver Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date in accordance with this Indenture, (ii) accept and acknowledge the terms of the Collateral Documents, (iii) appoint and authorize the Collateral Agent, as Collateral Agent for itself, the Trustee and the Holders under the Collateral Documents, to take such action as agent on their behalf and on behalf of all other Secured Parties (as defined in the Collateral Documents) and to exercise such powers under the Collateral Documents as are delegated to the Collateral Agent by the terms thereof, and (iv) accept and acknowledge the terms of the Collateral Documents applicable to them and agree to be bound by the terms thereof. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Collateral Documents (or any other applicable intercreditor agreements referred to herein from time to time), the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). Each of the Holders by acceptance of the Notes agrees that upon the Trustee’s or the Collateral Agent’s, as applicable, entry into the Collateral Documents, the Holders shall be subject to and bound by the provisions of the Collateral Documents.

(b) In executing and delivering any Collateral Documents after the Issue Date, the Trustee or the Collateral Agent, as applicable, shall receive (and shall be fully entitled to rely upon) (i) an Officer’s Certificate of the Issuer requesting the Trustee or the Collateral Agent, as applicable, to execute such Collateral Document and

(ii) an Officer’s Certificate of the Issuer and an Opinion of Counsel, each stating that all conditions precedent (if any) in connection with the execution and delivery of such Collateral Document by the Trustee or the Collateral Agent have been complied with and such Collateral Document complies with the provisions of the Note Documents. Upon receipt of such Officer’s Certificate and Opinion of Counsel, the Trustee or the Collateral Agent, as applicable, may execute and deliver the requested Collateral Document after the Issue Date without the consent or direction of any Holder; provided, that any such Collateral Document shall be acceptable to the Trustee or the Collateral Agent, as applicable, with respect to the rights or obligations or the Trustee or the Collateral Agent, as applicable, contained therein.

SECTION 6.11. Reserved.

SECTION 6.12. Preferential Collection of Claims Against Corporation. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein, excluding, as applicable, any creditor relationship listed in Section 311(b) of the Trust Indenture Act.

ARTICLE SEVEN

DEFEASANCE; SATISFACTION AND DISCHARGE

SECTION 7.01. Option To Effect Defeasance or Covenant Defeasance. The Issuer may, at its option by a resolution of its Board of Directors, at any time, with respect to the Notes, elect to have either Section 7.02 or Section 7.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Seven.

SECTION 7.02. Defeasance and Discharge. Upon the Issuer’s exercise under Section 7.01 of the option applicable to this Section 7.02, the Issuer and Guarantors shall be deemed to have been discharged from their obligations with respect to the Notes, and the Liens on the Collateral with respect to the Notes will be released, on the date the conditions set forth in Section 7.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and to have satisfied all its other obligations under the Notes, this Indenture and the other Notes Documents (and the Trustee and Collateral Agent, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 7.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the provisions set forth at Section 7.06 below, (c) the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith and (d) this Section 7.02. Subject to compliance with this Article Seven, the Issuer may exercise its option under this Section 7.02 notwithstanding the prior exercise of its option under Section 7.03 below with respect to the Notes. If the Issuer exercise its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If the Issuer exercises its Legal Defeasance option, each Guarantor (and the related Liens on the Collateral securing the Notes), if any, shall be released from all its obligations under its Guarantee, and the Trustee shall execute a release of such Guarantee, subject to, and in accordance with, this Indenture.

SECTION 7.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 7.01 of the option applicable to this Section 7.03, the Issuer and Guarantors (and the Liens on the Collateral with respect to the Notes) shall be released from their obligations under any covenant contained in Sections 4.01 through 4.20, 4.22 through 4.26, 4.28 through 4.36, and 5.01 with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

SECTION 7.04. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuer must irrevocably deposit or cause to be deposited in trust with the Trustee, for the benefit of the Holders, cash in dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (i) specify whether the Notes are being defeased to Maturity or to a particular redemption date; and (ii) if applicable, have delivered to the Trustee an Officer’s Certificate to redeem all of the outstanding Notes of such principal, premium, if any, or interest;

(b) in the case of an election under Section 7.02, the Issuer must have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, stating that (x) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or (y) since the date of this Indenture, there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 7.03, the Issuer must have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit), this Indenture or any material agreement or instrument to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound;

(f) the Issuer must have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others, or removing assets beyond the reach of the relevant creditors or increasing debts of the Issuer to the detriment of the relevant creditors; and

(g) the Issuer must have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

To the extent the aggregate amount of U.S. dollars, U.S. Government Obligations or a combination thereof, and deposited by the Issuer pursuant to this Section 7.04 exceeds the aggregate amounts sufficient to pay the principal of and interest, on the outstanding Notes, then promptly after the satisfaction and discharge of this Indenture, the Trustee shall return such excess U.S. dollars, U.S. Government Obligations or a combination thereof, as the case may be, to the Issuer.

If the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option, all Liens on the Collateral in favor of the Collateral Agent will be released and the Collateral Documents shall cease to be of further effect, solely with respect to the Notes, all without delivery of any instrument or performance of any act by any party.

SECTION 7.05. Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect when:

(a) the Issuer has irrevocably deposited or caused to be deposited with the Trustee as funds in trust for such purpose an amount in dollars or U.S. Government Obligations sufficient to pay and discharge the entire Debt on such Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and accrued and unpaid interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, and the Issuer has delivered irrevocable instructions to the Trustee under this Indenture in the form of an Officer’s Certificate to apply the deposited money toward the payment of Notes at Maturity or on the Redemption Date, as the case may be and either:

(i) all the Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in Section 2.04) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, and at the Issuer’s expense;

(iii) the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(b) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied.

If this Indenture shall be satisfied and discharged pursuant to this Section 7.05, all Liens on the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties will be released and the Collateral Documents, solely with respect to the Notes, shall cease to be of further effect, all without delivery of any instrument or performance of any act by any party.

SECTION 7.06. Survival of Certain Obligations. Notwithstanding Sections 7.01 and 7.03, any obligations of the Issuer and the Guarantors in Sections 2.02 through 2.14, 6.09, and 7.08, 7.10 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuer and the Guarantors in Section 6.09 shall survive such satisfaction and discharge. Nothing contained in this Article Seven shall abrogate any of the obligations or duties of the Trustee under this Indenture.

SECTION 7.07. Acknowledgment of Discharge by Trustee. Subject to Section 7.09, after the conditions of Section 7.02 or 7.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s and Guarantors’ obligations under this Indenture except for those surviving obligations specified in this Article Seven.

SECTION 7.08. Application of Trust Money. Subject to Section 7.09, the Trustee shall hold in trust cash in dollars or U.S. Government Obligations deposited with it pursuant to this Article Seven. It shall apply the deposited cash or U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law. The Issuer and the Guarantors shall, jointly and severally, indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to this Article Seven hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

SECTION 7.09. Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, or interest on, any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 7.10. Reinstatement. If the Trustee or Paying Agent is unable to apply cash in dollars or U.S. Government Obligations in accordance with this Article Seven by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Seven until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or U.S. Government Obligations in accordance with this Article Seven; provided, that if the Issuer has made any payment of principal of, premium, if any, interest, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE EIGHT

AMENDMENTS, MODIFICATIONS AND WAIVERS

SECTION 8.01. Without Consent of Holders. The Issuer, when authorized by a resolution of its Board of Directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors and the Trustee (and, with respect to any Collateral Document, the Collateral Agent) may modify, amend or supplement this Indenture, any Collateral Document, any Guarantee or the Notes without notice to or consent of any Holder:

(a) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants in this Indenture and in the Notes in accordance with Article Four;

(b) to add to the Issuer’s covenants and those of any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, in the Collateral Documents, in the Notes or in any Guarantees;

(c) to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes, the Collateral Documents or any Guarantees that may be defective or inconsistent with any other provision in this Indenture, the Notes, the Collateral Documents or any Guarantees or make any other modifications with respect to matters or questions arising under this Indenture, the Notes or any Guarantees; provided, that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(d) to release any Guarantor in accordance with and if permitted by the terms of and limitations set forth in this Indenture or to add a Guarantor or other guarantor under this Indenture or the Collateral Documents (including pursuant to a supplemental indenture in the form of Exhibit B hereto, which need not be executed by any Guarantor other than the new Guarantor);

(e) to evidence and provide the acceptance of the appointment of a successor Trustee or Collateral Agent under this Indenture and the Collateral Documents;

(f) to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Collateral Agent, the Trustee and the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted for the benefit of the Collateral Agent, the Trustee and the Holders pursuant to this Indenture or otherwise or to release any Lien to the extent permitted hereby;

(g) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in this Indenture;

(h) to conform any provision to the New Secured Notes Term Sheet (as defined in the Plan of Reorganization) appended to the Plan of Reorganization;

(i) to secure the Notes or the Guarantees or to add additional assets as Collateral;

(j) to release Collateral from the Lien pursuant to this Indenture or the Collateral Documents when permitted or required by this Indenture or the Collateral Documents; or

(k) to comply with any requirement of the SEC in connection with qualifying this Indenture under the Trust Indenture Act or maintaining such qualification thereafter.

In addition, the Issuer, the Trustee and the Collateral Agent may amend the Intercreditor Agreement and the Collateral Documents to provide for the addition of any creditors to such agreements to the extent a pari passu lien for the benefit of such creditor is permitted by the terms of this Indenture, and the Trustee and the Collateral Agent may enter into an intercreditor agreement with creditors for whom a junior lien on the Collateral is to be granted; provided, that, in each case, the Issuer delivers an Officer’s Certificate and Opinion of Counsel to the Trustee and Collateral Agent in accordance with Section 6.10(b).

SECTION 8.02. With Consent of Holders.

(a) Except as provided in Section 5.04, Section 5.05, Section 5.07 and Section 8.02(b), and without prejudice to Section 8.01, the Issuer, the Guarantors and the Trustee (and with respect to the Collateral Documents, the Collateral Agent) may amend or supplement this Indenture, the Notes, the Guarantees and the Collateral Documents with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes) and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, or interest on, the Notes) or compliance with any provision of this Indenture, the Notes, the Guarantees or the Collateral Documents may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then-outstanding Notes (including Additional Notes, if any) (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

It shall not be necessary for the consent of the Holders under this Section 8.02 to approve the particular form of any proposed amendment, waiver or consent, but it shall be sufficient if such consent approves the substance thereof.

(b) Without the consent of the Holder of each outstanding Note affected thereby, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 5.04 and an amendment, modification or supplement pursuant to Section 8.01, may:

(i) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(ii) reduce (or have the effect of reducing) the principal amount of any Note (or premium, if any) or the rate of or change the time for payment of interest on any Note or any rate applicable to any premium, fee, reimbursement or indemnity obligation, or any other amount payable or obligation owing to any Holder;

(iii) forgive, waive, delay, or reduce the amount of, any payment of any principal, interest, premium, fee, reimbursement or indemnity obligation, or any other amount payable to any Holder or under any Notes Document, including in connection with any mandatory prepayment owing to such Holder;

(iv) change the coin or currency in which the principal of any Note or form of (including from cash-pay to paid-in-kind), or any premium or the interest thereon is payable to paid in any coin or currency other than dollars in immediately available funds in the form of Cash;

(v) waive, amend or modify any provision of any Notes Document if the effect thereof would be to deprive any Holder of its equal and ratable share of any payment that is otherwise required to be made to it on an equal and ratable basis pursuant to this Indenture as in effect on the Issue Date, whether applicable prior to or after an Event of Default, and including pursuant to the Intercreditor Agreement or any other intercreditor agreement, subordination agreement or other agreement among creditors (including the New Miner Equipment Intercreditor Agreement);

(vi) unless otherwise expressly permitted pursuant to the Notes Documents in effect on the Issue Date (a) subordinate (or permit the subordination of) (i) any Notes (or any series or tranche of Notes) or any Obligation, or any right to any payment on account of any Note or Obligation, to any other Debt or other obligations (such other Debt or obligations, “Subject Debt”), or (ii) any Liens on any Collateral securing any Obligations to any Liens thereon securing any

Subject Debt, or (b) permit the ranking or priority of any Note or Obligation, or any Lien on any Collateral, to be impaired or otherwise adversely affected (including pursuant to the creation of any series or tranche of Notes having priority over any other series or tranche);

(vii) [Reserved.];

(viii) [Reserved.];

(ix) amend any payment provision in a manner that would alter the pro rata sharing of payments required thereby;

(x) (a) permit (i) the release of all or substantially all of the Collateral (or value thereof) from the Liens securing the Obligations (except upon full payment thereof) or (ii) the release of any Lien on any property or assets securing the Obligations, or (b) modify the Collateral Documents, except, with respect to foregoing clause (a) or (b), in the circumstances expressly set forth in the Collateral Documents or this Indenture;

(xi) permit (a) the release of all or substantially all of the Guarantees of the Obligations (or value thereof), or of the Guarantors from any of their obligations (including their Guarantee Obligations or other obligations under any Guarantee, this Indenture or any other Notes Document) (except upon full payment thereof), or (b) any Subsidiary to be released from its Guarantee of the Obligations, except, with respect to foregoing clause (a) or (b), in the circumstances expressly set forth in this Indenture;

(xii) permit any Subsidiary to become or be designated as “unrestricted” under, or released or exempted from any obligation or requirement applicable to Subsidiaries under the Notes Documents (including any affirmative or negative covenant, further assurance provision or Guarantee or collateral obligation);

(xiii) [Reserved.];

(xiv) unless otherwise expressly permitted pursuant to the Notes Documents in effect on the Issue Date, permit any modification to the Intercreditor Agreement (or any other intercreditor agreement, subordination agreement, agreement among creditors or similar) if the effect thereof would be the same or substantially to the same as anything that, if effectuated pursuant to a modification to, or consent under, this Indenture, would have required the consent of each Holder;

(xv) enter into any intercreditor agreement, subordination agreement, agreement among creditors or similar agreement or arrangement (or any amendment or modification to any such existing agreement) at any time that is adverse to the rights, interests, or Notes, or Liens securing the Obligations (unless otherwise provided for in this Indenture or the Collateral Documents);

(xvi) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(xvii) after the occurrence of a Change of Control, amend, change or modify the obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.24, as applicable, including, in each case, amending, changing or modifying any definition relating thereto;

(xviii) [Reserved.];

(xix) modify any of the provisions of this Indenture governing amendments, waivers and consents, or any related provisions or definitions (including, without limitation, any modification or waiver of any provision of this Article Eight or the definition of “Required Holders,” or any other definition, term or provision of this Indenture that governs, determines or specifies the principal amount of Notes whose Holders must consent to any amendment, modification or waiver of the provisions of this Indenture), except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(xx) permit the assignment or transfer by the Issuer of all of its rights and obligations under this Indenture or any other Notes Document;

(xxi) make any change to any provisions of this Indenture affecting the ranking or subordination provisions of the Notes or the Guarantees, in each case, in a manner that adversely affects the rights of the Holders (other than as expressly permitted by this Indenture or the Intercreditor Agreement); and

(xxii) make any change in Section 4.26 that adversely affects the rights of any Holder or amend the terms of the Notes or this Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

SECTION 8.03. Conformity with Trust Indenture Act. Every supplemental indenture executed pursuant to this Article Eight shall conform to the requirements of the Trust Indenture Act.

SECTION 8.04. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Eight, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 8.05. Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuer or the Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

SECTION 8.06. Payment for Consent. The Issuer shall not, and shall not permit any of its Subsidiaries to, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the provisions of this Indenture or any other Notes Document, unless, in each case, such consideration (which includes the opportunity to participate in any financing entered into in connection with such consent, waiver or amendment to the extent the financing is offered to any holder of Notes as consideration for, or as an inducement to provide, such consent, waiver or amendment) is offered to all Holders of Notes on a ratable basis and otherwise on the same terms.

SECTION 8.07. Notice of Amendment or Waiver. Promptly after the execution by the Issuer and the Trustee and the Collateral Agent, if applicable, of any supplemental indenture or waiver pursuant to the provisions of Section 8.01, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 11.02, setting forth in general terms the substance of such supplemental indenture or waiver.

SECTION 8.08. Trustee and Collateral Agent To Sign Amendments, Etc. The Trustee and the Collateral Agent, as applicable, shall execute any amendment, supplement or waiver authorized pursuant and adopted in accordance with this Article Eight; provided, that the Trustee and the Collateral Agent may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture or the other Notes Documents. The Trustee and the Collateral Agent shall be entitled to receive, if requested, an indemnity or security reasonably satisfactory to it and to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Eight is authorized or permitted by this Indenture. Such Opinion of Counsel shall be an expense of the Issuer.

ARTICLE NINE

GUARANTEE

SECTION 9.01. Notes Guarantees.

(a) Each Guarantor hereby fully and, including any limitations set forth in any notation of Guarantee and the limitations on the effectiveness and enforceability set forth in Section 9.03, unconditionally guarantees, on a secured, joint and several basis, in each case to each Holder and to the Trustee, the Collateral Agent and their respective successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, on the Notes, and all other monetary obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee and the Collateral Agent) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture. The Guarantors further agree that the Notes guaranteed hereby may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors will remain bound under this Article Nine notwithstanding any extension or renewal of any obligation guaranteed hereby. All payments under each Guarantee will be made in dollars.

(b) The Guarantors hereby agree that their obligations hereunder shall be as if they were each principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee or the Collateral Agent, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided, that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee or the Collateral Agent pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against such Guarantor or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and each covenant that their Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 9.03. If at any time any payment of the principal of, premium, if any, interest, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c) The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, the Collateral Agent or any Holder in enforcing any rights under this Section 9.01.

SECTION 9.02. Subrogation.

(a) Each Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by such Guarantor pursuant to the provisions of its Guarantee.

(b) The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations. The Guarantors further agree that, as between them, on the one hand, and the Holders and the Trustee and the Collateral Agent, on the other hand, (x) the Maturity of the Notes guaranteed hereby may be accelerated as provided in Section 5.02 for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Notes guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 5.02, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of such Guarantees.

SECTION 9.03. Limitation and Effectiveness of Guarantees. Each Guarantee is limited to (i) an amount not to exceed the maximum amount that can be guaranteed by the Guarantor that gave such Guarantee without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or (ii) the maximum amount otherwise permitted by law.

SECTION 9.04. Notation Not Required. Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

SECTION 9.05. Successors and Assigns. This Article Nine shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee, the Collateral Agent and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee or the Collateral Agent, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

SECTION 9.06. No Waiver. Neither a failure nor a delay on the part of either the Trustee, the Collateral Agent or the Holders in exercising any right, power or privilege under this Article Nine shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Collateral Agent and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Nine at law, in equity, by statute or otherwise.

SECTION 9.07. Modification. No modification, amendment or waiver of any provision of this Article Nine, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee and the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

SECTION 9.08. Release of Guarantees. A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer, the Collateral Agent or the Trustee is required for the release of such Guarantor’s Guarantee upon:any direct or indirect sale, exchange or transfer (by merger, consolidation or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Subsidiary; provided, that, notwithstanding anything herein, until payment in full of the Obligations, no Person shall be released from its Guarantee of its Obligations under the Notes Documents pursuant to the foregoing, if, after giving effect to such release, such Person shall continue to guarantee or have any other obligation with respect to, any other Debt of the Issuer or any of its Subsidiaries (including any Debt under the Notes Documents, the Convertible Notes Documents, the Senior Credit Facility, New Miner Equipment Lender Debt, or, in each case, any Permitted Refinancing thereof), it being understood that such Person’s Guarantees of the Obligations shall in any event be automatically reinstated if, at any time in the future, such Person shall become a guarantor of, or shall guarantee any, other Debt of the Issuer; or

(b) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with this Indenture or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture.

Prior to (or concurrent with) the release of any Guarantee of any Guarantor hereunder, the Issuer shall deliver to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such release have been complied with.

Upon request of the Issuer, the Trustee and the Collateral Agent shall evidence such release by a supplemental indenture or other instrument which may be executed by the Trustee and/or the Collateral Agent without the consent of any Holder.

ARTICLE TEN

COLLATERAL & SECURITY

SECTION 10.01. Collateral Documents. The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other obligations of the Issuer and the Guarantors to the Holders, the Collateral Agent or the Trustee under this Indenture, the Notes, the Guarantees and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided for in the Collateral Documents.

SECTION 10.02. Release of Collateral.

(a) Any Lien on any Collateral or security interest securing the Obligations created by the Collateral Documents shall be automatically and unconditionally released with no further action to be taken by any party, under one or more of the following circumstances (and upon such release, subject to the terms of the Collateral Documents, all rights in the released Collateral shall revert to the Issuer and the Guarantors, as applicable):

(i) in whole upon:

(A) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Guarantees and the other Notes Documents (for the avoidance of doubt, other than contingent obligations in respect of which no claims have been made) that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B) satisfaction and discharge of this Indenture with respect to the Notes as set forth under Section 7.05; or

(C) a Legal Defeasance or Covenant Defeasance of this Indenture with respect to the Notes as set forth under Section 7.02 or 7.03, as applicable;

(ii) in whole or in part, with the consent of Holders in accordance with Article Eight of this Indenture;

(iii) in part, as to any asset:

(A) constituting Collateral that is sold or otherwise Disposed of by the Issuer or any of the Guarantors to any Person that is not the Issuer or a Guarantor in a transaction permitted by this Indenture (to the extent of the interest sold or Disposed of), if and to the extent that such release shall be required pursuant to the terms of the New Miner Equipment Intercreditor Agreement (but only if any Liens thereon securing New Miner Equipment Lender Debt shall be released concurrently therewith),

(B) constituting Collateral that is sold or otherwise Disposed of by the Issuer or any of the Guarantors to any Person that is not the Issuer or a Guarantor in a transaction not prohibited by this Indenture (to the extent of the interest sold or Disposed of), if and to the extent that such release shall be required pursuant to the terms of the Intercreditor Agreement (but only if any Liens thereon securing the Convertible Notes and the Senior Credit Facility shall be released concurrently therewith),

(C) that is held by a Guarantor or a Subsidiary that ceases to be a Guarantor or a Subsidiary as a result of a transaction not prohibited by this Indenture (as in effect on the Issue Date),

(D) that becomes an Excluded Asset pursuant to a transaction or under circumstances permitted by this Indenture,

(E) constituting Collateral that is the subject of a Permitted Asset Disposition or an Exempted Disposition (in each case, as defined on the Issue Date) to a Person that is not the Issuer or a Guarantor (and the Issuer or the relevant Guarantor shall certify that such Disposition is a Permitted Asset Disposition or Exempted Disposition), or

(F) that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Intercreditor Agreement and the other Collateral Documents;

provided, that, if applicable, the proceeds (if any) of Collateral released in accordance with clause (iii)(B) above shall be applied in accordance with the Intercreditor Agreement; provided further, that the Liens securing the Obligations will be automatically released, all without delivery of any instrument or performance of any act by any party, at any time and from time to time (i) upon release of any such Liens securing the Senior Credit Facility or (ii) pursuant to the applicable terms of the New Miner Equipment Intercreditor Agreement or any other Acceptable Intercreditor Agreement, in each case, in accordance with its terms; provided further, that to the extent the Senior Credit Facility is outstanding, no asset shall be released pursuant to any of the foregoing provisions unless such asset is or will also be released from any Liens securing the Senior Credit Facility, in accordance with its terms.

(b) The Holders authorize the Collateral Agent to subordinate its Liens (i) on assets financed with any Permitted Purchase Money Debt to (but solely to) any Permitted Purchase Money Lien permitted to attach to such assets pursuant to Section 4.02), (ii) on Equipment purchased with Debt pursuant to Section 4.01(g) and (iii) to any other Permitted Lien expressly entitled to senior priority under this Indenture (as in effect on the Issue Date, or as modified with the consent of such Holders as is required therefor pursuant to Section 8.02), and to enter into (A) any Acceptable Intercreditor Agreement or (B) enter into an amendment or other modification to the New Miner Equipment Intercreditor Agreement to effectuate the foregoing, in each case pursuant to any Acceptable Intercreditor Agreement.

(c) Notwithstanding Section 8.02, no consent or direction of any Holder shall be required for a release or subordination pursuant to clause (a) or (b) above, or for the Collateral Agent’s execution and delivery of any document or other instrument or taking of any other action to effectuate any such release or subordination; provided, that, notwithstanding the automatic and unconditional release pursuant to clause (a) above or the subordination authorization pursuant to clause (b) above, if the Issuer requests the Collateral Agent to take any action under this Section 10.02, the Issuer shall deliver to the Collateral Agent an Officer’s Certificate of the Issuer signed by a Senior Officer requesting the Collateral Agent to execute and deliver any document or other instrument (and attaching the same) or to take any other reasonable action to effectuate a release or subordination under this Section 10.02 and an Officer’s Certificate of the Issuer signed by a Senior Officer and an Opinion of Counsel (i) stating that such release or subordination is permitted under the Note Documents (including this Section 10.02) and does not require the consent or direction of any Holder (including for purposes of Section 8.02), and (ii) stating that execution and delivery of such document or other instrument (or the taking of any other action by the Collateral Agent at the request of the Issuer) is authorized and permitted by the Notes Documents (including this Section 10.02). Notwithstanding the foregoing, upon written request of the Collateral Agent at any time, the Required Holders (or such other Holders as is required therefor pursuant to Section 8.02) will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.02. Neither the Trustee nor the Collateral Agent shall be liable for any release, the execution of any document or the taking of action in reliance upon any such Officer’s Certificate and Opinion of Counsel, and the Collateral Agent shall not be under any obligation to execute and deliver any instruments of release, satisfaction, discharge or termination unless and until it receives such Officer’s Certificate and Opinion of Counsel.

(d) The Collateral Agent shall have no obligation to assure that any Collateral exists or is owned by the Issuer or a Guarantor, or is cared for, protected or insured, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. If any Collateral is Disposed pursuant to a Permitted Asset Disposition to any Person other than the Issuer or a Guarantor, such Collateral shall be sold free and clear of the Liens created by this Indenture, the Collateral Documents and the Collateral Agent shall, at the expense of the Issuer, take any and all actions reasonably requested by the Issuer to effect the foregoing (provided, that the Issuer shall provide an Officer’s Certificate to the Collateral Agent that such Disposition is permitted by this Indenture, in addition to any other certificate or opinion required by this Indenture).

SECTION 10.03. Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 10.04. Intercreditor Agreement Governs. Notwithstanding anything herein to the contrary, the priority of the Liens created in connection herewith and the exercise of the rights, remedies, duties and obligations provided for herein and in the other Notes Documents are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, as in effect on the Issue Date, and this Indenture, the terms of the Intercreditor Agreement, as in effect on the Issue Date, shall govern and control.

SECTION 10.05. Collateral Agent.

(a) Each of the Holders by acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby designates and appoints the Collateral Agent as its agent under the Collateral Documents and hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Collateral Documents and to enter into the Collateral Documents to which it is a party and exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the Collateral Documents, and consents and agrees to the terms of each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms or the terms of this Indenture. Each Holder agrees that any action taken by the Collateral Agent in accordance with the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth therein, shall be authorized and binding upon all Holders. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Collateral Documents to which the Collateral Agent is a party, and its duties hereunder and thereunder shall be administrative in nature. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the Collateral Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Collateral Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture and the other Notes Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.

(b) [Reserved.]

(c) The Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of such Collateral Agent (as stated in the notice of resignation), such Collateral Agent may appoint (at the Issuer’s expense), upon notice to the Trustee and subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) such Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor (at the Issuer’s expense). Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as a Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 10.05 and Article Six shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was a Collateral Agent under this Indenture.

(d) The Collateral Agent and the Trustee are each irrevocably authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) make the representations of the Holders set forth in the Collateral Documents, (iii) bind the Holders on the terms as set forth in the Collateral Documents and (iv) perform and observe its obligations under the Collateral Documents.

(e) If applicable and subject to any Acceptable Intercreditor Agreement, the Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent.

(f) If the Issuer or any Guarantor requests the Trustee or the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement or other Acceptable Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Obligations so incurred, or on reasonable and customary terms with respect to any other such intercreditor agreement, the Collateral Agent and the Trustee (as applicable) shall (and are hereby authorized and directed to), subject to the receipt of the Officer’s Certificate and Opinion of Counsel set forth in Section 6.10(b), enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(g) If any of the Issuer or Guarantors incurs any obligations in respect of Debt on which a junior lien on the Collateral is to be granted (other than any Obligations), the Collateral Agent or the Trustee (as applicable) shall (and are hereby authorized and directed to), subject to the receipt of the Officer’s Certificate and Opinion of Counsel set forth in Section 6.10(b), enter into such intercreditor agreement, bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(h) Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (including but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(i) Subject to the receipt of the Officer’s Certificate and Opinion of Counsel set forth in Section 6.10(b), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Collateral Document to be executed after the Issue Date.

(j) Subject to the provisions of the applicable Collateral Documents, each Holder, by acceptance of the Notes, agrees that the Collateral Agent (and the Trustee, if applicable) shall execute and deliver the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto (including any releases permitted hereunder), and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall not be required to exercise discretion under this Indenture, the Intercreditor Agreement or the other Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Required Holders, except as otherwise expressly provided for herein or in any Collateral Document.

(k) After the occurrence of an Event of Default, the Trustee may (but shall not be obligated to) direct the Collateral Agent in connection with any action required or permitted by this Indenture or the Collateral Documents.

(l) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and to the extent not prohibited under any Acceptable Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 5.10 hereof and the other provisions of this Indenture.

(m) Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Notes Documents (including, without limitation, the filing or continuation of any UCC financing or continuation statements or similar documents or instruments (or analogous procedures under the applicable laws in any other relevant jurisdiction)), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby. The Issuer shall, and shall cause each Guarantor to, and each Guarantor shall, make all filings (including filings of continuation statements and amendments to Uniform Commercial Code financing statements that may be necessary to continue the effectiveness of such Uniform Commercial Code financing statements) and take all other actions as are required by the Collateral Documents to maintain (at the sole cost and expense of the Issuer and the Guarantors) the security interest created by the Collateral Documents in the Collateral as a perfected security interest, subject only to Liens permitted by this Indenture, to the extent required by the Collateral Documents.

(n) Before the Collateral Agent acts or refrains from acting, including without limitation, making any determination, giving consents, exercising rights, powers or remedies, releasing or selling Collateral or otherwise acting hereunder or under any Collateral Document, it may require an Officer’s Certificate and an Opinion of Counsel which shall conform to the provisions of Section 11.04. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion. If the Collateral Agent so requests an Officer’s Certificate and Opinion of Counsel with respect to any action, the Collateral Agent shall be entitled to refrain from such action unless and until the Collateral Agent shall have received such Officer’s Certificate and an Opinion of Counsel, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(o) The Issuer shall pay compensation to, reimburse expenses of and indemnify the Collateral Agent in accordance with Section 6.09. Accordingly, the reference to the “Trustee” in Section 6.09 shall be deemed to include the reference to the Collateral Agent.

(p) The Collateral Agent may perform any of its duties under this Indenture or the Collateral Documents by or through receivers, agents, employees, attorneys-in-fact or through its related Persons and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon, any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or related Person that it selects as long as such selection was made in good faith.

(q) None of the Collateral Agent or any of its respective related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture, any Collateral Document or the transactions contemplated hereby or thereby except for its own gross negligence or willful misconduct (each as determined by a court of competent jurisdiction by a final and nonappealable judgment), or (ii) be responsible in any manner to any of the Issuer, the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Guarantor or Affiliate of the Issuer or any Guarantor, or any officer or related Person thereof, contained in this Indenture, or any Collateral Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture or the Collateral Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or the Collateral Documents, or for any failure of the Issuer or any Guarantor or any other party to this Indenture or the Collateral Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective related Persons shall be under any obligation to the Issuer, the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture or the Collateral Documents or to inspect the properties, books, or records of the Issuer, any Guarantor or any of the Issuer’s or Guarantors’ Affiliates.

(r) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document.

(s) Wilmington Trust, National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct (each as determined by a court of competent jurisdiction by a final and nonappealable judgment).

(t) Neither the Collateral Agent nor the Trustee shall have any obligation whatsoever to any of the Holders or to any other Person to assure that the Collateral exists or is owned by the Issuer or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer’s or the Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture or any Collateral Document. Neither the Trustee nor the Collateral Agent shall have any duty or obligation to monitor the condition, financial or otherwise, of the Issuer or any Guarantor.

(u) None of the Trustee, the Collateral Agent or any Agent nor any of their respective officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Collateral Documents, for the creation, perfection, priority, sufficiency or protection of any Lien with respect to the Obligations under this Indenture, the Notes and the Guarantees, or any defect or deficiency as to any such matters.

(v) Except as directed by the requisite Holders as required or permitted by this Indenture, or as otherwise directed pursuant to the Collateral Documents, the Holders acknowledge and agree that the Collateral Agent will not be obligated:

(A) to act upon directions purported to be delivered to it by any other Person;

(B) to foreclose upon or otherwise enforce any Lien with respect to Obligations under this Indenture, the Notes and the Guarantees; or

(C) to take any other action whatsoever with regard to any or all of the Liens with respect to Obligations under this Indenture, the Notes and the Guarantees, the Collateral Documents or the Collateral.

(w) The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law). No provision of this Indenture or any Collateral Document shall require the Collateral Agent or the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder. Notwithstanding anything to the contrary contained in this Indenture or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity in an amount and in a form all reasonably satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking to be sufficient.

SECTION 10.06. Recording and Opinion. The Issuer shall comply with the provisions of Section 314(b) of the Trust Indenture Act, including the delivery to the Trustee of any opinions relating to the perfection of the security interest in the Collateral created by the Collateral Documents, to the extent required thereby; provided, that, notwithstanding anything herein to the contrary, that the Bankruptcy Order shall satisfy any obligations by the Issuer or any Guarantor to deliver any opinion required by the Trust Indenture Act with respect to the initial issuance of the Notes or the perfection of the Collateral or the Liens of the Notes Documents as of the date hereof. Any certificate or opinion required under Section 314(d) of Trust Indenture Act may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where Section 314(d) of Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected by the Issuer, who is duly authorized to deliver such certificate or opinion. Notwithstanding anything to the contrary in this Section 10.06, the Issuer and the Guarantors shall not be required to comply with all or any portion of Section 314(d) of Trust Indenture Act if they reasonably determine that under the terms of Section 314(d) of Trust Indenture Act or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of Trust Indenture Act is inapplicable to any release or series of releases of Collateral. Without limiting the generality of the foregoing, each of the Holders agrees, subject to the other provisions of this Indenture and the applicable Collateral Documents, that the Issuer and the Guarantors are not required to obtain any release or consent from the Trustee, the Collateral Agent or the Holders or deliver any certificate or opinion otherwise required by Section 314(d) of Trust Indenture Act with respect to the release of Collateral with respect to the Obligations in connection with (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property or assets that is or has become worn out, defective, obsolete or not used or useful in the business of the Issuer and the Guarantors or otherwise in the ordinary course of business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions for any leases, contracts or other agreements or instruments; (iii) surrendering or modifying any franchise, license or permit that it may hold or own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of or adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting, selling or otherwise disposing of accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or payment of interest) from cash that is at any time part of the Collateral in the ordinary course of business; (ix) abandoning any property (including intellectual property) that is no longer used or useful in the business of the Issuer and the Guarantors or (x) any release of Collateral permitted by the Indenture as a result of the release of Collateral under the Senior Credit Facility or the New Miner Equipment Lender Debt Documents; provided, however, the Issuer shall deliver to the Trustee, within thirty (30) calendar days following the end of each of June 30 and December 30 of each year (beginning June 30, 2024), an Officer’s Certificate to the effect that all releases during such period in respect of which the Issuer did not comply with Section 314(d) of Trust Indenture Act in reliance on the above were made in the ordinary course of business.

ARTICLE ELEVEN

MISCELLANEOUS

SECTION 11.01. Trust Indenture Act of 1939. This Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

SECTION 11.02. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile transmission addressed as follows:

(i)	if to the Issuer or a Guarantor:

Core Scientific, Inc.

838 Walker Road Suite 21-2105

Dover, DE 19904

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue

New York, NY 10153

Facsimile: (212) 310-8007

Attention: Merritt S. Johnson

Email: merritt.johnson@weil.com

(ii)	if to the Trustee:

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Core Scientific Notes Administrator

Email: BSOMROCK@wilmingtontrust.com

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Kris Hansen and Marija Pecar

Email: krishansen@paulhastings.com and marijapecar@paulhastings.com

(iii)	if to the Collateral Agent:

Wilmington Trust, National Association

Corporate Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attention: Core Scientific Notes Administrator

Email: BSOMROCK@wilmingtontrust.com

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Kris Hansen and Marija Pecar

Email: krishansen@paulhastings.com and marijapecar@paulhastings.com

The Issuer, any Guarantor, the Trustee or the Collateral Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be delivered pursuant to the Applicable Procedures (in the case of a Global Note) or mailed, to the Holder at the Holder’s address as it appears on the registration books of the Registrar (if a certificated Note) and shall be sufficiently given if so delivered or mailed within the time prescribed. Any notice or communication will also be so mailed or delivered electronically to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act. Notwithstanding any provision of this Indenture to the contrary, so long as the Notes are evidenced by Global Notes, any notice to the Holders shall be sufficient if given in accordance with the Applicable Procedures within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Any notice or communication to the Issuer or any Guarantor shall be deemed given or made as of the date so delivered if personally delivered or if delivered electronically, in PDF format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Collateral Agent shall only be deemed delivered upon receipt.

If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or the Notes, where this Indenture or any Note provides for notice of any event (including any notice of redemption, purchase or conversion) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary pursuant to its Applicable Procedures, not later than the latest date (if any), and not earlier than the earliest date (if any), prescribed for the giving of such notice.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

SECTION 11.03. Communication by Holders with Other Holders. The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or the Notes are as provided by the Trust Indenture Act, and the Issuer and the Trustee shall comply with Section 312(b) of the Trust Indenture Act and the Trustee shall provide to any Holder the information specified under Section 312 of the Trust Indenture Act with respect to other Holders as is required under, and subject to the terms of, the Trust Indenture Act. None of the Issuer nor the Trustee will be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the Trust Indenture Act.

SECTION 11.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Guarantor to the Trustee or the Collateral Agent to take or refrain from taking any action under this Indenture or other Notes Documents (except in connection with the issuance of the Initial Notes on the date hereof), the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee or the Collateral Agent:

(a) an Officer’s Certificate (which shall include the statements set forth in Section 11.05 hereof) in form reasonably satisfactory to the Trustee or the Collateral Agent stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture and the other Notes Documents relating to the proposed action have been complied with; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.05 hereof) in form reasonably satisfactory to the Trustee or the Collateral Agent stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an opinion of counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such opinion of counsel with respect to the matters upon which such Officer’s Certificate is based are erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon certificates of public officials or an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuer and include other customary qualifications and exclusions.

SECTION 11.05. Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each Person signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such Person, such condition or covenant has been complied with.

SECTION 11.06. Rules by Trustee, the Paying Agent and the Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 11.07. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder, partner or member of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer under the Notes or this Indenture or of any Guarantor under its Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

SECTION 11.08. Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period and no Applicable Premium or other premium shall be due and payable if such payment is made on the next succeeding day that is a Business Day. If a Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 11.09. Governing Law; Conflict with Trust Indenture Act; Consent to Jurisdiction; Waiver of Jury Trial. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Additionally, this Indenture, the Notes and each supplemental indenture shall be subject to the mandatory provisions of the Trust Indenture Act that are required to be part of this Indenture, the Notes or any supplemental indenture and shall, to the extent applicable and as not otherwise provided for herein or therein, as applicable, be governed by such provisions and, if and to the extent that any provision hereof or thereof limits, qualifies or conflicts with any mandatory provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Indenture, the Notes or any supplemental indenture, the Trust Indenture Act provision shall control (and notwithstanding any provisions of this Indenture, the Notes or any supplemental indenture to the contrary).

For greater certainty, if and to the extent that, the Notes or any supplemental indenture or applicable law limits, qualifies or conflicts with the duties imposed by the mandatory provisions of Sections 310 to 318, inclusive, of the Trust Indenture Act, or conflicts with any provision required by or deemed to be included in this Indenture, the Notes or any supplemental indenture by operation of such Trust Indenture Act sections (and notwithstanding any provisions of this Indenture, the Notes or any supplemental indenture to the contrary, as applicable), the Trust Indenture Act shall control unless otherwise provided for herein or therein as to non-mandatory provisions of the Trust Indenture Act, as applicable. The Issuer and the Trustee agree to comply with all mandatory provisions of the Trust Indenture Act applicable to or binding upon it in connection with this Indenture, the Notes and any supplemental indenture.

The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or any Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or any Guarantor, as the case may be, are subject by a suit upon such judgment; provided, that service of process is effected upon the Issuer or any Guarantor, as the case may be, in the manner provided by this Indenture.

EACH OF THE PARTIES TO THIS INDENTURE HEREBY, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREBY, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 11.10. No Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.11. Successors. All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.12. Acts of Holders. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with Applicable Procedures); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 11.12.

The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

Without limiting the generality of the foregoing, a Holder, including the Depositary, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including Depositary, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a board resolution of the Issuer’s Board of Directors, fix in advance a record date, which record date shall not be more than thirty (30) days prior to the commencement of solicitation of such request, demand, authorization, direction, notice, consent, waiver or other Act, for the determination of Persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of the Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any such request, demand, authorization, direction, notice, consent, waiver or other Act provided in this Indenture to be made, given or taken by Holders, where such request, demand, authorization, direction, notice, consent, waiver or other action is requested by the Issuer, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 11.13. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 11.14. Table of Contents, Cross-Reference Sheet and Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 11.15. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.16. Force Majeure. Neither the Trustee nor the Collateral Agent nor any Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Indenture or any other Notes Document arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

SECTION 11.17. Counterparts. This Indenture may be signed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this Indenture, the Notes, the other Notes Documents and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Indenture, the Notes or any other Notes Document or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or the other Notes Documents or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee, Collateral Agent, Paying Agent, Transfer Agent or Registrar acts on any Executed Documentation sent by electronic transmission, it will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (i) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (ii) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee, Collateral Agent, Paying Agent, Transfer Agent and Registrar shall each conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a Person has been sent by an authorized officer of such Person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee, Collateral Agent, Paying Agent, Transfer Agent or Registrar acting on unauthorized instructions and the risk of interception and misuse by third parties.

SECTION 11.18. USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States, the Trustee and the Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and the Collateral Agent. Accordingly, the Issuer and each Holder shall provide to the Trustee and the Collateral Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and the Collateral Agent to comply with such laws, rules, regulations and executive orders.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

CORE SCIENTIFIC, INC., as the Issuer

By:	/s/ Todd M. DuChene
Name: Todd M. DuChene
Title: Chief Legal Officer, Chief Administrative
Officer and Secretary

Signature Page to Secured Notes Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Barry Somrock
Name: Barry Somrock
Title: Vice President

Signature Page to Secured Notes Indenture

AMERICAN PROPERTY ACQUISITION, LLC, as a Guarantor
By its sole member, Core Scientific, Inc.

By:	/s/ Todd M. DuChene
Name: Todd M. DuChene
Title: Chief Legal Officer, Chief Administrative
Officer and Secretary

Signature Page to Secured Notes Indenture

AMERICAN PROPERTY ACQUISITIONS I, LLC,
AMERICAN PROPERTY ACQUISITIONS VII, LLC as a Guarantor
By its sole member, American Property Acquisition, LLC
By its sole member, Core Scientific, Inc.

By:	/s/ Todd M. DuChene
Name: Todd M. DuChene
Title: Chief Legal Officer, Chief Administrative
Officer and Secretary

Signature Page to Secured Notes Indenture

CORE SCIENTIFIC SPECIALTY MINING (OKLAHOMA)
LLC, as a Guarantor

By:	/s/ Adam Sullivan
Name: Adam Sullivan
Title: Chief Executive Officer

Signature Page to Secured Notes Indenture

EXHIBIT A-1

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

THE SECURITIES REPRESENTED BY THIS GLOBAL SECURITY HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101-1532, AS AMENDED (THE “BANKRUPTCY CODE”) THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, PROVIDED, THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF CORE SCIENTIFIC, INC. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF CORE SCIENTIFIC, INC., THEN THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) CORE SCIENTIFIC, INC. IS IN RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CORE SCIENTIFIC, INC. AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS GLOBAL SECURITY ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, AS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. NO REGISTRATION OR TRANSFER OF SUCH SECURITIES MAY BE MADE UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

Exhibit A-1-1

No. ___

CUSIP No. _______________

ISIN No: _______________

CORE SCIENTIFIC, INC.

12.50% SECURED NOTES DUE 2028

Core Scientific, Inc. (the “Issuer”, which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof) promises to pay to Cede & Co. or registered assigns, the principal sum of $150,000,000(as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto) on January 23, 2028.

Interest Payment Dates: March 15, June 15, September 15 and December 15, beginning on June 15, 2024

Regular Record Dates: March 1, June 1, September 1 and December 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

Exhibit A-1-2

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

CORE SCIENTIFIC, INC.

By:
Name:
Title:

Exhibit A-1-3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wilmington Trust, National Association, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Officer

Dated: _______________________________

Exhibit A-1-4

[FORM OF FACE OF NOTE]

12.50% Secured Note due 2028

Interest

Core Scientific, Inc., a Delaware corporation (the “Issuer”), for value received promises to pay cash interest on the principal amount of this Note, at a rate of 12.50% per annum, which interest shall accrue at a per annum rate of 12.50% from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Regular Record Date for the next Interest Payment Date even if this Note is cancelled after the Regular Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

Notwithstanding anything to the contrary herein, the payment of accrued interest in connection with any redemption or repurchase of Notes shall be made solely in cash.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by this Note, as established by the Registrar at the close of business on the relevant Regular Record Date. Payments of principal shall be made upon surrender of this Note to the Trustee.

Paying Agent and Registrar

Initially, Wilmington Trust, National Association or one of its affiliates will act as Paying Agent and Registrar. The Issuer or any of its Affiliates may act as Paying Agent (except as otherwise described in the Indenture), Registrar or co-Registrar.

Indenture

The Issuer issued the Notes under an indenture dated as of January 23, 2024 (the “Indenture”), among the Issuer, the Guarantors, the Trustee and the Collateral Agent. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Trust Indenture Act, either directly or by reference therein, or which are by reference therein defined in the Securities Act and not defined herein have the meanings ascribed thereto in the Trust Indenture Act and in the Securities Act, as applicable. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Additionally, this Note is subject to the provisions of the Trust Indenture Act that are required to be part of this Note and is, to the extent applicable, governed by such provisions and, if and to the extent that any provision hereof or thereof limits, qualifies or conflicts with any mandatory provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Note, the Trust Indenture Act provision shall control (and notwithstanding any provisions of the Indenture, any supplemental indenture or this Note to the contrary).

The Notes are secured obligations of the Issuer and are issued in an initial aggregate principal amount at Maturity of $150,000,000. The Indenture imposes certain limitations on the Issuer and the Guarantors, including, without limitation, limitations on the incurrence of Debt, making of Distributions, Asset Dispositions, Affiliate transactions, and incurrent of Liens.

Exhibit A-1-5

This Note is one of a duly authorized issue of notes of the Issuer designated as its 12.50% Secured Notes due 2028. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.15, Section 4.01 and Section 4.02 of the Indenture.

Optional Redemption

The Issuer may, at its option, on any one or more occasions redeem all or a part of the Notes, upon notice as described in Section 3.04 of the Indenture at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Prepayment Premium as of the Redemption Date plus (iii) accrued and unpaid interest, if any, but excluding the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

Any redemption pursuant to Section 3.09 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.09 of the Indenture.

Mandatory Redemption. The Issuer shall redeem, repurchase, purchase or acquire an amount of Notes, on a pro rata basis, equal to 50.0% of such cash proceeds from the exercise of the Tranche 1 Warrants in accordance with Section 3.10 of the Indenture.

Repurchase at the Option of Holders

The Notes may be the subject of an offer to purchase, as further described in the Indenture.

Denominations

The Notes are in denominations of $1.00 and integral multiples of $1.00 of principal amount at Maturity. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar shall require a Holder, among other things, to furnish appropriate endorsements and transfer documents and may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

Unclaimed Money

All moneys paid by the Issuer or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer, subject to applicable law and notification requirements, and the Holder of such Note thereafter may look only to the Issuer or the Guarantors for payment thereof.

Discharge and Defeasance

Subject to certain conditions and in accordance with the Indenture, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee dollars or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or Maturity, as the case may be.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Collateral Documents, the Indenture, any Guarantee and the Notes may be amended, or default may be waived, with the consent of the Holders of less than 100% in principal amount of the outstanding Notes as described in the Indenture. Without notice to or the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture, any Guarantee or the Notes to, among other things, cure any ambiguity, defect or inconsistency if such amendment or supplement does not materially adversely affect the interests of the Holders.

Exhibit A-1-6

Defaults and Remedies

The Notes have the Events of Default as set forth in Section 5.01 of the Indenture. If an Event of Default occurs and is continuing, the Trustee, by notice to the Issuer, the Guarantors and the registered Holders, or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Guarantors (and to the Trustee if such notice is given by the Holders), subject to certain limitations, may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default. As a result of any acceleration of the Notes, the Prepayment Premium shall be immediately due and payable.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence in accordance with the Indenture. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the provisions of the Indenture.

Trustee Dealings with the Issuer

Subject to certain limitations imposed by the U.S. Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. The Collateral Agent, any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

No Recourse Against Others

A director, officer, employee, or stockholder, as such, of the Issuer or the Guarantors shall not have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release are part of the consideration for the issue of the Notes.

Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

Collateral

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Collateral Agent holds the Collateral for the benefit of the Trustee and Holders of the Notes pursuant to the Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of the Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and of the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

Each Holder (a) consents to the subordination of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, and (c) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreement, when applicable, on behalf of such Holder. The foregoing provisions are intended as an inducement to the applicable “Secured Parties” (as defined in the Intercreditor Agreement) to extend credit to the Issuer, and such Secured Parties are intended third party beneficiaries of such provisions and the Intercreditor Agreement.

Exhibit A-1-7

Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

ISIN and CUSIP Numbers

The Issuer may have caused ISIN or CUSIP numbers to be printed on the Notes and directed the Trustee to use such ISIN or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Copy of Indenture.

The Issuer will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Core Scientific, Inc., 838 Walker Road Suite 21-2105, Dover, DE 19904, Attention: Chief Executive Officer.

Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-1-8

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint _____________________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:

______________________________________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

______________________________________________________

(Participant in a recognized signature guarantee medallion program)

Date: ______________________

Certifying Signature:

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL CERTIFICATES BEARING A RESTRICTED LEGEND]

CHECK ONE BOX BELOW

(1)	☐ to any Guarantor or any Subsidiary; or

(2)	☐ pursuant to an effective registration statement under the U.S. Securities Act of 1933; or

(3)	☐ pursuant to and in compliance with the provisions of Section 1145 the Bankruptcy Code; or

(4)	☐ pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (3) is checked, by executing this form, the transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with the provisions of Section 1145 the Bankruptcy Code; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably request to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Exhibit A-1-9

Signature:_______________________________________________________

Signature Guarantee:

________________________________________________________________

(Participant in a recognized signature guarantee medallion program)

Certifying Signature: ____________________________

Date: _____________________

Signature Guarantee:

________________________________________________________________

(Participant in a recognized signature guarantee medallion program)

Exhibit A-1-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.05 or 4.23 (as applicable) of the Indenture, check the box: ☐

If the purchase is in part, indicate the portion (in denominations of $1.00 or any multiple of $1.00 in excess thereof) to be purchased:

Your Signature:

________________________________________________________

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:_______________________________________

Exhibit A-1-11

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES AND DECREASES

The following decreases/increases in the principal amount of this Note have been made:

			Principal amount	Signature of
	Amount of	Amount of	of this Global Note	authorized
	decrease in	increase in	following such	signatory of
	principal amount	principal amount	decrease or	Trustee or
Date of exchange	of this Global Note	of this Global Note	increase	Custodian

Exhibit A-1-12

EXHIBIT A-2

[FORM OF CERTIFICATED NOTE]

[Certificated Notes Legend]

THE SECURITIES REPRESENTED BY THIS SECURITY HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF TITLE 11 OF THE UNITED STATES CODE, 11 U.S.C. §§ 101-1532, AS AMENDED (THE “BANKRUPTCY CODE”) THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT, PROVIDED, THAT THE HOLDER IS NOT DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF CORE SCIENTIFIC, INC. IF THE HOLDER IS DEEMED TO BE AN UNDERWRITER AS SUCH TERM IS DEFINED IN SECTION 1145(B) OF THE BANKRUPTCY CODE OR AN AFFILIATE OF CORE SCIENTIFIC, INC., THEN THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) CORE SCIENTIFIC, INC. IS IN RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CORE SCIENTIFIC, INC. AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS SECURITY ARE SUBJECT TO VARIOUS TERMS, PROVISIONS AND CONDITIONS, AS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. NO REGISTRATION OR TRANSFER OF SUCH SECURITIES MAY BE MADE UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.

Exhibit A-2-1

No. ___

CUSIP No. _______________

ISIN No: _______________

CORE SCIENTIFIC, INC.

12.50% SECURED NOTES DUE 2028

Core Scientific, Inc. (the “Issuer”, which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof) promises to pay to [    ] or registered assigns, the principal sum of $[    ] on January 23, 2028.

Interest Payment Dates: March 15, June 15, September 15 and December 15, beginning on June 15, 2024

Regular Record Dates: March 1, June 1, September 1 and December 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

Exhibit A-2-2

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

CORE SCIENTIFIC, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Wilmington Trust, National Association,

as Trustee, certifies that this is one of the Notes

referred to in the Indenture.

By:
Authorized Officer

Dated: _______________________________

Exhibit A-2-3

[FORM OF REVERSE SIDE OF NOTE]

12.50% Secured Note due 2028

Interest

Core Scientific, Inc., a Delaware corporation (the “Issuer”), for value received promises to pay cash interest on the principal amount of this Note, at a rate of 12.50% per annum, which interest shall accrue at a per annum rate of 12.50% from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Regular Record Date for the next Interest Payment Date even if this Note is cancelled after the Regular Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided, that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

Notwithstanding anything to the contrary herein, the payment of accrued interest in connection with any redemption or repurchase of Notes shall be made solely in cash.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by this Note, as established by the Registrar at the close of business on the relevant Regular Record Date. Payments of principal shall be made upon surrender of this Note to the Trustee.

Paying Agent and Registrar

Initially, Wilmington Trust, National Association or one of its affiliates will act as Paying Agent and Registrar. The Issuer or any of its Affiliates may act as Paying Agent (except as otherwise described in the Indenture), Registrar or co-Registrar.

Indenture

The Issuer issued the Notes under an indenture dated as of January 23, 2024 (the “Indenture”), among the Issuer, the Guarantors, the Trustee and the Collateral Agent. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Trust Indenture Act, either directly or by reference therein, or which are by reference therein defined in the Securities Act and not defined herein have the meanings ascribed thereto in the Trust Indenture Act and in the Securities Act, as applicable. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Additionally, this Note is subject to the provisions of the Trust Indenture Act that are required to be part of this Note and is, to the extent applicable, governed by such provisions and, if and to the extent that any provision hereof or thereof limits, qualifies or conflicts with any mandatory provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Note, the Trust Indenture Act provision shall control (and notwithstanding any provisions of the Indenture, any supplemental indenture or this Note to the contrary).

The Notes are secured obligations of the Issuer and are issued in an initial aggregate principal amount at Maturity of $150,000,000. The Indenture imposes certain limitations on the Issuer and the Guarantors, including, without limitation, limitations on the incurrence of Debt, making of Distributions, Asset Dispositions, Affiliate transactions, and incurrent of Liens.

Exhibit A-2-4

This Note is one of a duly authorized issue of notes of the Issuer designated as its 12.50% Secured Notes due 2028. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.15, Section 4.01 and Section 4.02 of the Indenture.

Optional Redemption

The Issuer may, at its option, on any one or more occasions redeem all or a part of the Notes, upon notice as described in Section 3.04 of the Indenture at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Prepayment Premium as of the Redemption Date plus (iii) accrued and unpaid interest, if any, but excluding the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

Any redemption pursuant to Section 3.09 of the Indenture shall be made pursuant to the provisions of Sections 3.01 through 3.09 of the Indenture.

Mandatory Redemption. The Issuer shall redeem, repurchase, purchase or acquire an amount of Notes, on a pro rata basis, equal to 50.0% of such cash proceeds from the exercise of the Tranche 1 Warrants in accordance with Section 3.10 of the Indenture.

Repurchase at the Option of Holders

The Notes may be the subject of an offer to purchase, as further described in the Indenture.

Denominations

The Notes are in denominations of $1.00 and integral multiples of $1.00 of principal amount at Maturity. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar shall require a Holder, among other things, to furnish appropriate endorsements and transfer documents and may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

Unclaimed Money

All moneys paid by the Issuer or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer, subject to applicable law and notification requirements, and the Holder of such Note thereafter may look only to the Issuer or the Guarantors for payment thereof.

Discharge and Defeasance

Subject to certain conditions and in accordance with the Indenture, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee dollars or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or Maturity, as the case may be.

Amendment, Supplement and Waiver

Subject to certain exceptions, the Collateral Documents, the Indenture, any Guarantee and the Notes may be amended, or default may be waived, with the consent of the Holders of less than 100% in principal amount of the outstanding Notes as described in the Indenture. Without notice to or the consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture, any Guarantee or the Notes to, among other things, cure any ambiguity, defect or inconsistency if such amendment or supplement does not materially adversely affect the interests of the Holders.

Exhibit A-2-5

Defaults and Remedies

The Notes have the Events of Default as set forth in Section 5.01 of the Indenture. If an Event of Default occurs and is continuing, the Trustee, by notice to the Issuer, the Guarantors and the registered Holders, or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Guarantors (and to the Trustee if such notice is given by the Holders), subject to certain limitations, may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default. As a result of any acceleration of the Notes, the Prepayment Premium shall be immediately due and payable.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence in accordance with the Indenture. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the provisions of the Indenture.

Trustee Dealings with the Issuer

Subject to certain limitations imposed by the U.S. Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. The Collateral Agent, any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

No Recourse Against Others

A director, officer, employee, or stockholder, as such, of the Issuer or the Guarantors shall not have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release are part of the consideration for the issue of the Notes.

Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

Collateral

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Collateral Agent holds the Collateral for the benefit of the Trustee and Holders of the Notes pursuant to the Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of the Collateral) as the same may be in effect or may be amended from time to time in accordance with the terms thereof and of the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

Each Holder (a) consents to the subordination of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, and (c) authorizes and instructs the Trustee and the Collateral Agent to enter into the Intercreditor Agreement, when applicable, on behalf of such Holder. The foregoing provisions are intended as an inducement to the applicable “Secured Parties” (as defined in the Intercreditor Agreement) to extend credit to the Issuer, and such Secured Parties are intended third party beneficiaries of such provisions and the Intercreditor Agreement.

Exhibit A-2-6

Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

ISIN and CUSIP Numbers

The Issuer may have caused ISIN or CUSIP numbers to be printed on the Notes and directed the Trustee to use such ISIN or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Copy of Indenture.

The Issuer will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Core Scientific, Inc., 838 Walker Road Suite 21-2105, Dover, DE 19904, Attention: Chief Executive Officer.

Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Exhibit A-2-7

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint _____________________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:

___________________________________________________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

___________________________________________________________

(Participant in a recognized signature guarantee medallion program)

Date: ______________________

Certifying Signature:

[THE FOLLOWING PROVISION TO BE INCLUDED ON ALL CERTIFICATES BEARING A RESTRICTED LEGEND]

CHECK ONE BOX BELOW

(1)	☐ to any Guarantor or any Subsidiary; or

(2)	☐ pursuant to an effective registration statement under the U.S. Securities Act of 1933; or

(3)	☐ pursuant to and in compliance with the provisions of Section 1145 the Bankruptcy Code; or

(4)	☐ pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (3) is checked, by executing this form, the transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with the provisions of Section 1145 the Bankruptcy Code; and if box (4) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably request to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Exhibit A-2-8

Signature:_______________________________________________________

Signature Guarantee:

________________________________________________________________

(Participant in a recognized signature guarantee medallion program)

Certifying Signature: ____________________________

Date: _____________________

Signature Guarantee:

________________________________________________________________

(Participant in a recognized signature guarantee medallion program)

Exhibit A-2-9

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.05 or 4.23 (as applicable) of the Indenture, check the box: ☐

If the purchase is in part, indicate the portion (in denominations of $1.00 or any multiple of $1.00 in excess thereof) to be purchased:

Your Signature:

________________________________________________________

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:_______________________________________

Exhibit A-2-10

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

This Supplemental Indenture and Guarantee, dated as of      , 20   (this “Supplemental Indenture” or “Guarantee”), among (the “New Guarantor”), Core Scientific, Inc. (together with its successors and assigns, the “Issuer”), and Wilmington Trust, National Association, as Trustee under the indenture, dated as of January 23, 2024 (as amended, supplemented, waived or otherwise modified, the “Indenture”).

W I T N E S E T H:

WHEREAS, the Issuer, the Guarantors named in the Indenture (the “Guarantors”), the Trustee and the Collateral Agent have heretofore executed and delivered the Indenture, providing for the initial issuance of $150,000,000 aggregate principal amount of 12.50% Secured Notes due 2028 of the Issuer (the “Notes”);

WHEREAS, Section 4.34 of the Indenture provides that the Issuer will cause certain subsidiaries of the Issuer to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 8.01 of the Indenture, the Trustee, and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Exhibit B-1

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein or the New Guarantor’s Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4 Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.5 Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on following page]

Exhibit B-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CORE SCIENTIFIC, INC.,
as the Issuer

By:
Name:
Title:

[NEW GUARANTOR],
as a Guarantor

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Exhibit B-3

EXHIBIT C

FORM OF GLOBAL INTERCOMPANY NOTE

[ ], 202[ ]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other Person listed on the signature pages hereto (each, in such capacity, a “Payor”), hereby promises to pay to such other Person listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all Indebtedness (as defined below) owed by such Payor to such Payee on such date or dates as shall be agreed upon from time to time by such Payor and such Payee (or, if no such dates are specified, on demand). Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances (the “Indebtedness”) in like money at said location from the date that such Indebtedness was incurred until it is paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee. Prior to demand, a Payor shall be entitled to prepay all or any portion of the Indebtedness owed by such Payor without notice, premium or penalty.

Reference is made to (i) that certain Credit and Guaranty Agreement, dated as of January 23, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (a) Core Scientific, Inc., a Delaware corporation, as the borrower thereunder (the “Borrower”), (b) each Guarantor and Obligor from time to time party thereto, (c) each Lender party thereto from time to time and (d) Wilmington Trust, National Association, as collateral agent (in such capacity, the “First Lien Agent”) and as administrative agent, (ii) that certain Indenture (as amended, restated, supplemented or otherwise modified from time to time, the “New Secured Notes Indenture”), by and among, the Borrower, each Guarantor and Obligor from time to time party thereto, and Wilmington Trust, National Association, as collateral agent (in such capacity, the “Second Lien Agent”) and as trustee, pursuant to which the Borrower issued its 12.50% Senior Secured Notes due 2027 and (iii) that certain Indenture, dated as of January 23, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “New Secured Convertible Notes Indenture”), by and among the Borrower, each Guarantor and Obligor from time to time party thereto, and Wilmington Trust, National Association as collateral agent (in such capacity, the “Third Lien Agent”, and together with the First Lien Agent and the Second Lien Agent, each an “Agent” and collectively, the “Agents”) and as trustee, pursuant to which the Borrower issued its 10.00% Cash / 12.00% Cash / PIK Convertible Senior Secured Notes due 2029. Capitalized terms used in this Global Intercompany Note (this “Note”) but not otherwise defined herein shall have the meanings given to them in the applicable Senior Document (as defined below).

For purposes of this Note, (a) “Senior Obligations” means and refers to (i) “Obligations” as defined in the Credit Agreement, (ii) “Obligations” as defined under the New Secured Notes Indenture and (iii) “Obligations” as defined in the New Secured Convertible Notes Indenture, (b) “Secured Parties” means and refers to (i) the “Secured Parties” as defined in the Credit Agreement, (ii) the “Secured Parties” as defined in the New Secured Notes Indenture, and (iii) the “Secured Parties” as defined in the New Secured Convertible Notes Indenture, and (c)

“Senior Documents” means and refers to (i) the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), (ii) the New Secured Notes Indenture and the Collateral Documents (as defined in the New Secured Notes Indenture), and (iii) the New Secured Convertible Notes Indenture and the Collateral Documents (as defined in the New Secured Convertible Notes Indenture).

This Note is subject to the terms of the Senior Documents, and shall be pledged by each Payee that is an Obligor to the Agents, for the benefit of the related Secured Parties, pursuant to the related Loan Documents as security for the payment and performance in full of the Senior Obligations under the applicable Senior Documents, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that upon the occurrence and during the continuance of an Event of Default under the applicable Senior Documents, (a) the Agents may exercise any and all rights of any Obligor with respect to this Note and (b) upon demand of the Agents, all amounts evidenced by this Note that are owed by any Payor to any Obligor shall become immediately due and payable, without presentment, demand, protest or notice of any kind (it being understood that the Agents may make any such demand for all or any subset of the amounts owing to such Obligor and upon any or all Payors obligated to such Obligor, all without the consent or permission of any Payor or Payee). Each Payor also hereby acknowledges and agrees that this Note constitutes notice of assignment for security, pursuant to the Loan Documents, of the Indebtedness and all other amounts evidenced by this Note and further acknowledges the receipt of such notice of assignment for security.

Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, in respect of any Payor owing any amounts evidenced by this Note to any Obligor, or in respect of all or a substantial part of any such Payor’s property, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Obligors shall become immediately due and payable, without presentment, demand, protest or notice of any kind.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein; provided, however, that the failure of any such Payee to so record any such information in accordance with this clause shall not affect any such Payor’s obligations hereunder.

Each Payor hereby waives diligence, presentment, demand, protest or notice of any kind whatsoever in connection with this Note. All payments under this Note shall be made without set-off, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as a Payor and/or a Payee, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, until such time as (a) all the Senior Obligations (other than contingent obligations as to which no claim has been made) under the applicable Senior Documents have been paid in full in cash or immediately available funds and (b) all Commitments have terminated, as applicable, the Agents shall have provided its prior written consent to such amendment, modification, waiver or consent of the subordination provisions hereof (which consent shall not be unreasonably withheld or delayed).

THIS NOTE AND ALL INDEBTEDNESS EVIDENCED HEREBY ARE SUBJECT TO THE SUBORDINATION PROVISIONS OF THE INTERCOMPANY SUBORDINATION AGREEMENT, DATED AS OF JANUARY 23, 2024 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCOMPANY SUBORDINATION AGREEMENT”), AMONG THE BORROWER, SUBSIDIARIES OF THE BORROWER PARTY THERETO AND THE AGENTS. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER THE PRINCIPAL OF NOR THE INTEREST ON, NOR ANY OTHER AMOUNTS PAYABLE IN RESPECT OF, ANY INDEBTEDNESS CREATED OR EVIDENCED BY THIS NOTE SHALL BE PAID OR PAYABLE, EXCEPT TO THE EXTENT PERMITTED UNDER THE INTERCOMPANY SUBORDINATION AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE WITH THE SAME FORCE AND EFFECT AS IF FULLY SET FORTH HEREIN.

[Remainder of Page Intentionally Left Blank]

PAYORS:

[ ]

PAYEES:

[ ]

ALLONGE TO THE GLOBAL INTERCOMPANY NOTE

This Allonge to the Global Intercompany Note is attached to and made part of that certain Global Intercompany Note, dated as of [ ], 2024 (the “Note”), issued by the Payors referred to therein in favor of the Payees referred to therein. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Note.

FOR VALUE RECEIVED, each Payee (each, an “Assignor”) hereby absolutely sells, assigns and transfers unto              , all of their rights, interest, principal and other sums due or to become due under the Note, and all other rights of any nature accrued or to accrue under the Note. Dated as of      ,

[SIGNATURE PAGES FOLLOW]

[PAYEES]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Exhibit C-1

EXHIBIT D

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

INTERCOMPANY SUBORDINATION AGREEMENT, dated as of [____], 2024 (this “Agreement”), among CORE SCIENTIFIC, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower (including the Intercompany Lenders and Intercompany Debtors (each as defined below)) from time to time party hereto and WILMINGTON TRUST NATIONAL ASSOCIATION, as Collateral Agent under the Credit Agreement (as defined below) (in such capacity, the “First Lien Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent under the New Secured Notes Indenture (as defined in the Credit Agreement) (in such capacity, the “Second Lien Agent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent under the New Secured Convertible Notes Indenture (as defined in the Credit Agreement) (in such capacity, the “Third Lien Agent” and together with the First Lien Agent and the Second Lien Agent, each an “Agent” and collectively, the “Agents”).

Reference is made to (i) that certain Credit and Guaranty Agreement, dated as of January 23, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among (a) the Borrower, (b) each other Obligor from time to time party thereto, (c) each Lender party thereto from time to time and (d) the First Lien Agent, (ii)the New Secured Notes Indenture, and (iii) the New Secured Convertible Notes Indenture. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the applicable Senior Document (as defined below).

This Agreement is entered into in furtherance of the requirement in each Senior Document that any and all Debt owing at any time by any Obligor to another Obligor or to any Subsidiary of the Borrower that is not an Obligor (such Debt, including together all interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the principal of such Debt, and all other monetary obligations of any Obligor arising from or in respect of such Debt, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), “Intercompany Indebtedness”) shall at all times be subordinated in right of payment to the Senior Indebtedness (as defined below).

For purposes of this Agreement, (a) “Intercompany Debtor” means and refers to each Obligor, in its capacity as a borrower or issuer of, or obligor or debtor under or in respect of, any Intercompany Indebtedness, whenever arising or incurred, (b) “Intercompany Lender” means and refers to Borrower and each present and future Subsidiary of Borrower (whether an Obligor or not)that has, at any time, made a loan or extended credit to any Obligor, or is at any time owed any amount or obligation by any Obligor, or is at any time a lender or other creditor of any Obligor, or holds any Debt of, any Obligor, (c) “Senior Obligations” means and refers to (i) “Obligations” as defined in the Credit Agreement, (ii) “Obligations” as defined under the New Secured Notes Indenture and (iii) “Obligations” as defined in the New Secured Convertible Notes Indenture, (d) “Secured Parties” means and refers to (i) the “Secured Parties” as defined in the Credit Agreement, (ii) the “Secured Parties” as defined in the New Secured Notes Indenture, and (iii) the “Secured

Parties” as defined in the New Secured Convertible Notes Indenture, and (e) “Senior Documents” means and refers to (i) the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), (ii) the New Secured Notes Indenture and the Collateral Documents (as defined in the New Secured Notes Indenture), and (iii) the New Secured Convertible Notes Indenture and the Collateral Documents (as defined in the New Secured Convertible Notes Indenture).

Certain Secured Parties have agreed to extend credit to the Borrower, and to permit the Obligors to incur Intercompany Indebtedness, subject to the terms and conditions set forth in the applicable Senior Documents. The Borrower and the other Obligors are required to execute and deliver this Agreement pursuant to the terms of the Senior Documents. In accordance with the Senior Documents, each of Obligors desires to enter into this Agreement in order to subordinate, on the terms set forth herein, its rights, as an Intercompany Lender, to payment under any Intercompany Indebtedness to the prior Full Payment of the Obligations (other than contingent obligations as to which no claim has been made). The Intercompany Lenders are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Senior Documents and are willing to execute and deliver this Agreement in order to induce the Secured Parties to extend such credit. Accordingly, the parties hereto agree as follows:

1. Definitions and Construction. Terms defined in the Credit Agreement referred to therein, as applicable, are used herein (including the preliminary statements hereto) as defined therein. The rules of construction specified in Section 1.4 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

2. Subordination. (a) Each Intercompany Lender hereby agrees that all its right, title and interest in, to and under any Intercompany Indebtedness owed to it by any Intercompany Debtor shall be subordinate, and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Obligations of such Intercompany Debtor until the Full Payment of all Senior Obligations of such Intercompany Debtor (such Senior Obligations, including interest thereon (including interest accruing at the default rate specified in the applicable Senior Document) accruing after the commencement of any proceedings referred to in paragraph (b) of this Section, whether or not such interest is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(b) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Intercompany Debtor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of any Intercompany Debtor, whether or not involving insolvency or bankruptcy, then (i) the holders of Senior Indebtedness shall be paid in full in cash or immediately available funds in respect of all amounts constituting Senior Indebtedness before any Intercompany Lender shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment or distribution of any kind or character, whether in cash securities or other property (other than Restructured Debt Securities (as defined below)), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, from such Intercompany Debtor on account of any Intercompany Indebtedness owed by such Intercompany Debtor to such Intercompany Lender (provided that the foregoing shall not impair the right of any such Intercompany Lender to file a proof of claim in any such proceeding in accordance with the terms hereof), and (ii) until the holders of Senior Indebtedness are paid in full in cash or immediately available funds in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Intercompany Lender would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Intercompany Debtor that are subordinated and junior in right of payment to the Senior Indebtedness to at least the same extent as the Intercompany Indebtedness described in this Agreement is subordinated and junior in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the holders of Senior Indebtedness.

(c) If any Event of Default has occurred and is continuing and any Agent has provided prior written notice to the Borrower requesting that no such payment or distribution, or no such forgiveness or reduction, be made, then (i) no payment or distribution of any kind or character, whether in cash securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be made by or on behalf of any Intercompany Debtor with respect to any Intercompany Indebtedness owed to any Intercompany Lender and (ii) no Intercompany Indebtedness owing by any Intercompany Debtor to any Intercompany Lender shall be forgiven or otherwise reduced in any way, other than as a result of payment of such amount in full in cash or immediately available funds.

(d) If any payment or distribution of any kind or character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any Intercompany Indebtedness shall (despite these subordination provisions) be received by any Intercompany Lender from any Intercompany Debtor in violation of paragraph (b) or (c) of this Section prior to all Senior Indebtedness having been paid in full in cash or immediately available funds (other than contingent obligations as to which no claim has been made), such payment or distribution shall be held by such Intercompany Lender (segregated from other property of such Intercompany Lender) for the benefit of any Agent, and shall be paid over or delivered to any Agent promptly upon receipt to the extent necessary to pay all Senior Indebtedness in full in cash or immediately available funds subject to the Intercreditor Agreement.

(e) Each Intercompany Lender and each Intercompany Debtor hereby agrees that the subordination provisions set forth in this Agreement are for the benefit of the Agents and the other holders of Senior Indebtedness. Subject to the Intercreditor Agreement, the Agents may, on behalf of itself and such other holders of Senior Indebtedness, proceed to enforce these subordination provisions set forth herein.

3. Waivers and Consents. (a) Each Intercompany Lender waives, to the extent permitted by applicable law, the right to compel that any property or asset of any Intercompany Debtor or any property or asset of any other Obligor be applied in any particular order to discharge the Senior Obligations. Each Intercompany Lender expressly waives, to the extent permitted by applicable law, the right to require the Agents or any other Secured Party to proceed against any Intercompany Debtor, any guarantor of any Obligation or any other Person, or to pursue any other remedy in its or their power that such Intercompany Lender cannot pursue and that would lighten such Intercompany Lender’s burden, notwithstanding that the failure of the Agents or any other Secured Party to do so may thereby prejudice such Intercompany Lender. Each Intercompany Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced (i) by any Agent or any other Secured Party’s delay in proceeding against or enforcing any remedy against any Intercompany Debtor, any guarantor of any Obligation or any other Person; (ii) by any Agent or any other Secured Party releasing any Intercompany Debtor, any guarantor of any Obligation or any other Person from all or any part of the Senior Obligations; or (iii) by the discharge of any Intercompany Debtor, any guarantor of any Obligation or any other Person by an operation of law or otherwise, with or without the intervention or omission of the Agents or any other Secured Party.

(b) Each Intercompany Lender waives, to the extent permitted by applicable law, all rights and defenses arising out of an election of remedies by any Agent or any other Secured Party, even though that election of remedies, including any nonjudicial foreclosure with respect to any property or asset securing any Obligation, has impaired the value of such Intercompany Lender’s rights of subrogation, reimbursement, or contribution against any Intercompany Debtor or any other Obligor. Each Intercompany Lender expressly waives, to the extent permitted by law, any rights or defenses (other than the defense of payment or performance) it may have by reason of protection afforded to any Intercompany Debtor or any other Obligor with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Obligation.

(c) Each Intercompany Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Obligation made by any Agent or any other Secured Party may be rescinded in whole or in part by such Person, and any Obligation may be continued, and the Senior Obligations or the liability of any Intercompany Debtor or any other Obligor obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by any Agent or any other Secured Party, in each case without notice to or further assent by such Intercompany Lender, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(d) Each Intercompany Lender waives, to the extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations, and any and all notice of or proof of reliance by the Secured Parties upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Intercompany Debtor in respect of the Intercompany Indebtedness of such Intercompany Debtor shall be deemed conclusively to have been given, in reliance upon this Agreement. Each Intercompany Lender waives, to the extent permitted by applicable law, any protest, demand for payment and notice of default in respect of the Senior Obligations.

4. Obligations Unconditional. All rights and interests of the Agents and the other Secured Parties hereunder, and all agreements and obligations of each Intercompany Lender and each Intercompany Debtor hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Senior Documents;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Senior Documents or any other Loan Document;

(c) any exchange, release or nonperfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Obligation; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Intercompany Debtor in respect of the Senior Obligations or of such Intercompany Lender or such Intercompany Debtor in respect of the subordination provisions set forth herein (other than the Full Payment of the Senior Obligations).

5. Waiver of Claims. (a) To the maximum extent permitted by law, each Intercompany Lender waives any claim it might have against any Agent or any other Secured Party Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Agent or any other Secured Party or any Related Party of any of the foregoing with respect to any exercise of rights or remedies under the Senior Documents in the absence of the gross negligence or willful misconduct of such Person or its Related Parties (such absence to be presumed unless otherwise determined by a final, non-appealable judgment of a court of competent jurisdiction). None of the Agents or any other Secured Party or any Related Party of any of the foregoing shall be liable to any Intercompany Lender for failure to demand, collect or realize upon any of the Collateral or any guarantee of any Obligation, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any such Intercompany Lender or any other Person or to take any other action whatsoever with regard to the Collateral, or any part thereof, except to the extent such liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Person or its Related Parties.

(b) Each Intercompany Lender, for itself and on behalf of its successors and assigns, hereby waives, to the extent permitted by applicable law, any and all now existing or hereafter arising rights it may have to require the Secured Parties to marshal assets for the benefit of such Intercompany Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of any rights or remedies under the Senior Documents. The Secured Parties are under no duty or obligation, and each Intercompany Lender hereby waives, to the extent permitted by applicable law, any right it may have to compel any Secured Party, to pursue any Intercompany Debtor or any other Obligor that may be liable for the Senior Obligations, or to enforce any Lien in any Collateral.

(c) Each Intercompany Lender hereby waives, to the extent permitted by applicable law, and releases all rights which a guarantor or surety with respect to the Senior Indebtedness could exercise.

6. Notices. All communications and notices hereunder shall be in writing and given in the manner provided in Section 14.3 of the Credit Agreement. All communications and notices to any Intercompany Lender or Intercompany Debtor shall be given to it in care of the Borrower in the manner provided in Section 14.3 of the Credit Agreement.

7. Waivers; Amendment. (a) No failure or delay by any Agent or any other Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the other Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Intercompany Lender or any Intercompany Debtor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on any Intercompany Lender or any Intercompany Debtor in any case shall entitle any Intercompany Lender or any Intercompany Debtor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agents, the Borrower and the Intercompany Lenders or Intercompany Debtors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 14.1 of the Credit Agreement, Article 8 of the New Secured Notes Indenture and Article VIII of the New Secured Convertible Notes Indenture.

8. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns permitted hereby.

(b) The Agents and the other Secured Parties shall have a full and unfettered right to assign or otherwise transfer the whole or any part of the benefit of this Agreement to any Person to whom all or a corresponding part of the Senior Obligations are assigned or transferred in accordance with the Senior Documents or pursuant to applicable law, all without impairing, abridging, releasing or affecting the subordination provided for herein.

9. Survival of Agreement. All covenants, agreements, representations and warranties made by the Intercompany Lenders and the Intercompany Debtors in this Agreement shall be considered to have been relied upon by the Agents and the other Secured Parties and shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of the Agents or any other Secured Party and notwithstanding that the Agents or any other Secured Party may have had notice or knowledge of any default hereunder or incorrect representation or warranty at the time this Agreement is executed and delivered and shall continue in full force and effect until terminated in accordance with Section 16. The provisions of Section 5 shall survive and remain in full force and effect regardless of the termination of this Agreement or any provision hereof. This Agreement shall apply in respect of the Senior Obligations notwithstanding any intermediate payment in whole or in part of the Senior Obligations and shall apply to the ultimate balance of the Senior Obligations.

10. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective as to any Intercompany Lender or Intercompany Debtor when a counterpart hereof executed on behalf of such Intercompany Lender or Intercompany Debtor shall have been delivered to the Agents and a counterpart hereof shall have been executed on behalf of the Agents and delivered to the Borrower. This Agreement shall be construed as a separate agreement with respect to each Intercompany Lender and each Intercompany Debtor and may be amended, modified, supplemented, waived or released with respect to any Intercompany Lender or Intercompany Debtor without the approval of any other Intercompany Lender or Intercompany Debtor and without affecting the obligations of any other Intercompany Lender or Intercompany Debtor hereunder.

11. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

12. Further Assurances. The Borrower, each other Intercompany Lender and each other Intercompany Debtor agrees that it will execute any and all further documents, agreements and instruments, and take all such further actions that may be required under any applicable law, or that the Agents may reasonably request for the purposes of obtaining or preserving the full benefits of the subordination provisions set forth herein and of the rights and powers herein granted, all at the expense of the Borrower or such Intercompany Lenders or such Intercompany Debtors.

13. GOVERNING LAW. The terms of Sections 14.13, 14.14 and 14.15 of the Credit Agreement, Section 11.09 of the New Secured Notes Indenture, and Section 10.9 of the New Secured Convertible Notes Indenture, as applicable, with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

14. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

15. Provisions Define Relative Rights. The subordination provisions set forth herein are intended solely for the purpose of defining the relative rights of the Intercompany Lenders and the Intercompany Debtors, on the one hand, and the Agents and the other Secured Parties, on the other, and no other Person shall have any right, benefit or other interest under these subordination provisions.

16. Termination. This Agreement and the subordination provisions set forth herein shall automatically terminate upon the Full Payment of all Senior Obligations (other than contingent obligations as to which no claim has been made), the termination of all Commitments and the termination of all Senior Documents. If all the Equity Interests in any Guarantor held by the Borrower or any other Obligor shall be sold or otherwise disposed of (including by merger or consolidation) in any transaction permitted by the Senior Documents, and as a result of such sale or other disposition such Obligor shall cease to be a Subsidiary of an Obligor, then such Obligor shall, upon effectiveness of such designation, or the consummation of such sale or other disposition, automatically be discharged and released from its obligations hereunder.

17. Additional Subsidiaries. Pursuant to the Senior Documents, certain Subsidiaries of the Borrower not a party hereto on the Closing Date are required to enter into this Agreement. Upon execution and delivery to the Agents after the date hereof by any Subsidiary of a Borrower of a counterpart signature page hereto, such Subsidiary shall become a party hereto with the same force and effect as if originally named as such herein. The execution and delivery of such a counterpart signature page shall not require the consent of any party hereto. The rights and obligations under this Agreement of each other party hereto shall remain in full force and effect notwithstanding the addition of any new Subsidiary as a party to this Agreement.

18. Agent. Notwithstanding anything herein to the contrary, the Agents shall be afforded all of the rights, protections, powers, immunities and indemnities of the Collateral Agent set forth in the Senior Documents, as if such rights, powers, immunities and indemnities were specifically set forth herein. All actions taken by the Agents hereunder shall be deemed to have been taken in reliance on the provisions of the Senior Documents. Each party hereto (other than the Agents) hereby acknowledges the appointment of the Agents pursuant to the Senior Documents. The rights, privileges, protections, immunities and benefits given to the Agents, including its right to be indemnified, are extended to, and shall be enforceable by, the Agents in each of its capacities hereunder, and to each agent, custodian and other persons employed by the Agents in accordance herewith to act hereunder. Whether or not expressly stated herein, it is understood that any reference to the Agents taking any action, making any determinations, requests, directions, consents or elections, deeming any action or document reasonable, appropriate, necessary, appropriate or satisfactory, exercising discretion, or exercising any rights or duties under this Agreement shall be pursuant to written direction in the manner provided in the Senior Documents by the Required Lenders (as defined in the Credit Agreement) and/or the Required Holders (as defined in the New Secured Notes Indenture and New Secured Convertible Notes Indenture).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the day and year first above written.

[ ]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as First Lien Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Second Lien Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Third Lien Agent

By:
Name:
Title:

Exhibit E-1

EXHIBIT E

FORM OF LANDLORD COLLATERAL ACCESS AGREEMENT

RECORDING REQUESTED BY:

Wilmington Trust, National Association

AND WHEN RECORDED MAIL TO:

Space above this line for recorder’s use only

WAIVER AND CONSENT BY REAL PROPERTY OWNER(S)

(“Waiver and Consent”)

This WAIVER AND CONSENT is made this __ day of ____________, 20__ between WILMINGTON TRUST, NATIONAL ASSOCIATION (“Wilmington Trust”), as Administrative Agent for the Lenders and Collateral Agent for the Secured Parties (as such terms are defined in the below-defined Credit Agreement) (in such capacities, together with its successors and assigns in such capacity, “Agent”), and ________________________, a _________________ _________________ (“Owner”), and affects that real property in the City or Town of ________________, County of _______________, State of _________________, fully described on Exhibit “A” attached hereto and made a part hereof by this reference, and more commonly known as ________________________________________________________ (hereinafter referred to as the “Premises”).

WHEREAS, reference is made to that certain Credit Agreement dated as of _________, 2024 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Core Scientific, Inc., a Delaware corporation, as borrower (“Borrower”), certain subsidiaries of the Borrower (such subsidiaries together with the Borrower, are referred to hereinafter each individually as an “Obligor”, and individually and collectively, jointly and severally, as the “Obligors”), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender” and, collectively, the “Lenders”), and Agent, and certain other agreements related thereto (hereinafter collectively referred to as the “Agreements”), among the Lenders, Agent, Borrower, and the Obligors, which Agreements, among other things, were given by the Obligors to Agent and the Lenders for the purpose of securing the repayment of all obligations and the performance of all duties now or hereafter owing by the Obligors to the Lenders, of every kind and description. This Waiver and Consent does not amend any of the terms of the Agreements and reference thereto is made for further particulars;

WHEREAS, by the Agreements, Agent and/or the other Lenders have loaned or have agreed to loan monies and/or extend other financial accommodations against the security of, among other collateral, certain of the Obligors’ personal property, including without limitation all of the Obligors’ inventory, accounts receivable and other receivables, books and records, equipment, furniture, furnishings, trade fixtures, machinery, tools, certain deposit accounts and other related assets, together with all additions, substitutions, replacements, and improvements to the same (hereinafter referred to as the “Goods”), which Goods are or are to be located on and may be affixed to the Premises or be improvements thereon; and

WHEREAS, [_______________] (“Tenant”), an Obligor, has leased the Premises from Owner by that certain ________________________________________________ dated ____________________ __, ____ (the “Lease”). This Waiver and Consent does not amend any of the terms of the Lease and reference thereto is made for further particulars.

Agent and Owner agree that:

1. Owner acknowledges that (i) the Lease is in full force and effect and constitutes the legal, valid and binding obligation of Owner enforceable against Owner in accordance with its terms, (ii) the Lease has not been modified, changed, altered or amended in any respect (except as disclosed to Agent), and is the only lease between Owner and the Tenant, (iii) this Waiver and Consent constitutes the legal, valid and binding obligation of Owner enforceable against the Owner in accordance with its terms, and (iv) Owner is not aware of any existing default under the Lease or any such default which would result from the execution, delivery and performance of the Agreements.

2. Owner hereby consents to the grant by the Tenant to Agent of the lien on and security interest in the Goods and recognizes Agent’s security interest in the Goods.

3. The Goods shall be and remain personal property notwithstanding the manner of their annexation to the Premises, their adaptability to the uses and purposes for which the Premises are used, or the intentions of the party making the annexation.

4. Owner hereby waives any rights which Owner may claim to have in and to the Goods, no matter how arising, including, without limitation, all rights of levy or distraint or liens for rent or other lease obligations.

5. Owner consents to the installation of the Goods on the Premises, agrees that Agent may do to and with the Goods any or all of the acts below enumerated, and grants Agent (and its agents and representatives) a right, as set forth below, to enter into possession of the Premises to do any or all of the following (the “Permitted Actions”) with respect to the Goods: assemble, have appraised, display, sever, remove, maintain, prepare for sale or lease, advertise, inspect, repair, lease, transfer, and/or sell (at public auction or private sale). Agent (or its agents or representatives) shall have the right and license to enter into and to occupy the Premises, for the purposes described above, for an actual occupancy period of up to 120 days (at Agent’s discretion), following the later of (a) Owner placing Agent (or its agents or representatives) in possession of the Premises; and (b) abandonment or surrender of the Premises by Tenant, whether voluntary or involuntary; provided, that if Agent (or its agent or representative) is prohibited by any process or injunction issued by any court, or by reason of any bankruptcy or insolvency proceeding involving Tenant, from enforcing its security interest in the Goods, the 120 day period shall commence upon termination of such prohibition. In consideration of the foregoing, Agent (or its agent or representative) agrees (to the extent not paid by the Tenant) that if Agent (or its agent or representative) occupies the Premises, Agent will pay to Owner, periodically for the use and occupancy of the Premises by Agent (or its agents or representatives) as provided above, a per diem occupancy fee (based upon base rent and the Tenant’s pro rata share of operating costs, utilities and taxes payable by the Tenant under the Lease but excluding any supplemental rent or other costs, expenses or amounts or any indemnities payable thereunder, upon default or otherwise) for each day Agent (or its agent or representative) actually uses or occupies the Premises as provided above, equivalent to the monthly rental provided for in the Lease divided by 30 for actual days of occupancy by Agent (or its agents or representatives). Any extensions of the foregoing period shall be with the written consent of Owner and at the same rate. All physical damage to the Premises caused by the removal of the Goods by Agent shall be reimbursed or repaired by Agent at its expense.

6. Owner acknowledges that at any time prior to Owner placing Agent (or its agents or representatives) in possession of the Premises, or abandonment of or surrender of the Premises by Tenant, Agent may take any or all of the Permitted Actions subject only to Agent’s and Lenders’ Agreements with the Obligors.

7. Owner agrees to give Agent notice within (a) ten days of termination of, any abandonment or surrender under, or default of any of the provisions of, the Lease (or any other circumstance which could lead to the termination of the Lease prior to the scheduled expiration date thereof), and (b) 30 days prior to any termination of the Lease or repossession of the Premises by Owner, said notice to be sent to the following address: Wilmington Trust, National Association, Loan Agency Group, 77 Upper Rock Circle, 8th Floor, Rockville, Maryland 20850, Attn: Teisha Wright, or such other address as Agent shall designate in a written notice to Owner. Agent shall have the right, without the obligation, to cure any event of default under the Lease within ten days after the receipt of such notice. Any of the foregoing done by Agent shall be effective to cure an event of default as if the same had been done by Tenant and shall not be deemed an assumption of the Lease or any of Tenant’s obligations thereunder by Agent. Owner agrees that Agent shall not have any obligations to Owner under the Lease or otherwise or any obligation to assume the Lease or any obligations thereunder.

8. This Waiver and Consent shall continue until such time as all Obligors’ obligations to Agent and the other Lenders, and expenses (including, without limitation, attorneys’ fees) incurred in connection therewith, have been paid in full and all covenants and conditions as more specifically enumerated in the Agreements have been fully performed.

9. This Waiver and Consent shall inure to the benefit of and be binding upon the successors, heirs, and assigns of Owner and Agent.

10. This Waiver and Consent or a memorandum hereof may be recorded in the real property records of the county in which the Premises are located.

11. This Waiver and Consent may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Waiver and Consent. Delivery of an executed counterpart of this Waiver and Consent by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Waiver and Consent. Any party delivering an executed counterpart of this Waiver and Consent by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Waiver and Consent but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Waiver and Consent.

12. GOVERNING LAW.

(a) THE VALIDITY OF THIS WAIVER AND CONSENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS WAIVER AND CONSENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE COURTS SITTING IN THE CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE UNITED STATES DISTRICT COURT IN THE SOUTHERN DISTRICT OF NEW YORK IN THE BOROUGH OF MANHATTAN; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE PARTIES HERETO WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS WAIVER AND CONSENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). THE PARTIES HERETO REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS WAIVER AND CONSENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN THE CITY OF NEW YORK IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT IN THE SOUTHERN DISTRICT OF NEW YORK IN THE BOROUGH OF MANHATTAN, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WAIVER AND CONSENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS WAIVER AND CONSENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS WAIVER AND CONSENT AGAINST ANY OBLIGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Consent to be executed and delivered as of the date first above written.

Dated:	____________________ __, 20__

AGENT:	WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

Address:	Wilmington Trust, National Association
Loan Agency Group
77 Upper Rock Circle, 8th Floor
Rockville, Maryland 20850
Attn: Teisha Wright

STATE OF ________________ )

) ss.

COUNTY OF ______________ )

On ____________________ before me, ______________________________, a Notary Public, appeared ____________________________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within Waiver and Consent and acknowledged to me that she/he executed the same in her/his authorized capacity, and that by her/his signature on the Waiver and Consent, the entity upon behalf of which the person acted, executed the Waiver and Consent.

[I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.]1

WITNESS my hand and official seal.

Notary Public              (Seal)

Name (Typed or Printed)

[1]	To be included if recorded in California.

Dated:	____________________ __, 20__

OWNER:	[NAME OF OWNER,
a_______________________]

By:
Name:
Title:

Address:

Attn:
Fax No.:

STATE OF _____________ )

     ) ss.

COUNTY OF ___________ )

On ____________________ before me, ______________________________, a Notary Public, appeared ____________________________________________________ personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within Waiver and Consent and acknowledged to me that she/he executed the same in her/his authorized capacity, and that by her/his signature on the Waiver and Consent, the entity upon behalf of which the person acted, executed the Waiver and Consent.

[I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.]2

WITNESS my hand and official seal.

Notary Public         (Seal)

Name (Typed or Printed)

[2]	To be included if recorded in California.

Schedule 1

Excluded Accounts

[Redacted]

Schedule 1-1

Schedule 2

List of Immaterial Subsidiaries

None.

Schedule 2-1

Schedule 3

Conditions Subsequent

1.

As soon as reasonably practicable but in no event later than thirty (30) days after the Issue Date (or such later date as the Required Lenders as defined under the Senior Credit Facility may agree to in writing (including via email)), the Collateral Agent shall have received certificates of insurance for the insurance policies carried by the Guarantors, all in compliance with the Notes Documents, with each of the Guarantors’ property and liability insurance policies endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured and/or loss payee, in form and substance reasonably satisfactory to the Required Lenders as defined under the Senior Credit Facility.

2.

As soon as reasonably practicable, but in no event later than thirty (30) days after the Issue Date (or such later date as the Required Lenders as defined under the Senior Credit Facility may agree to in writing (including via email)), the Guarantors shall have delivered duly executed Control Agreements in respect of each Deposit Account, Security Account and Commodity Account other than any Excluded Accounts.

3.

As soon as reasonably practicable, but in no event later than thirty (30) days after the Issue Date (or such later date as the Required Lenders as defined under the Senior Credit Facility may agree to in writing (including via email)) the Guarantors shall have used commercially reasonable efforts to obtain and deliver duly executed Landlord Collateral Access Agreements in favor of Collateral Agent for any property leased by an Obligor.

4.

As soon as reasonably practicable, but in no event later than forty-five (45) days after the Issue Date (or such later date as the Required Lenders as defined under the Senior Credit Facility may agree to in writing (including via email)) the Guarantors shall have delivered duly executed Mortgages in favor of Collateral Agent to perfect the Liens on any Real Property Collateral and evidence that (i) counterparts of the Mortgages have been duly executed, acknowledged and delivered and such Mortgages are in form suitable for filing or recording in the real property records of the county or jurisdiction in which the applicable Real Property is located in order to create a valid Lien on the collateral described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and (ii) all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable governmental authorities or have otherwise been paid or provided in accordance with the applicable law.

5.

As soon as reasonably practicable, but in no event later than forty-five (45) days after the Issue Date (or such later date as the Required Lenders as defined under the Senior Credit Facility may agree to in writing (including via email)) the Guarantors shall have delivered an opinion of local counsel for the Guarantors in each state in which the Real Property Collateral is located, with respect to the enforceability and perfection of each applicable Mortgage in form and substance reasonably satisfactory to the Required Lenders as defined under the Senior Credit Facility.

6.

As soon as reasonably practicable, but in no event later than ten (10) Business Days after the Issue Date (or such later date as may be agreed to by the Required Lenders as defined under the Senior Credit Facility), the Guarantors shall deliver or cause to be delivered, to the collateral agent under the Senior Credit Facility, the original signatures of each of the parties to the Global Intercompany Note and the Allonge thereto; provided, that, an executed PDF version shall be delivered as a condition precedent to the Issue Date.

7.

As soon as reasonably practicable, but in no event later than thirty (30) days after the Issue Date (or such later date as may be agreed to by the Required Lenders as defined under the Senior Credit Facility), the Issuer shall have closed such accounts held at Bank of America, ending in x6673 and x6786.

8.

As soon as reasonably practicable, but in no event later event than five (5) Business Days after the Issue Date (or such later date as may be agreed to by the Required Lenders as defined under the Senior Credit Facility), the Guarantors shall deliver or cause to be delivered the certificate of dissolution Core Scientific Mining LLC.

Schedule 3-1